                                                         Registration No. 333-

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           FIRST AMERICAN CORPORATION
             (Exact name of Registrant as specified in its charter)


           TENNESSEE                             6711                          62-079975
(State or other jurisdiction of       Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)       (Classification Code Number)         Identification No.)

                              FIRST AMERICAN CENTER
                         NASHVILLE, TENNESSEE 37237-0700
                                 (615) 748-2000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                     MARY NEIL PRICE, ESQ., GENERAL COUNSEL
                           FIRST AMERICAN CORPORATION
                              FIRST AMERICAN CENTER
                         NASHVILLE, TENNESSEE 37237-0721
                                 (615) 748-2049
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

CATHERINE COLLINS MCCOY, ESQ.                      BOB F. THOMPSON, ESQ.
       ARNOLD & PORTER                            BASS, BERRY & SIMS PLC
  555 TWELFTH STREET, N.W.                      2700 FIRST AMERICAN CENTER
WASHINGTON, D.C.  20004-1202                     NASHVILLE, TN  37238-2700
       (202) 942-5000                                 (615) 742-6200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF         AMOUNT TO BE      OFFERING PRICE PER        AGGREGATE OFFERING            AMOUNT OF
  SECURITIES TO BE REGISTERED     REGISTERED(2)           SHARE(3)                  PRICE(3)             REGISTRATION  FEE
  ---------------------------     -------------           --------                  -------              -----------------
Common Stock(1)                      925,000               $18.17                $16,807,500                $4,959

(1) Also includes associated Rights to purchase shares of the Registrant's Series A Junior preferred stock, which Rights are not currently separable from shares of Common Stock and are not currently exercisable. See "COMPARATIVE RIGHTS OF SHAREHOLDERS OF FIRST AMERICAN AND
       PEOPLES--Shareholder Rights Plan."

(2) Based upon the maximum number of shares that may be issued upon consummation of the transaction described herein.

(3) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, on the basis of the book value of $67.23 per share of common stock, par value $2.00 per share, of Peoples Bank as of June 30, 1998. The proposed maximum aggregate offering price per share has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  PEOPLES BANK
                              601 HIGHWAY 46, SOUTH
                                DICKSON, TN 37056
                                 (615) 446-9091


                                                                 August __, 1998

Dear Shareholder:

         We are pleased to enclose your Notice of Special Meeting and Prospectus/Proxy Statement for the Special Meeting of Shareholders of Peoples Bank ("Peoples") to be held on September 24, 1998 at 7:00 pm, local time, at the main office of Peoples, 601 Highway 46, South, Dickson, Tennessee 37056 (the "Special Meeting").

         At the Special Meeting you will be asked to consider and vote on a proposed merger of First American Interim Bank ("Interim Bank"), a Tennessee state-chartered bank and wholly-owned subsidiary of First American Corporation ("First American"), a Tennessee corporation, with and into Peoples, a Tennessee banking corporation. By virtue of that proposed merger, each share of Peoples common stock, par value $2.00 per share ("Peoples Common Stock"), outstanding immediately prior to the time that the proposed merger of Interim Bank and Peoples is completed, except as provided in the Agreement and Plan of Merger, dated as of April 21, 1998, by and between Peoples and First American (the "Agreement"), will be exchanged for 3.70 shares of common stock of First American, par value $2.50 per share ("First American Common Stock") (the proposed merger and share exchange, collectively, are the "Merger"). First American is headquartered in Nashville, Tennessee. As of June 30, 1998, First American had banking operations in Tennessee, Mississippi, Louisiana, Arkansas, Virginia and Kentucky, and had consolidated assets of about $19.1 billion, deposits of about $13.6 billion and shareholders' equity of about $1.6 billion.

         First American Common Stock is listed and traded on the New York Stock Exchange under the symbol "FAM." The closing price of First American Common Stock in composite trading on August __, 1998 was $____ per share, as reported in The Wall Street Journal. Peoples Common Stock is neither listed nor publicly traded.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS A VOTE "FOR" THE MERGER. The proposed Merger has been approved by the Peoples Board of Directors (the "Peoples Board") as being in the best interest of Peoples and its shareholders. The Peoples Board reached this decision after careful consideration of a number of factors. The enclosed Prospectus/Proxy Statement contains more detailed information concerning the Peoples Board's decision and the Merger. We urge you to consider it carefully.

         Approval of the Merger is subject to certain conditions, including the approval of the Merger by various regulatory agencies. In addition, the affirmative vote of the holders of a majority of Peoples Common Stock entitled to vote thereon (and with no more than 5% of such holders dissenting pursuant to applicable Tennessee law) is required to approve the Agreement. Peoples and First American intend to consummate the Merger by October 1, 1998.

         IT IS VERY IMPORTANT THAT YOUR SHARES ARE VOTED AT THE SPECIAL MEETING, REGARDLESS OF WHETHER YOU ATTEND IN PERSON. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE AGREEMENT. PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ENVELOPE.

         IF YOU VOTE TO APPROVE THE AGREEMENT, WE ASK THAT YOU SEND THE CERTIFICATE OR CERTIFICATES REPRESENTING YOUR SHARE(S) OF PEOPLES COMMON STOCK TO THOMAS HAYES AT PEOPLES. Your certificates will be held by Peoples pending the completion of the Merger. Certificates representing the shares of First American Common Stock you are entitled to receive as a result of the Merger will be sent to you as soon as practicable following completion of the Merger. If the Merger is not completed for any reason, Peoples will return your Peoples certificates to you. If you do not send in your Peoples certificates and the Merger is completed, you will be provided information after the Merger describing the procedure to be followed to exchange your Peoples certificates for First American certificates. You will not receive any certificates for First American Common Stock until you have surrendered your Peoples certificates.

         IF YOU WISH TO EXERCISE DISSENTERS' RIGHTS WITH RESPECT TO THE MERGER (SEE "ADDITIONAL INFORMATION -- DISSENTERS' APPRAISAL RIGHTS"), YOU SHOULD NOT SEND YOUR PEOPLES CERTIFICATES TO PEOPLES AT THIS TIME.

         In order to make sure that your vote is represented, indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the meeting in person, you may revoke your proxy at the Special Meeting and vote in person.

                                       Sincerely,



                                       Thomas Hayes
                                       President and Chief Executive Officer

--------------------------------------------------------------------------------
       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS OR OTHER GOVERNMENTAL AGENCY HAVE APPROVED THE FIRST AMERICAN COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS/PROXY STATEMENT OR DETERMINED IF THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------





                   Prospectus/Proxy Statement dated August __,
           1998 and first mailed to shareholders on August __, 1998.

                                  PEOPLES BANK
                              601 HIGHWAY 46, SOUTH
                                DICKSON, TN 37056
                                 (615) 446-9091




                     NOTICE OF SPECIAL SHAREHOLDERS' MEETING

                        To be held on September 24, 1998

TO THE SHAREHOLDERS OF
PEOPLES BANK:


         NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders of Peoples Bank ("Peoples") will be held at the main office of Peoples, 601 Highway 46, South, Dickson, Tennessee 37056, on September 24, 1998 at 7:00 pm, local time, (the "Special Meeting") for the purpose of considering and voting upon the following matters:

1. Approval and adoption of the Agreement and Plan of Merger (the "Agreement"), dated as of April 21, 1998, by and between Peoples, a Tennessee banking corporation, and First American Corporation ("First American"), a Tennessee corporation, a copy of which is included as Appendix A to the accompanying Prospectus/Proxy Statement and incorporated by reference herein, and the related Merger Agreement attached as Annex 1 thereto, between Peoples and First American Interim Bank ("Interim"), a wholly owned Tennessee state-chartered bank subsidiary of First American. Interim will be merged with and into Peoples, and each outstanding share of common stock of Peoples ("Peoples Common Stock"), par value $2.00 per share, will be exchanged for 3.70 shares of common stock of First American, par value $2.50 per share, plus an associated right to purchase shares of First American's Series A Junior Preferred Stock, and cash in lieu of any fractional share determined in accordance with the terms of the Agreement (the merger and share exchange, collectively, are the "Merger").

2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         Only holders of record of Peoples Common Stock at the close of business on August 15, 1998, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements of the Special Meeting.

         All shareholders are cordially invited to attend the Special Meeting. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Prospectus/Proxy Statement accompanying this notice for more complete information regarding the Merger and the Special Meeting.

         Under Section 45-2-1309 of the Tennessee Banking Act (the "TBA"), holders of Peoples Common Stock who comply with Chapter 23 of the Tennessee Business Corporation Act (the "TBCA") will have the right to dissent from the Merger and to obtain payment of the fair value of their shares. A copy of Chapter 23 of the TBCA is attached as Appendix C to the accompanying Prospectus/Proxy Statement. Please see the section entitled "ADDITIONAL INFORMATION--Dissenters' Appraisal Rights" in the attached Prospectus/Proxy Statement for a discussion of the procedures to be followed in asserting these dissenters' rights.

                                       BY ORDER OF THE BOARD OF DIRECTORS




                                       Thomas Hayes
                                       President and Chief Executive Officer

August    , 1998


PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN
                         TO ATTEND THE SPECIAL MEETING.

THE BOARD OF DIRECTORS OF PEOPLES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
                         FOR APPROVAL OF THE AGREEMENT.

                              QUESTIONS AND ANSWERS
                  ABOUT THE FIRST AMERICAN/PEOPLES TRANSACTION


Q:       WHY IS PEOPLES CHOOSING TO COMBINE WITH FIRST AMERICAN?

A: We believe that combining with First American will enhance opportunities for profitable growth, thus providing you with substantial benefits. We also believe that by combining with the fourth largest financial services institution, measured by total assets, in the mid-south region of the United States, we will better serve our customers' increasingly diversified financial services needs and desire for banking convenience and flexibility. Furthermore, the resources and capital First American offers will provide an enhanced ability to compete in the changing and competitive financial services industry. Moreover, with First American, we believe that we can still provide a local, familiar and trustworthy face to our customers because of First American's history of outstanding service in Middle Tennessee and because of the proximity of its corporate headquarters to Peoples.

Q:       AS A PEOPLES SHAREHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: You will have the right to receive 3.70 shares of First American Common Stock in exchange for each share of Peoples Common Stock you own. However, First American won't issue any fractional shares. Instead, you will receive an amount of cash for any fraction of a share based on the market value of First American Common Stock over a period close to the date the Merger is completed.

         Example: If you own one share of Peoples Common Stock, upon completion of the Merger you'll have the right to receive three shares of First American Common Stock and a check for the market value of 0.7 of a share of First American Common Stock.

Q:       WHAT HAPPENS AS THE MARKET PRICE OF FIRST AMERICAN COMMON STOCK
         FLUCTUATES?

A: The exchange ratio is fixed at 3.70. Since the market value of First American Common Stock will fluctuate before and after the closing of the Merger, the value of the stock Peoples shareholders will receive in the Merger will fluctuate as well and could decrease.

Q:       WHAT HAPPENS TO MY DIVIDENDS IN THE FUTURE?

A: After the Merger, First American expects to pay $.25 per share, the amount First American has recently paid as a regular quarterly cash dividend to its shareholders. While the board of directors of First American ("First American Board") currently expects to pay those dividends, it can't assure these payments. The First American Board will use its discretion to decide whether and when to declare dividends and in what amount, and it will consider all relevant factors in doing so.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the Merger by October 1, 1998. The Merger must be approved by the Peoples shareholders. We have already received all required regulatory approvals, which include approval of the Federal Reserve Board and the Commissioner of Financial Institutions of the State of Tennessee.

Q: AS A PEOPLES SHAREHOLDER, WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ME?

A: We expect that for U.S. federal income tax purposes, your exchange of shares of Peoples Common Stock for shares of First American Common Stock by virtue of the Merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received instead of fractional shares. This tax treatment won't apply to you if you dissent from the Merger under Tennessee law.

         We provide a more detailed review of the U.S. federal income tax consequences of the Merger at page [ ] of this document.

Q: AS A PEOPLES SHAREHOLDER, DO I HAVE TO ACCEPT FIRST AMERICAN COMMON STOCK IN EXCHANGE FOR MY PEOPLES SHARES IF THE MERGER IS APPROVED?

A: No. If you are a Peoples shareholder and you follow the procedures prescribed by Tennessee law, you may dissent from the Merger and have the fair value of your stock appraised by a court and paid in cash. If you follow those procedures, you won't receive First American Common Stock. The fair value of your Peoples Common Stock, determined in the manner prescribed by Tennessee law, will be paid to you in cash. That amount could be more or less than the market value of the First American Common Stock at the time the Merger is consummated. For a more complete description of these dissenters' rights, see page [ ] of this document.

Q:       WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the Merger. If you don't vote on the Merger or if you abstain, the effect will be a vote against the Merger.

         Tennessee law permits you to dissent from the Merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including filing certain notices with us and refraining from voting your shares in favor of the Merger. If you execute a proxy card and desire to effect your appraisal rights, you must mark the proxy card "Against" the proposal relating to the Merger because if the proxy card is left blank, it will be voted "For" the proposal relating to the Merger. If you dissent from the Merger, your shares of Peoples Common Stock will not be exchanged for shares of First American Common Stock in the Merger, and your only right will be to receive the appraised value of your shares in cash. We provide more detailed instructions about dissenting from the Merger on page [____]. If shareholders owning more than 5% of the outstanding shares of Peoples Common Stock dissent from the Merger, First American may elect to not proceed with the transaction.

         The Special Meeting will take place on September 24, 1998. You are invited to the Special Meeting to vote your shares in person, rather than signing and mailing your proxy card. If you do sign your proxy card, you can take back your proxy up to and including the date of your shareholders' meeting and either change your vote or attend the Special Meeting and vote in person. We provide more detailed instructions about voting on page [ ].

         THE BOARD OF DIRECTORS OF PEOPLES UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE PROPOSED MERGER.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Only if you provide instructions on how your broker should vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instructions from you to your broker, your shares will not be voted and this will effectively be a vote against the Merger.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: Yes. If you vote in favor of the Merger, we ask that you send your Peoples stock certificates to Peoples Bank to the attention of Mr. Thomas Hayes at the address listed below. Peoples will hold your stock certificates in escrow until the Merger is completed. If for any reason the Merger is not completed, your Peoples stock certificates will be returned to you. However, if you vote against the Merger and wish to preserve your dissenters' rights you should continue to hold your Peoples stock certificates.

         After the Merger is completed, First American will send you written instructions on how to exchange your People Common Stock for First American Common Stock if you do not send in your Peoples stock certificates prior to the Special Meeting.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have more questions about the Merger, you should contact:

                                  Peoples Bank
                              601 Highway 46, South
                                Dickson, TN 37056
                             Attention: Thomas Hayes
                          Phone Number: (615) 446-9091

                                TABLE OF CONTENTS

                                                         SUMMARY
                                                                                                                       Page
                                                                                                                       ----

The Companies........................................................................................................... 1
         First American Corporation..................................................................................... 1
         Peoples Bank................................................................................................... 1
Peoples' Reasons for the Merger......................................................................................... 1
The Shareholders' Meetings.............................................................................................. 1
Peoples' Recommendation to Shareholders................................................................................. 1
Record Date; Voting Power............................................................................................... 1
Vote Required........................................................................................................... 1
The Merger.............................................................................................................. 1
         Conditions to Completion of the Merger......................................................................... 1
         Termination of the Agreement................................................................................... 2
         Federal Income Tax Consequences................................................................................ 2
         Accounting Treatment........................................................................................... 2
         Accounting Treatment........................................................................................... 2
         Opinion of Peoples' Financial Advisor.......................................................................... 2
         Board of Directors and Management of First American Following the Merger....................................... 2
         Interests of Other Persons in the Merger That are Different from Yours......................................... 3
         Dissenters' Appraisal Rights................................................................................... 3
         Regulatory Approvals........................................................................................... 3
         Termination Fee................................................................................................ 3
         Comparative Per Share Market Price Information................................................................. 3
         Forward-Looking Statements May Prove Inaccurate................................................................ 3
Comparative Unaudited Per Share Data.................................................................................... 4
Selected Financial Data................................................................................................. 6
         Selected Historical Financial Data of First American........................................................... 6
         Selected Historical Financial Data of Peoples.................................................................. 7
Unaudited Pro Forma Combined Condensed Financial Information............................................................ 8
Pro Forma Combined Condensed Balance Sheet.............................................................................. 9
Pro Forma Combined Condensed Income Statement...........................................................................10
Notes to Unaudited Pro Forma Combined Condensed Financial Information...................................................15

                                              THE PEOPLES SPECIAL MEETINGS

General.................................................................................................................16
Proxies.................................................................................................................16
Solicitation of Proxies.................................................................................................16
Record Date and Voting Rights...........................................................................................16
Dissenters' Rights......................................................................................................17
Recommendation of the Peoples Board.....................................................................................17

                                                       THE MERGER

Description of the Merger...............................................................................................18
Background of the Merger................................................................................................19
Reasons of Peoples for the Merger.......................................................................................19
Opinion of Peoples' Financial Advisor...................................................................................20
Acquisition Comparison Analysis.........................................................................................20
Adjusted Net Asset Value Analysis.......................................................................................21
Discounted Earnings Analysis............................................................................................21
Specific Acquisition Analysis...........................................................................................21
The Effective Time......................................................................................................22
Exchange of Certificates................................................................................................22
Conduct of Business Prior to the Merger and Other Covenants.............................................................23
Conditions to the Merger................................................................................................23
Termination of the Agreement............................................................................................25
Termination Fee.........................................................................................................25
Expenses................................................................................................................26
Certain Federal Income Tax Consequences.................................................................................26
Interests of Certain Persons in the Merger..............................................................................27
Accounting Treatment....................................................................................................28
Regulatory Matters......................................................................................................28
Restrictions on Resales by Affiliates...................................................................................28

                                                                                                                       Page
                                                                                                                       ----

                                              INFORMATION ABOUT OUR COMPANIES

Information About First American........................................................................................30
         General........................................................................................................30
         Pending Acquisitions...........................................................................................30
Information About Peoples...............................................................................................30
Management and Operations After the Merger..............................................................................31
Price Range of Common Stock and Dividends...............................................................................31
         Market Prices..................................................................................................31
         Dividends......................................................................................................32
Supervision and Regulation of First American and Peoples................................................................32
         General........................................................................................................32
         Capital and Operational Requirements...........................................................................33
         Enforcement Powers of the Banking Agencies.....................................................................34
First American Capital Stock............................................................................................35
         First American Common Stock....................................................................................35
         First American Preferred Stock.................................................................................35
Comparative Rights of Shareholders of First American and Peoples........................................................36
         Board of Directors.............................................................................................36
         Business Combination Provisions................................................................................36
         Shareholder Rights Plan........................................................................................37
         Dissenters' Appraisal Rights...................................................................................39
         Consideration of Non-Shareholder Interests by Board of Directors...............................................39
         Certain Purchases of the Corporation's Securities..............................................................39
         Taxation of Dividends..........................................................................................39
         Indemnification................................................................................................39
         Amendments to Articles of Incorporation and Bylaws.............................................................40

                                           ADDITIONAL INFORMATION ABOUT PEOPLES

Business of Peoples.....................................................................................................41
Management's Discussion and Analysis of Financial Condition and Results of Operations...................................42
         General........................................................................................................42
         Summary........................................................................................................42
         Gross Interest Margin..........................................................................................42
         Liquidity and Interest Rate Sensitivity Management.............................................................45
         Loans and Loan Quality.........................................................................................45
         Capital Resources, Capital and Dividends.......................................................................46
         Results of Operations..........................................................................................47
         Impact of Recently Issued Accounting Standards on the Financial
              Statements when Adopted in Future Period..................................................................48
         Year 2000 Compliance Task Force................................................................................49
         Financial Ratios...............................................................................................49
Supervision and Regulation..............................................................................................49
Security Ownership of Management........................................................................................49

                                                   ADDITIONAL INFORMATION

Dissenters' Appraisal Rights............................................................................................51
Legal Opinion...........................................................................................................51
Experts.................................................................................................................51
Other Matters...........................................................................................................52
Where You Can Find More Information.....................................................................................52
Cautionary Statement Concerning Forward-Looking Information.............................................................53

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OF PEOPLES BANK AND SUBSIDIARIES........................................................................................F-1

                                                        APPENDICES

APPENDIX A        AGREEMENT AND PLAN OF MERGER..........................................................................A-1
APPENDIX B        OPINION OF PROFESSIONAL BANK SERVICES, INC............................................................B-1
APPENDIX C        CHAPTER 23 OF THE TENNESSEE BUSINESS CORPORATION ACT..................................................C-1

                                     SUMMARY

         This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred you in order to understand fully the Merger and to obtain a more complete description of the legal terms of the Merger. See "ADDITIONAL INFORMATION--Where You Can Find More Information" (page [ ]). Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGE ____)

FIRST AMERICAN CORPORATION
First American Center
Nashville, Tennessee 37237-0700
(615) 748-2000

First American is incorporated in Tennessee and is a federal bank holding company. First American provides banking and other financial services. These banking services are provided in Tennessee, Mississippi, Louisiana, Arkansas, Virginia and Kentucky. First American's principal assets are the stock of its subsidiaries. As of June 30, 1998, its total assets were about $19.1 billion, its deposits were about $13.6 billion and shareholders' equity was about $1.6 billion.

PEOPLES BANK
601 Highway 46, South
Dickson, Tennessee 37056
(615) 446-9091

Peoples is a Tennessee state-chartered bank. Peoples operates six banking offices in Dickson and Houston Counties, Tennessee. As of June 30, 1998, our total assets were about $136 million, our deposits were about $119 million and shareholders' equity was about $16.8 million.

PEOPLES' REASONS FOR THE MERGER (PAGE     )

Peoples proposes to merge with First American because we believe that by combining with them we will be able to provide you with substantial benefits and better serve our customers. We think that by combining with First American we can create a company with enhanced financial performance and expanded opportunities for profitable growth. We believe that First American's presence throughout the Middle Tennessee region and its diversified financial services will provide our customers with more convenient access to full-service banks and will enhance our financial service capabilities in order to compete in the changing and competitive financial services industry.

To review the background of, and reasons for, the Merger in greater detail, please see pages [_____________________ through ____________________.]

THE SHAREHOLDERS' MEETING (PAGE     )

The Peoples Special Meeting will be held at the main office of Peoples, 601 Highway 46, South, Dickson, Tennessee 37056, on September 24, 1998 at 7:00 pm. At the Special Meeting, Peoples shareholders will be asked to approve the Agreement.

PEOPLES' RECOMMENDATION TO SHAREHOLDERS (PAGES     AND    )

The Peoples Board believes that the Merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the Agreement.

RECORD DATE; VOTING POWER (PAGES     AND    )

You can vote at the Special Meeting if you owned Peoples Common Stock as of the close of business on August 15, 1998, the record date. On that date, 250,000 shares of Peoples Common Stock were outstanding and therefore are allowed to vote at the Special Meeting. You will be able to cast one vote for each share of Peoples common stock you owned on August 15, 1998.

VOTE REQUIRED (PAGES     AND    )

In order for the Merger to be approved, Peoples shareholders holding a majority of the outstanding shares of Peoples Common Stock on the record date must vote in favor of the Merger.

Directors owning more than 32% of the outstanding shares of Peoples Common Stock have agreed to vote their shares in favor of the Merger.

THE MERGER (PAGE    )

We have attached the Agreement to this Prospectus/Proxy Statement as Appendix A. We encourage you to read the Agreement. It is the legal document that governs the Merger.

THE EXCHANGE RATIO

In the Merger, each outstanding share of Peoples Common Stock will be converted into 3.70 shares of First American Common Stock.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE   )

The completion of the Merger depends on a number of conditions being met, including the following:

1. Peoples shareholders approving the Merger, and the holders of not more than 5% of the outstanding shares of Peoples Common Stock dissenting from the Merger;

2. The New York Stock Exchange (the "NYSE") having approved for listing the shares First American will issue to Peoples shareholders by virtue of the Merger;

3. receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

4. the absence of any governmental order blocking completion of the Merger, or of any proceedings by a government body trying to block it;

5. receipt of an opinion of Peoples' counsel that the U.S. federal income tax treatment of Peoples shareholders, Peoples and First American in the Merger will generally be as we've described it to you in this document; and

6. receipt of a letter from First American's independent public accountants stating that the Merger will qualify for "pooling of interests" accounting treatment.

In cases where the law permits, a party to the Agreement could elect to waive a condition that has not been satisfied and complete the Merger although it is entitled not to. We can't be certain whether or when any of the conditions we've listed will be satisfied (or waived, where permissible), or that the Merger will be completed.

TERMINATION OF THE AGREEMENT (PAGE    )

First American and Peoples can mutually agree at any time to terminate the Agreement without completing the Merger, even if the Peoples shareholders have already voted to approve it. Also, First American can terminate the Agreement if the Peoples Board withdraws, or modifies in any way adverse to First American, its recommendation that Peoples shareholders approve the Merger.

Moreover, either First American or Peoples can terminate the Agreement in the following circumstances:

1. after a final decision by a governmental authority to prohibit the Merger, or after the rejection of an application for a governmental approval required to complete the Merger;

2. if the Merger isn't completed by December 31, 1998, so long as the terminating party did not materially breach its obligations under the Agreement in a manner that caused the Merger not to be completed by that date;

3.   if the Peoples shareholders don't approve the Merger; or

4. if the other party violates, in a significant way, any of its representations, warranties or obligations under the Agreement.

Generally, a party can only terminate the Agreement in one of the preceding four situations if that party isn't in violation of the Agreement or if its violations of the Agreement aren't the cause of the event permitting termination.

FEDERAL INCOME TAX CONSEQUENCES (PAGE    )

We have structured the transaction with the intent that First American, Peoples and Peoples' shareholders won't recognize any gain or loss for U.S. federal income tax purposes in the Merger, except in connection with cash received instead of fractional shares by Peoples shareholders. We have conditioned the merger on the receipt of a legal opinion that this will be the case, but these opinions won't bind the Internal Revenue Service, which could take a different view.

This tax treatment may not apply to certain Peoples shareholders, including the
types of Peoples shareholders discussed on page    and will not apply to any
Peoples shareholder who dissents from the Merger under Tennessee law. Determining the actual tax consequences of the Merger to you can be complicated. They will depend on your specific situation and many VARIABLES not within our control. You should consult your own tax advisor for a full understanding of the Merger's tax consequences.

ACCOUNTING TREATMENT (PAGE    )

We expect the Merger to qualify as a pooling of interests, which means that, for accounting and financial reporting purposes, we will treat First American and Peoples as if they had always been one company. We have conditioned the Merger on the receipt of a letter from First American's independent public accountants that the Merger will qualify as a pooling of interests and a letter from Peoples' independent accountants, indicating that they have examined certain financial information with respect to Peoples (as required by the terms of the Agreement) and making such representations and giving such assurances as are required by the terms of the Agreement.

OPINION OF PEOPLES' FINANCIAL ADVISOR (PAGES     AND    )

In deciding to approve the Merger, the Peoples Board considered the opinion of its financial advisor, Professional Bank Services, Inc. ("PBS"), that as of the date of the opinion the exchange ratio was fair from a financial point of view to Peoples' shareholders. We have attached this opinion, along with a letter dated the date of this Prospectus/Proxy Statement in which PBS reaffirms its opinion, as Appendix B to this document. You should read it carefully.

BOARD OF DIRECTORS AND MANAGEMENT OF FIRST AMERICAN FOLLOWING THE MERGER
(PAGE    )

The Board of Directors and executive officers of First American immediately prior to the Merger shall continue to hold such positions following the Merger.

The name of Peoples after the Merger shall continue to be Peoples unless otherwise determined by First American. After the Merger, the Board of Directors and officers of Peoples shall be named by First American. First American currently anticipates that Peoples will be merged into First American National Bank ("FANB"), a national banking association of which First American is the sole shareholder, by the middle of 1999.

INTERESTS OF OTHER PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS
(PAGE    )

Mr. Thomas Hayes, who is Peoples' President and Chief Executive Officer and a director of Peoples, will be employed by FANB after the Merger.

Mr. Hayes will enter into an employment agreement with FANB that will become effective upon completion of the Merger. During the term of his agreement, Mr. Hayes will receive an annual base salary of no less than $165,000 and a bonus of no more than $27,500 payable on or before December 31, 1998.

Please refer to pages [ ] to [ ] for more information concerning this employment agreement.

Members of the Peoples Board and Peoples' officers also are entitled to indemnification and liability insurance under the Agreement.

Please refer to page [ ] for more information concerning severance and employment arrangements for current Peoples employees after the Merger.

DISSENTERS' APPRAISAL RIGHTS (PAGE    )

Tennessee law permits you to dissent from the Merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including the filing of certain notices with us and refraining from voting your shares in favor of the Merger. If you dissent from the Merger, your shares of Peoples Common Stock will not be exchanged for shares of First American Common Stock in the Merger, and your only right will be to receive the appraised value of your shares in cash. That amount could be more or less than the market value of First American Common Stock at the time of completion of the Merger.

REGULATORY APPROVALS (PAGE    )

We can't complete the Merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. The U.S. Department of Justice has input into the Federal Reserve Board's approval process. Federal law requires us to wait for up to 30 days before completing the Merger after the Federal Reserve Board has approved it. The Merger also requires the approval of the Federal Deposit Insurance Corporation ("FDIC") and the Department of Financial Institutions of the State of Tennessee (the "Department").

As of the date of this Prospectus/Proxy Statement, we have already received the required approvals of the Federal Reserve Board, the FDIC and the Department and all required waiting periods have expired.

TERMINATION FEE (PAGE   )

Under certain circumstances, if First American terminates the Agreement by reason of certain actions or omissions on the part of Peoples, or if Peoples terminates the Agreement and has taken certain actions regarding a possible transaction with a third party which would result in such third party acquiring a significant portion of the assets or securities of Peoples, Peoples may be required to pay First American liquidated damages in the amount of $2 million.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE    )

Shares of First American are quoted on the NYSE. Shares of Peoples are neither listed nor publicly traded. On April 20, 1998, the last full trading day prior to the public announcement of the Merger, First American stock closed at $52.38
per share. On August   , 1998, First American stock closed at [$     ] per
share.

Based on the exchange ratio in the merger, which is 3.70, the market value of the consideration that Peoples shareholders will receive in the Merger for each share of Peoples Common Stock would be $193.79 based on First American's April
20, 1998 closing price and [$      ] based on First American's August   , 1998
closing price. Of course, the market price of First American Common Stock will fluctuate prior to and after completion of the Merger, while the exchange ratio is fixed. You should obtain current stock price quotations for First American Common Stock.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE    )

We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of First American's operations or performance after the Merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of First American after the Merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

1.   legal and regulatory risks and uncertainties;

2. economic, political and competitive forces affecting our businesses, markets, constituencies or securities;

3. the risk that our analyses of these risks and forces could be incorrect, or that the strategies we've developed to deal with them may not succeed.

                      COMPARATIVE UNAUDITED PER SHARE DATA

         The following table shows information about our companies' income per share, dividends per share and book value per share, and similar information reflecting the Merger and First American's acquisitions of The Middle Tennessee Bank ("MTB"), Pioneer Bancshares, Inc. ("PIONEER") and CSB Financial Corp. ("CSB") (collectively, the "PROPOSED TRANSACTIONS") (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed the Proposed Transactions were completed at the beginning of those periods.

         In connection with the Merger, First American will exchange 3.70 shares of First American Common Stock for each of the 250,000 outstanding shares of Peoples Common Stock. In connection with its acquisition of MTB, First American will exchange 7.768 shares of First American Common Stock for each of the 150,000 outstanding shares of common stock of Peoples ("MTB COMMON STOCK"). In connection with its acquisition of CSB, First American will exchange 9.7071 shares of First American Common Stock for each of the 84,946 outstanding shares of common stock of CSB ("CSB COMMON STOCK"). In connection with its acquisition of Pioneer, First American will exchange 1.65 shares of First American Common Stock for each of the 3,759,912 outstanding shares of Pioneer ("PIONEER COMMON STOCK").

         In presenting the comparative pro forma information, we also assumed that we will treat the companies as if they had always been combined for accounting and financial reporting purposes (a method which is referred to as the "pooling of interests" method of accounting).

         The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 3.70. It is intended to reflect the fact that Peoples shareholders will be receiving more than one share of First American Common Stock for each share of Peoples Common Stock exchanged in the Merger.

         We expect that we will incur restructuring and merger-related expenses as a result of the Proposed Transactions. We also anticipate that the Proposed Transactions will provide financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma information, except for the pro forma combined condensed balance sheet. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information we've set forth for the six-month period ended June 30, 1998 doesn't indicate what the results will be for the full 1998 fiscal year.

         The information in the following table is based on the historical financial information of First American that has been presented in its prior Securities and Exchange Commission filings, the historical financial information of Peoples that is included at the back of this Prospectus/Proxy Statement and the historical financial information of MTB, Pioneer and CSB. First American's financial information has been incorporated into this Prospectus/Proxy Statement by reference. See "ADDITIONAL INFORMATION--Where You Can Find More Information" on page [ ].

                                                                AT OR FOR THE    AT OR FOR THE YEARS ENDED DECEMBER 31
                                                              SIX MONTHS ENDED   -------------------------------------
                                                                JUNE 30, 1998     1997(A)        1996(A)      1995(A)
                                                               ---------------    -------        -------      -------
FIRST AMERICAN COMMON STOCK
Income from continuing operations per common share
    Basic:
       Historical                                                 $    0.77      $    2.23      $   1.96      $   1.73
       Pro Forma - Peoples                                             0.77           2.23          1.97          1.73
       Pro Forma - Proposed Transactions (b)                           0.66           2.19          1.93          1.70
    Diluted:
       Historical                                                 $    0.75      $    2.18      $   1.93      $   1.70
       Pro Forma - Peoples                                             0.75           2.19          1.94          1.70
       Pro Forma - Proposed Transactions (b)                           0.65           2.15          1.91          1.67
Cash dividends declared per common share:
       Historical                                                 $    0.45      $    0.76      $   0.61      $   0.53
       Pro Forma - Peoples                                             0.45           0.73          0.60          0.50
       Pro Forma - Proposed Transactions (b)                           0.43           0.72          0.60          0.49
Book value per common share as of end of period:
       Historical                                                 $   14.59      $   14.56
       Pro Forma - Peoples                                            14.60          14.58
       Pro Forma - Proposed Transactions (b)                          14.73          14.77


                                                                AT OR FOR THE    AT OR FOR THE YEARS ENDED DECEMBER 31
                                                              SIX MONTHS ENDED   -------------------------------------
                                                                JUNE 30, 1998      1997           1996         1995
                                                               ---------------    -------        -------      -------
PEOPLES COMMON STOCK
Income from continuing operations per common share
    Basic:
       Historical                                                 $    6.08      $    9.51      $   8.49      $   6.53
       Equivalent Pro Forma - Peoples (c)                              2.85           8.25          7.27          6.40
       Equivalent Pro Forma - Proposed Transactions (b)                2.45           8.10          7.16          6.29
    Diluted:
       Historical                                                 $    6.08      $    9.51      $   8.49      $   6.53
       Equivalent Pro Forma - Peoples (c)                              2.78           8.09          7.17          6.30
       Equivalent Pro Forma - Proposed Transactions (b)                2.40           7.95          7.06          6.20
Cash dividends declared per common share:
       Historical                                                 $      --      $    1.75      $   1.60      $   1.50
       Equivalent Pro Forma - Peoples (c)                              1.65           2.71          2.24          1.83
       Equivalent Pro Forma - Proposed Transactions (b)                1.60           2.65          2.20          1.82
Book value per common share as of end of period:
       Historical                                                 $   67.23      $   61.89
       Equivalent Pro Forma - Peoples (c)                             54.03          53.95
       Equivalent Pro Forma - Proposed Transactions (b)               54.51          54.66

(a) Historical data has been restated to reflect the acquisition of Deposit Guaranty Corp. effective May 1, 1998 accounted for using the "pooling of interests" method of accounting.

(b) First American will account for the Proposed Transactions using the "pooling of interests" method of accounting.

(c) Peoples equivalent pro forma amounts are computed by multiplying the First American pro forma combined amounts by the exchange ratio of 3.70.

                             SELECTED FINANCIAL DATA

         The following tables show summarized unaudited historical financial data for First American and Peoples. The information we've set forth for the six-month period ended June 30, 1998 doesn't indicate what the results will be for the full 1998 fiscal year.

         The information in the following tables is based on the historical financial information of First American that has been presented in its prior filings with the Securities and Exchange Commission and the historical financial information of Peoples that is attached at the back of this Prospectus/Proxy Statement. All of the summary financial information provided in the following tables should be read in connection with this historical financial information. See "ADDITIONAL INFORMATION--Where You Can Find More Information" on page [_________________]. First American's audited historical financial statements were audited by KPMG Peat Marwick LLP, independent certified public accountants, and Peoples' audited historical financial statements were audited by Kraft Bros., Esstman Patton & Harrell, PLLC, Peoples' independent certified public accountants. The financial information as of or for the interim periods ended June 30, 1998 and June 30, 1997 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data.

              SELECTED HISTORICAL FINANCIAL DATA OF FIRST AMERICAN

                                            AS OF OR FOR THE
                                            SIX MONTHS ENDED
                                                JUNE 30                       AS OF AND FOR THE YEAR ENDED DECEMBER 31
                                       ------------------------  ----------------------------------------------------------------
                                          1998        1997 (A)     1997 (A)     1996 (A)     1995 (A)     1994 (A)       1993 (A)
                                       -----------  -----------  -----------  -----------  -----------  -----------   -----------
CONDENSED INCOME
      DATA (THOUSANDS):
      Net interest income              $   342,487  $   325,282  $   662,123  $   593,261  $   539,053  $   477,623   $   458,383
      Provision for loan losses             11,000        3,750       12,500        5,340        2,243      (14,669)      (57,405)
      Non-interest income                  228,211      188,506      395,761      303,749      203,005      181,224       166,617
      Non-interest expense                 427,186      330,323      669,731      571,663      463,900      419,317       419,794
      Income tax expense                    51,408       65,802      137,901      114,825      100,215       89,867        88,650
                                       -----------  -----------  -----------  -----------  -----------  -----------   -----------
      Income before cumulative effect
           of changes in accounting
           principles, net of tax           81,104      113,913      237,752      205,182      175,700      164,332       173,961
                                       -----------  -----------  -----------  -----------  -----------  -----------   -----------
      Cumulative effect of changes in
           accounting principles, net
           of tax                             --           --           --           --           --           --             (84)
                                       -----------  -----------  -----------  -----------  -----------  -----------   -----------
      Net income                       $    81,104  $   113,913  $   237,752  $   205,182  $   175,700  $   164,332   $   173,877
                                       ===========  ===========  ===========  ===========  ===========  ===========   ===========

END OF PERIOD BALANCE SHEET ITEMS
   (MILLIONS):
      Assets                           $19,059,601  $17,088,911  $17,834,436  $16,806,010  $15,727,890  $13,416,988   $12,612,944
      Loans net of unearned discount
        and net deferred loan fees      11,099,030   11,318,111   11,641,732   10,632,665    9,999,637    8,027,142     7,085,384
      Deposits                          13,641,535   14,104,456   13,405,457   12,848,368   12,180,187   10,354,439    10,082,265
      Long-term debt                       600,125      417,053      596,218      430,562      421,791      271,473        77,053
      Shareholders' equity               1,557,043    1,473,771    1,543,977    1,449,973    1,334,585    1,111,222     1,019,450

PER SHARE DATA:
Income per share:
      Basic                            $      0.77  $      1.06  $      2.23  $      1.96  $      1.73  $      1.67   $      1.77
      Diluted                                 0.75         1.04         2.18         1.93         1.70         1.64          1.75
Cash dividends declared                       0.45         0.36         0.76         0.61         0.53         0.44          0.53
Book value, end of period                    14.59        13.84        14.56        13.79        12.78        11.27         10.49

SHARES OUTSTANDING (THOUSANDS):
      Basic - Average                      105,275      107,330      106,745      104,533      101,593       98,683        98,011
      Diluted - Average                    107,645      109,642      108,950      106,092      103,300      100,180        99,349
      End of period                        106,732      106,435      106,032      105,109      104,428       98,583        97,172

(a) Data has been restated to reflect the acquisition of Deposit Guaranty effective May 1, 1998 accounted for using the "pooling of interests" method of accounting.

                  SELECTED HISTORICAL FINANCIAL DATA OF PEOPLES

                                                             AS OF OR FOR THE
                                                             SIX MONTHS ENDED
                                                                   JUNE 30         AS OF AND FOR THE YEAR ENDED DECEMBER 31
                                                              1998      1997      1997      1996      1995     1994     1993
Income Data (thousands)

    Net interest income                                     $  2,972  $  3,065  $  6,323  $  5,497  $  4,509  $ 4,180  $ 3,923
    Provision for loan losses                                    --         76       284       269        25       21      (62)
    Non-interest income                                        1,329       797     1,748     1,483     1,086    1,103    1,164
    Non-interest expense                                       2,143     2,068     4,458     3,784     3,236    2,850    2,724
    Income tax expense                                           637       484       952       805       701      596      574
                                                            ------------------------------------------------------------------
    Income before cumulative effect of changes in
       accounting principles, net of tax                       1,521     1,234     2,377     2,122     1,633    1,816    1,851
    Cumulative effect of changes in accounting principles,
       net of tax                                                --        --        --        --        --       --       --
                                                            ------------------------------------------------------------------
    Net income                                              $  1,521  $  1,234  $  2,377  $  2,122  $  1,633  $ 1,816  $ 1,851
                                                            ==================================================================

End of Period Balance Sheet Items (thousands)

    Assets                                                  $135,667  $129,650  $133,282  $117,701  $104,842  $91,637  $86,228
    Loans, net of unearned discount and net deferred
       loan fees                                              75,228    74,760    78,317    67,500    59,230   49,175   43,118
    Deposits                                                 118,019   113,189   115,614   103,430    88,231   78,954   77,070
    Long-term debt                                               --        --        --        --        --       --       --
    Stockholder's equity                                      16,807    14,824    15,473    13,583    11,707    9,748    8,781

Per Share Data

    Basic                                                   $   6.08  $   4.94  $   9.51  $   8.49  $   6.53  $  7.27  $  7.40

    Diluted                                                     6.08      4.94      9.51      8.49      6.53     7.27     7.40

    Cash dividends declared                                     0.00      0.00      1.75      1.60      1.50     1.40     1.32

    Book value, end of period                                  67.23     59.30     61.89     54.33     46.83    38.99    35.12

Shares Outstanding (thousands)

    Basic                                                        250       250       250       250       250      250      250

    Diluted                                                      250       250       250       250       250      250      250

    End of period                                                250       250       250       250       250      250      250

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

         The following Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1998, combines the historical consolidated balance sheet of First American, the historical consolidated balance sheet of Peoples, the historical consolidated balance sheet of MTB, the historical consolidated balance sheet of Pioneer and the historical consolidated balance sheet of CSB as if the Proposed Transactions had been effective on June 30, 1998, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Combined Condensed Financial Information.

         The following Unaudited Pro Forma Combined Condensed Income Statements for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, present the combined results of operations of First American, Peoples, MTB, Pioneer and CSB as if the Proposed Transactions had been effective at the beginning of each period presented therein, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Combined Condensed Financial Information.

         The unaudited pro forma combined condensed financial information and accompanying notes reflect the application of the "pooling of interests" method of accounting for the Proposed Transactions. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of First American, Peoples, MTB, Pioneer and CSB are combined and reflected at their historical amounts.

         While no assurance can be given, it is expected that the combined company will achieve significant merger benefits in the form of operating cost savings and revenue enhancements. The pro forma earnings, which do not reflect any direct costs, potential savings, or revenue enhancements expected to result from the consolidation of First American, Peoples, MTB, Pioneer and CSB are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings or revenue enhancements.

         The pro forma condensed financial information does not include the effects prior to the date of acquisition of Hartsville Bancshares, Inc. which was completed on January 1, 1997, the acquisition of Jefferson Guaranty Bancorp which was completed on January 3, 1997, the acquisition of First Capital Bancorp which was completed on March 31, 1997, the acquisition of NBC Financial Corporation which was completed on June 30, 1997, and the acquisition of CitiSave Financial Corporation which was completed on July 31, 1997. These acquisitions are not significant to the historical financial position or results of operations of First American, either individually or in the aggregate.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                   (UNAUDITED)

         The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of First American, Peoples, MTB, Pioneer and CSB assuming the companies had been combined as of June 30, 1998 on a "pooling of interests" accounting basis.

                                                                    At June 30, 1998
                                           -----------------------------------------------------------------
                                               First                 Pro Forma
(Dollars in thousands)                       American      Peoples  Adjustments         Total         MTB
                                           ------------    -------- -----------     ------------    --------
Assets
    Cash and due from other banks          $  1,004,527    $  5,210   $    --       $  1,009,737    $  9,630

    Time deposits with other banks                4,910          --        --              4,910       1,179
    Securities:                                      --          --        --                 --          --
       Held to maturity                         985,792          --        --            985,792          --
       Available for sale                     4,906,133      46,832        --          4,952,965     101,224
                                           ------------    --------   -------       ------------    --------
         Total securities                     5,891,925      46,832        --          5,938,757     101,224
                                           ------------    --------   -------       ------------    --------
       Federal funds sold and securities
       purchased under agreements to resell     104,250       2,400        --            106,650      10,500
    Trading account securities                  109,577          --        --            109,577          --
    Total loans                              11,111,109      75,259        --         11,186,368      96,868
    Unearned discount and net deferred
    loan fees                                    12,079          31        --             12,110          93
                                           ------------    --------   -------       ------------    --------
         Loans, net of unearned discount
         and net deferred loan fees          11,099,030      75,228        --         11,174,258      96,775
    Allowance for loan losses                   180,138         968        --            181,106       1,335
                                           ------------    --------   -------       ------------    --------
         Total net loans                     10,918,892      74,260        --         10,993,152      95,440
    Premises and equipment, net                 340,994       4,147        --            345,141       4,603
    Other assets                                684,526       2,818       492 (3)        687,836       2,751
                                           ------------    --------   -------       ------------    --------
         Total assets                      $ 19,059,601    $135,667   $   492       $ 19,195,760    $225,327
                                           ============    ========   =======       ============    ========
Liabilities
    Deposits                               $ 13,641,535    $118,019   $    --       $ 13,759,554    $189,523
    Short-term borrowings                     2,786,341          --        --          2,786,341          --
    Long-term debt                              600,125          --        --            600,125       3,188
    Other liabilities                           474,557         841     1,453 (3)        476,851       2,064
                                           ------------    --------   -------       ------------    --------
         Total liabilities                   17,502,558     118,860     1,453         17,622,871     194,775
                                           ------------    --------   -------       ------------    --------
Shareholder's equity
    Common stock                                266,829         500     1,813 (2)        269,142       1,500
    Additional paid in capital                  142,586         500    (1,813)(2)        141,273       1,500
    Retained earnings                         1,171,319      15,689      (961)(3)      1,186,047      26,800
    Other                                       (33,543)         --        --            (33,543)         --
                                           ------------    --------   -------       ------------    --------
         Realized shareholders' equity        1,547,191      16,689      (961)         1,562,919      29,800
    Net unrealized gains on securities
      available for sale, net of tax              9,852         118        --              9,970         752
                                           ------------    --------   -------       ------------    --------
         Total shareholders' equity           1,557,043      16,807      (961)         1,572,889      30,552
                                           ------------    --------   -------       ------------    --------
         Total liabilities and
         shareholders' equity              $ 19,059,601    $135,667   $   492       $ 19,195,760    $225,327
                                           ============    ========   =======       ============    ========



                                                              At June 30, 1998
                                           ------------------------------------------------------
                                                                      Pro Forma
(Dollars in thousands)                        Pioneer        CSB     Adjustments       Combined
                                            -----------    --------  -----------     ------------
Assets
    Cash and due from other banks           $    59,835    $  4,501   $     --       $  1,083,703

    Time deposits with other banks                  251          --         --              6,340
    Securities:                                      --          --         --                 --
       Held to maturity                          31,225       3,597         --          1,020,614
       Available for sale                       177,048      48,807         --          5,280,044
                                            -----------    --------   --------       ------------
         Total securities                       208,273      52,404         --          6,300,658
                                            -----------    --------   --------       ------------
       Federal funds sold and securities
       purchased under agreements to resell         175          --         --            117,325

    Trading account securities                       --          --         --            109,577
    Total loans                                 701,099      82,431         --         12,066,766
    Unearned discount and net deferred            1,908          79         --             14,190
    loan fees
                                            -----------    --------   --------       ------------
         Loans, net of unearned discount
         and net deferred loan fees             699,191      82,352         --         12,052,576

    Allowance for loan losses                     9,142       1,060         --            192,643
                                            -----------    --------   --------       ------------
         Total net loans                        690,049      81,292         --         11,859,933
    Premises and equipment, net                  24,915       3,280     (1,294)(3)        376,645
    Other assets                                 22,137       3,384      4,619 (3)        720,727
                                            -----------    --------   --------       ------------
         Total assets                       $ 1,005,635    $144,861   $  3,325       $ 20,574,908
                                            -----------    --------   --------       ------------
Liabilities
    Deposits                                $   804,214    $131,679   $     --       $ 14,884,970
    Short-term borrowings                        68,591          --         --          2,854,932
    Long-term debt                               20,000         630         --            623,943
    Other liabilities                             9,714       1,559     16,101 (3)        506,289
                                            -----------    --------   --------       ------------
         Total liabilities                      902,519     133,868     16,101         18,870,134
                                            -----------    --------   --------       ------------
Shareholder's equity
    Common stock                                     19          85     18,768 (2)        289,514
    Additional paid in capital                   64,728       1,639    (18,768)(2)        190,372
    Retained earnings                            38,116       8,912    (12,776)(3)      1,247,099
    Other                                          (683)         --         --            (34,226)
                                            -----------    --------   --------       ------------
         Realized shareholders' equity          102,180      10,636    (12,776)         1,692,759
      Net unrealized gains on securities
      available for sale, net of tax                936         357         --             12,015
                                            -----------    --------   --------       ------------
         Total shareholders' equity             103,116      10,993    (12,776)         1,704,774
                                            -----------    --------   --------       ------------
         Total liabilities and
         shareholders' equity               $ 1,005,635    $144,861   $  3,325       $ 20,574,908
                                            ===========    ========   ========       ============


                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                  PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                                   (UNAUDITED)

     The following unaudited pro forma combined condensed income statements present the combined income statements of First American, Peoples, MTB, Pioneer and CSB assuming the companies had been combined as of the beginning of the period ended June 30, 1998 on a "pooling of interests" accounting basis.

                                                           For the Six Months Ended June 30, 1998
                                  --------------------------------------------------------------------------------------------
                                   First             Pro Forma                                         Pro Forma
                                  American  Peoples Adjustments   Total      MTB    Pioneer     CSB   Adjustments Combined
                                  --------  ------- ----------- --------   -------  -------   ------- ----------- --------
                                                                (in thousands except per share amounts)
Interest income
   Interest and fees on loans     $479,844   $4,010   $    --   $483,854   $4,601   $30,493   $ 4,149   $     --   $523,097

   Interest and dividends on
   securities                      151,601    1,333        --    152,934    3,534     5,942     1,570         --    163,980
   Other interest income             5,029       74        --      5,103      286       572        70         --      6,031
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
      Total interest income        636,474    5,417        --    641,891    8,421    37,007     5,789         --    693,108
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
Interest expense
   Interest on deposits            222,923    2,443        --    225,366    3,604    14,301     2,701         --    245,972
   Interest on short-term
   borrowings                       52,534        2        --     52,536       --     2,305         2         --     54,843
   Interest on long-term debt       18,530       --        --     18,530       82        --        17         --     18,629
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
      Total interest expense       293,987    2,445        --    296,432    3,686    16,606     2,720         --    319,444
Net interest income                342,487    2,972        --    345,459    4,735    20,401     3,069         --    373,664
Provision for loan losses           11,000       --        --     11,000      145     2,275       162         --     13,582
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
     Net interest income after
      provision for loan losses    331,487    2,972        --    334,459    4,590    18,126     2,907         --    360,082
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
Noninterest income                 225,068    1,160        --    226,228      635     5,541       799         --    233,203
     Net realized gain on sales
      of securities                  3,143      169        --      3,312        5         7         7         --      3,331
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
      Total noninterest income     228,211    1,329        --    229,540      640     5,548       806         --    236,534
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
Noninterest expense                427,186    2,143        --    429,329    3,630    16,934     2,375         --    452,268
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
   Income from continuing
    operations before income tax
    expense                        132,512    2,158        --    134,670    1,600     6,740     1,338         --    144,348
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
Income tax expense                  51,408      637        --     52,045      544     1,809       439         --     54,837
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
Net income                        $ 81,104   $1,521   $    --   $ 82,625   $1,056   $ 4,931   $   899   $     --   $ 89,511
                                  ========   ======   =======   ========   ======   =======   =======   ========   ========
Net income per common share:
   Basic                          $   0.77   $ 6.08   $    --   $   0.77   $ 7.04   $  1.32   $ 10.59   $     --   $   0.66
   Diluted                            0.75     6.08        --       0.75     7.04      1.32     10.41         --       0.65
Weighted-average common
   shares outstanding:
   Basic                           105,275      250        --    106,200      150     3,734        85         --    114,351
   Diluted                         107,645      250        --    108,570      150     3,732        86         --    116,728


                  See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                  PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                                   (UNAUDITED)

                                                           For the Six Months Ended June 30, 1997
                                  --------------------------------------------------------------------------------------------
                                   First             Pro Forma                                         Pro Forma
                                  American  Peoples Adjustments   Total      MTB    Pioneer     CSB   Adjustments Combined
                                  --------  ------- ----------- --------   -------  -------   ------- ----------- --------
                                                                (in thousands except per share amounts)
Interest income
   Interest and fees on loans     $460,485   $3,932   $    --   $464,417   $3,951   $24,325   $ 3,554   $     --   $496,247
   Interest and dividends on
   securities                      136,565    1,293        --    137,858    3,892     7,179     1,462         --    150,391
   Other interest income             5,453       43        --      5,496       95       349        34         --      5,974
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
      Total interest income        602,503    5,268        --    607,771    7,938    31,853     5,050         --    652,612
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
Interest expense
   Interest on deposits            223,604    2,200        --    225,804    3,495    12,781     2,318         --    244,398
   Interest on short-term           40,563        3        --     40,566       --     1,365        10         --     41,941
   borrowings
   Interest on long-term debt       13,054       --        --     13,054       75       341         7         --     13,477
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
      Total interest expense       277,221    2,203        --    279,424    3,570    14,487     2,335         --    299,816
Net interest income                325,282    3,065        --    328,347    4,368    17,366     2,715         --    352,796
Provision for loan losses            3,750       76        --      3,826      163     1,621        86         --      5,696
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
     Net interest income after
     provision for loan losses     321,532    2,989        --    324,521    4,205    15,745     2,629         --    347,100
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
Noninterest income                 187,114      777        --    187,891      496     4,229       846         --    193,462
     Net realized gain on sales
      of securities                  1,392       20        --      1,412       26        62        11         --      1,511
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
      Total noninterest income     188,506      797        --    189,303      522     4,291       857         --    194,973
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
Noninterest expense                330,323    2,068        --    332,391    3,149    13,638     2,231         --    351,409
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
   Income from continuing
   operations before income tax
   expense                         179,715    1,718        --    181,433    1,578     6,398     1,255         --    190,664
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
Income tax expense                  65,802      484        --     66,286      610     1,690       410         --     68,996
                                  --------   ------   -------   --------   ------   -------   -------   --------   --------
Net income                        $113,913   $1,234       $--   $115,147   $  968   $ 4,708   $   845         --    121,668
                                  ========   ======   =======   ========   ======   =======   =======   ========   ========
Net income per common share:
   Basic                          $   1.06   $ 4.94       $--   $   1.06   $ 6.46   $  1.25   $  9.95   $     --   $   1.05
   Diluted                            1.04     4.94        --       1.04     6.46      1.25      9.89         --       1.03
   Weighted-average common
   shares outstanding
     Basic - Average               107,330      250        --    108,255      150     3,737        85         --    116,411
     Diluted - Average             109,642      250        --    110,567      150     3,737        85         --    118,723


                  See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                  PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                                   (UNAUDITED)

                                                           For the Year Ended December 31, 1997
                                  ----------------------------------------------------------------------------------------
                                 First                 Pro Forma                                         Pro Forma
                                American(5)  Peoples  Adjustments   Total      MTB    Pioneer     CSB   Adjustments Combined
                                -----------  -------  -----------  --------   -------  -------   ------- ----------- --------
                                                                  (in thousands except per share amounts)
Interest income
   Interest and fees on loans   $  949,676    $ 8,194   $    --   $957,870   $8,467   $53,107   $ 7,465   $     -- $1,026,909
   Interest and dividends on
   securities                      271,441      2,763        --    274,204    7,539    13,348     3,047         --    298,138
   Other interest income            11,014         --        --     11,014      226       781        60         --     12,081
                                 ---------    -------   -------   --------   ------   -------   -------   --------  ---------
      Total interest income      1,232,131     10,957        --   1,243,088  16,232    67,236    10,572         --  1,337,128
                                 ---------    -------   -------   --------   ------   -------   -------   --------  ---------
Interest expense
   Interest on deposits            451,980      4,634        --    456,614    7,087    26,378     4,915         --    494,994
   Interest on short-term
   borrowings                       90,067         --        --     90,067       --        --        22         --     90,089
   Interest on long-term debt       27,961         --        --     27,961      148     3,821        20         --     31,950
                                  --------    -------   -------   --------   ------   -------   -------   --------  ---------
      Total interest expense       570,008      4,634        --    574,642    7,235    30,199     4,957         --    617,033
Net interest income                662,123      6,323        --    668,446    8,997    37,037     5,615         --    720,095
Provision for loan losses           12,500        284        --     12,784      537     3,609       232         --     17,162
                                  --------     ------   -------   --------   ------   -------   -------   --------  ---------
     Net interest income after
     provision for loan losses     649,623      6,039        --    655,662    8,460    33,428     5,383         --    702,933
                                  --------     ------   -------   --------   ------   -------   -------   --------  ---------
Noninterest income                 391,527      1,696        --    393,223    1,077     9,578     1,305         --    405,183
     Net realized gain on sales
      of securities                  4,234         52        --      4,286       --       294       192         --      4,772
                                  --------     ------   -------   --------   ------   -------   -------   --------  ---------
      Total noninterest income     395,761      1,748        --    397,509    1,077     9,872     1,497         --    409,955
                                  --------     ------   -------   --------   ------   -------   -------   --------  ---------
Noninterest expense                669,731      4,458        --    674,189    6,481    29,373     4,418         --    714,461
Income from continuing
   operations before income tax
   expense                         375,653      3,329        --    378,982    3,056    13,927     2,462         --    398,427
                                  --------     ------   -------   --------   ------   -------   -------   --------  ---------
Income tax expense                 137,901        952        --    138,853      998     4,165       822         --    144,838
                                  --------     ------   -------   --------   ------   -------   -------   --------  ---------
Net income                        $237,752     $2,377   $    --   $240,129   $2,058   $ 9,762   $ 1,640   $     --  $ 253,589
                                  ========     ======   =======   ========   ======   =======   =======   ========  =========
Net income per common share:
   Basic                          $   2.23     $ 9.51   $    --   $   2.23   $13.72   $  2.60   $ 19.31   $     --  $    2.19
   Diluted                            2.18       9.51        --       2.19    13.72      2.60     19.12         --       2.15
Weighted-average common
   shares outstanding:
   Basic - Average                 106,745        250        --    107,670      150     3,760        85         --    115,864
   Diluted - Average               108,950        250        --    109,875      150     3,762        85         --    118,073


                  See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                  PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                                   (UNAUDITED)

                                                                For the Year Ended Ended December 31, 1996
                                    ------------------------------------------------------------------------------------------------
                                     First                Pro Forma                                          Pro Forma
                                    American(5) Peoples   Adjustments  Total        MTB     Pioneer    CSB    Adjustments  Combined
                                    ----------  -------   ----------- --------   --------   -------   ------  ----------  ----------
                                                                 (in thousands except per share amounts)
Interest income
   Interest and fees on loans       $  867,897   $7,032    $   --    $ 874,929   $  7,445   $41,069   $6,487   $     --   $  929,930
   Interest and dividends on
     securities                        243,853    2,402        --      246,255      8,064    15,409    2,684         --      272,412
   Other interest income                21,550     --          --       21,550        321       486       74         --       22,431
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
        Total interest income        1,133,300    9,434        --    1,142,734     15,830    56,964    9,245         --    1,224,773
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
Interest expense
   Interest on deposits                434,116    3,937        --      438,053      7,249    23,670    4,084         --      473,056
   Interest on short-term
      borrowing                         76,839     --          --       76,839       --       2,585       21         --       79,445
   Interest on long-term debt           29,084     --          --       29,084        158      --         27         --       29,269
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
        Total interest expense         540,039    3,937        --      543,976      7,407    26,255    4,132         --      581,770
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
Net interest income                    593,261    5,497        --      598,758      8,423    30,709    5,113         --      643,003
Provision for loan losses                5,340      269        --        5,609        323     1,097      222         --        7,251
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
   Net interest income after
      provision for loan losses        587,921    5,228        --      593,149      8,100    29,612    4,891         --      635,752
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
Noninterest income                     301,164    1,427        --      302,591      1,044     7,881    1,227         --      312,743
   Net realized gain (loss)
      on sales of securities             2,585       56        --        2,641       --         297     (100)        --        2,838
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
        Total noninterest income       303,749    1,483        --      305,232      1,044     8,178    1,127         --      315,581
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
Noninterest expense                    571,663    3,784        --      575,447      5,906    25,739    3,897         --      610,989
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
Income from continuing operations
   before income tax expense           320,007    2,927        --      322,934      3,238    12,051    2,121         --      340,344
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
Income tax expense                     114,825      805        --      115,630      1,160     3,054      670         --      120,514
                                    ----------   ------    ------   ----------   --------   -------   ------   --------   ----------
Net income                          $  205,182   $2,122    $   --   $  207,304   $  2,078   $ 8,997   $1,451   $     --   $  219,830
                                    ==========   ======    ======   ==========   ========   =======   ======   ========   ==========

Net income per common share:
   Basic                            $     1.96   $ 8.49    $   --   $     1.97   $  13.85   $  2.39   $17.75   $     --   $     1.93
   Diluted                                1.93     8.49        --         1.94      13.85      2.39    17.69         --         1.91

Weighted-average common shares
   outstanding:
   Basic                               104,533      250        --      105,458        150     3,760       82         --      113,623
   Diluted                             106,092      250        --      107,017        150     3,760       82         --      115,182



                  See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                                   (UNAUDITED)

                                                               For the Year Ended Ended December 31, 1995
                                     ------------------------------------------------------------------------------------------
                                                        Pro Forma
                                      First              Adjust-                                           Proforma
                                   American(5)  Peoples   ments    Total       MTB     Pioneer     CSB    Adjustments  Combined
                                   ----------   -------  ------- ---------   -------   -------   -------  -----------  --------
                                                                 (in thousands except per share amounts)
Interest income
   Interest and fees on loans      $  754,662   $5,708   $  -   $  760,370   $ 7,224   $31,572   $ 5,505   $  --      $  804,671
   Interest and dividends on
      securities                      250,437    2,223      -      252,660     8,091    15,941     2,498      --         279,190
   Other interest income               14,775     --        -       14,775       401     1,460        57      --          16,693
                                   ----------   ------   ----   ----------   -------   -------   -------   -----      ----------
        Total interest income       1,019,874    7,931      -    1,027,805    15,716    48,973     8,060      --       1,100,554
                                   ----------   ------   ----   ----------   -------   -------   -------   -----      ----------
Interest expense
   Interest on deposits               382,307    3,422      -      385,729     7,006    21,233     3,617      --         417,585
   Interest on short-term
     borrowings                        78,543     --        -       78,543      --       1,749        15      --          80,307
   Interest on long-term debt          19,971     --        -       19,971       164      --          64      --          20,199
                                   ----------   ------   ----   ----------   -------   -------   -------   -----      ----------
        Total interest expense        480,821    3,422      -      484,243     7,170    22,982     3,696      --         518,091
                                   ----------   ------   ----   ----------   -------   -------   -------   -----      ----------
Net interest income                   539,053    4,509      -      543,562     8,546    25,991     4,364      --         582,463
Provision for loan losses               2,243       25      -        2,268       170       619       172      --           3,229
                                   ----------   ------   ----   ----------   -------   -------   -------   -----      ----------
   Net interest income after
     provision for loan losses        536,810    4,484      -      541,294     8,376    25,372     4,192      --         579,234
                                   ----------   ------   ----   ----------   -------   -------   -------   -----      ----------
Noninterest income                    201,349    1,046      -      202,395       943     6,771     1,083      --         211,192
   Net realized gain (loss) on
     sales of securities                1,656       40      -        1,696      --         211      (229)     --           1,678
                                   ----------   ------   ----   ----------   -------   -------   -------   -----      ----------
        Total noninterest income      203,005    1,086      -      204,091       943     6,982       854      --         212,870
                                   ----------   ------   ----   ----------   -------   -------   -------   -----      ----------
Noninterest expense                   463,900    3,236      -      467,136     5,353    22,848     3,248      --         498,585
Income from continuing
   operations before income
   tax expense                        275,915    2,334      -      278,249     3,966     9,506     1,798      --         293,519
                                   ----------   ------   ----   ----------   -------   -------   -------   -----      ----------
Income tax expense                    100,215      701      -      100,916     1,323     2,424       616      --         105,279
                                   ----------   ------   ----   ----------   -------   -------   -------   -----      ----------
Net income                         $  175,700   $1,633   $  -   $  177,333   $ 2,643   $ 7,082   $ 1,182   $  --      $  188,240
                                   ==========   ======   ====   ==========   =======   =======   =======   =====      ==========

Net income per common share:
   Basic                           $     1.73   $ 6.53   $  -   $     1.73   $ 17.62   $  1.89   $ 14.09   $  --      $     1.70
   Diluted                               1.70     6.53      -         1.70     17.62      1.89     14.09      --            1.67

Weighted-average common shares
   outstanding:
   Basic                              101,593      250      -      102,518       150     3,760        80      --         110,664
   Diluted                            103,300      250      -      104,225       150     3,760        80      --         112,371


                  See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

      NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

(1) The unaudited pro forma information presented herein is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the acquisitions been consummated at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. See "ADDITIONAL INFORMATION -- Cautionary Statement Concerning Forward-Looking Information."

(2) Each of the Proposed Transactions will be accounted for on a pooling of interests accounting basis, and accordingly the related pro forma adjustments herein reflect, where applicable, an exchange ratio of 3.70 shares of First American Common Stock for each of the 250,000 shares of Peoples Common Stock which were outstanding at June 30, 1998, an exchange ratio of 7.768 shares of First American Common Stock for each of the 150,000 shares of MTB Common Stock which were outstanding at June 30, 1998, an exchange ratio of 1.65 shares of First American Common Stock for each of the 3,735,848 shares of Pioneer Common Stock which were outstanding at June 30, 1998 and an exchange ratio of 9.7071 shares of First American Common Stock for each of the 84,946 shares of CSB Common Stock which were outstanding at June 30, 1998.

      As a result, information was adjusted for the Proposed Transactions by the
      (i) addition of 9,120,000 shares of First American Common Stock amounting to $22,800,000; (ii) elimination of 250,000 shares of Peoples Common Stock, 150,000 shares of MTB Common Stock, 3,735,848 shares of Pioneer Common Stock, and 84,946 shares of CSB Common Stock; and (iii) recording the difference of $20,580,000 as a decrease to additional paid-in capital. In addition, 30,708 shares of First American Common Stock will be exchanged for 6,877 shares of common stock of Cheatham State Bank, that are not owned by CSB.

      As of June 30, 1998, First American, Pioneer and CSB had [__________], [_________________] and 7,684 shares of common stock reserved for issuance, primarily for stock option plans, respectively, which are not included in the unaudited pro forma financial information presented herein. MTB and Peoples have no shares of common stock reserved for issuance.

(3) In connection with the Proposed Transactions, the companies expect to incur certain restructuring and merger-related costs, including investment banking, legal, accounting, and other related transaction costs and fees. Additionally, the companies expect to incur other restructuring and merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the Proposed Transactions. Based on information currently available, the total amount of restructuring and merger-related charges to be recognized in connection with the Proposed Transactions is estimated to be approximately $17.3 million, after tax. The following is a breakdown of estimated restructuring and merger-related costs by entity:

                                                             PEOPLES        MTB        PIONEER        CSB         TOTAL
                                                             -------      ------       -------       ------       -------
      Severance                                              $  227       $  295       $ 2,675       $  800       $ 3,997
      Systems conversion                                        227        1,854         2,640          357         5,078
      Investment banker and legal expenses                       --           --         4,850           --         4,850
      Other                                                     999          795         2,393          736         4,923
                                                             ------       ------       -------       ------       -------
      Estimated restructuring and merger-related costs        1,453        2,944        12,558        1,893        18,848

      Income tax effect                                         492          989         2,988          642         5,111
                                                             ------       ------       -------       ------       -------
      Total                                                  $  961       $1,955       $ 9,570       $1,251       $13,737
                                                             ======       ======       =======       ======       =======

-----------

(4) Certain insignificant reclassifications have been included herein to conform statement presentations. Transactions conducted in the ordinary course of business between First American, MTB, Peoples, Pioneer and CSB are immaterial, and accordingly, have not been eliminated.

(5) On May 1, 1998, Deposit Guaranty Corporation was merged with and into First American. The transaction was accounted for using the pooling-of-interest method. Historical results of First American have been restated to reflect the impact of the transaction.

                           THE PEOPLES SPECIAL MEETING
GENERAL

         This Prospectus/Proxy Statement is first being mailed to the holders (the "PEOPLES SHAREHOLDERS") of shares of common stock, par value $2.00, ("PEOPLES COMMON Stock"), of Peoples Bank ("PEOPLES") on or about August [19], 1998, and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the Board of Directors of Peoples (the "PEOPLES BOARD") for use at the special meeting of Peoples Shareholders to be held on September 24, 1998, at 7:00 p.m., local time, in the main office of Peoples, 601 Highway 46, South, Dickson, Tennessee 37056, and at any adjournments or postponements thereof (the "SPECIAL MEETING"). At the Special Meeting, Peoples Shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 21, 1998, by and between First American Corporation ("FIRST AMERICAN") and Peoples (the "AGREEMENT") and the transactions contemplated thereby, including the Merger Agreement attached as Annex 1 thereto, providing for the proposed merger of First American Interim Bank with and into Peoples and the related share exchange (together, the "MERGER"). The Peoples Shareholders may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Agreement.

PROXIES

         A Peoples Shareholder may use the accompanying proxy if such Peoples Shareholder is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to Peoples, prior to the taking of the vote at the Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date or by attending the meeting and electing to vote in person; however, attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of Peoples proxies should be addressed to Peoples Bank, P.O. Box 734, Dickson, Tennessee 37056, Attn: Thomas Hayes, President and CEO. For such notice of revocation or later proxy to be valid, however, it must actually be received by Peoples prior to the vote of the Peoples Shareholders at the Special Meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Agreement. The Peoples Board is unaware of any other matters that may be presented for action at the Special Meeting. If other matters do properly come before the Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted (or not voted) by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval and adoption of the Agreement will be voted in favor of any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies to approve the Agreement.

SOLICITATION OF PROXIES

         The entire cost of soliciting proxies from the Peoples Shareholders will be borne by Peoples, except that Peoples and First American will each bear half of the expenses associated with the printing and mailing of this Prospectus/Proxy statement and the registration statement and all filing fees in connection therewith. In addition to the solicitation of proxies by mail, Peoples will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Peoples will reimburse such record holders for their reasonable expenses in so doing. If necessary, Peoples may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Peoples Shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

         The Peoples Board has fixed August 15, 1998 as the record date (the "PEOPLES RECORD DATE") for the determination of the Peoples Shareholders entitled to receive notice of and to vote at the Special Meeting. Accordingly, only Peoples Shareholders of record at the close of business on the Peoples Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Peoples Record Date, there were 250,000 shares of Peoples Common Stock entitled to vote at the Special Meeting held by approximately 117 holders of record. The presence, in person or by proxy, of shares of Peoples Common Stock representing a majority of the votes entitled to be cast on the Agreement and the transactions contemplated thereby on the Peoples Record Date is necessary to constitute a quorum at the Special Meeting. Each share of Peoples Common Stock outstanding on the Peoples Record Date entitles its holder to one vote as to the approval of the Agreement and the transactions contemplated thereby and any other proposal that may properly come before the Special Meeting.

         Peoples will count shares of Peoples Common Stock present in person at the Special Meeting but not voting, and shares of Peoples Common Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("BROKER NON-VOTES"). Under applicable rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers who hold shares of Peoples Common Stock in "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Special Meeting without specific instructions from such customers.

         UNDER THE TENNESSEE BANKING ACT (THE "TBA"), APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ALL VOTES ENTITLED TO BE CAST ON THE AGREEMENT AT THE SPECIAL MEETING. BECAUSE APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF OUTSTANDING SHARES OF PEOPLES COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE PEOPLES BOARD URGES PEOPLES SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

         It is currently expected that directors owning in excess of 32% of the Peoples Common Stock will vote the shares of Peoples Common Stock beneficially owned by them for approval of the Agreement and the transactions contemplated thereby. In addition, as of the Peoples Record Date, the bank and trust subsidiaries of First American held 2,087 shares of Peoples Common Stock but did not exercise shared or sole voting power with respect to any such shares, while Peoples did not hold any shares of Peoples Common Stock and thus had no shared or sole voting power.

         For additional information with respect to beneficial ownership of Peoples Common Stock by individuals and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Peoples Common Stock by directors and executive officers of Peoples, see "ADDITIONAL INFORMATION ABOUT PEOPLES Security Ownership of Management."

DISSENTERS' RIGHTS

         Under Section 45-2-1309 of the TBA, each Peoples Shareholder who dissents from the Merger has the right to have the fair value of such Peoples Shareholder's shares appraised and paid to such Peoples Shareholder in cash pursuant to Chapter 23 of the Tennessee Business Corporation Act (the "TBCA"). See "ADDITIONAL INFORMATION- Dissenters' Appraisal Rights."

RECOMMENDATION OF THE PEOPLES BOARD

         The Peoples Board has unanimously approved the Agreement and the transactions contemplated thereby. The Peoples Board believes that the Merger is fair to and in the best interests of Peoples and the Peoples Shareholders and unanimously recommends that the Peoples Shareholders vote "FOR" approval and adoption of the Agreement and the transactions contemplated thereby. See "THE MERGER - Reasons of Peoples for the Merger."

                                   THE MERGER

         THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND, WITH THE EXCEPTION OF CERTAIN EXHIBITS THERETO, IS ATTACHED AS APPENDIX A TO THIS PROSPECTUS/PROXY STATEMENT.

                            DESCRIPTION OF THE MERGER

         At the effective time of the Merger (the "EFFECTIVE TIME"), First American Interim Bank ("INTERIM BANK"), which shall be a wholly owned Tennessee state-chartered bank subsidiary of First American to be formed by First American prior to the Closing Date, will be merged with and into Peoples. The separate corporate existence of Interim Bank will cease, and Peoples will be the surviving bank (the "RESULTING BANK") and will continue to exist as a Tennessee state-chartered bank and wholly owned subsidiary of First American. Subject to the satisfaction or waiver of certain conditions set forth in the Agreement and described more fully in "--Conditions to the Merger," the Merger will become effective upon the filing of a merger agreement by and between Peoples and Interim Bank and copies of the resolutions of the shareholders of Peoples and Interim Bank approving it and certified by certain officers of the banks, with the Commissioner of Financial Institutions of the State of Tennessee (the "COMMISSIONER") in accordance with the TBCA. The Merger will have the effects set forth in Part 13 of the TBA, and the charter and bylaws of the Resulting Bank at the Effective Time shall be the charter and bylaws of Peoples in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of Peoples shall be named by First American without any prejudice to the rights of First American as the sole shareholders of the Resulting Bank.

         At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or Peoples Shareholder, each share of Peoples Common Stock (excluding shares of Peoples Common Stock with respect to which dissenters' rights have been properly demanded in accordance with Chapter 23 of the TBCA ("DISSENTING SHARES"), or held by Peoples or any of its subsidiaries or by First American or any of its subsidiaries, in each case, other than Trust Account Shares (as defined below) or shares held in respect of a debt previously contracted) issued and outstanding immediately prior to the Effective Time will become and be converted into the right to receive 3.70 (the "EXCHANGE RATIO") shares of First American Common Stock (which Exchange Ratio is subject to potential adjustment as described under "--Termination of the Agreement"), plus associated rights to purchase shares of First American's Series A Junior Preferred Stock, and cash in lieu of any fractional share (the "MERGER Consideration"). If, before the Effective Time, the shares of First American Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization (but not a merger), reclassification, stock dividend, stock split, reverse stock split or other similar change, the Exchange Ratio will be adjusted accordingly.

         It is expected that the market price of First American Common Stock will fluctuate between the date of this Prospectus/Proxy Statement and the date on which the Merger is consummated and thereafter. Because the Exchange Ratio is fixed (subject to possible adjustment in the circumstances described under "--Termination of the Agreement") and because the market price of First American Common Stock is subject to fluctuation, the value of the shares of First American Common Stock that holders of Peoples Common Stock will receive in the Merger may increase or decrease prior to the Merger. For further information concerning the historical market prices of First American Common Stock and Peoples Common Stock, see "INFORMATION ABOUT OUR COMPANIES--Price Range of Common Stock and Dividends--Market Prices." No assurance can be given concerning the market price of First American Common Stock before or after the Effective Time.

         As of the Effective Time, by virtue of the Merger and without any action on the part of the Peoples Shareholders, all shares of Peoples Common Stock that are owned by Peoples or its subsidiaries or by First American or any subsidiary of First American (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any such shares, "TRUST ACCOUNT SHARES")) shall be canceled and retired and shall cease to exist and no stock of First American or other consideration shall be delivered in exchange therefor. All shares of $2.50 par value common stock of First American (the "FIRST AMERICAN COMMON STOCK") that are owned by Peoples (other than Trust Account Shares) shall become authorized but unissued stock of First American, and all other shares of First American Common Stock outstanding as of the Effective Time will remain outstanding. Further, Dissenting Shares will not be converted into the right to receive, or be exchangeable for, the Merger Consideration; instead, the holders of Dissenting Shares will be entitled to payment of the appraised value of the Dissenting Shares if they deliver a written demand therefor to Peoples in accordance with Chapter 23 of the TBCA. Notwithstanding the foregoing: (a) if any holder of Dissenting Shares subsequently delivers a written withdrawal of such holder's demand for appraisal thereof, or (b) if any such holder fails to establish such holder's entitlement to dissenters' rights under Chapter 23 of the TBCA, or (c) if no holder of Dissenting Shares has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Chapter 23 of the TBCA, such holder or holders will forfeit the right to appraisal and such shares will be deemed to have been converted into the right to receive, and to have become exchangeable for, the Merger Consideration. See "ADDITIONAL INFORMATION--Dissenters' Appraisal Rights."

         From and after the Effective Time, each outstanding certificate theretofore representing shares of Interim Bank common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Resulting Bank common stock into which such shares of Interim Bank common stock shall have been converted. Promptly after the Effective Time, the

Resulting Bank shall issue to First American a stock certificate or certificates representing such shares of Resulting Bank common stock in exchange for the certificate or certificates which formerly represented shares of Interim Bank common stock, which shall be canceled.

                            BACKGROUND OF THE MERGER

         In 1993, Peoples entered into a merger agreement with First Alabama Bancshares, Inc. ("FIRST ALABAMA") whereby the then shareholders of Peoples would have received 1.6 shares of First Alabama common stock. That transaction was terminated by mutual agreement, and thereafter the long-term strategic plan of Peoples was to remain an independent, community-oriented financial institution.

         From time to time, representatives of First American have held discussions with Thomas Hayes, President and Chief Executive Officer of Peoples, concerning First American's interest in acquiring Peoples. In September of 1997, Mr. Dale Polley, the President of First American contacted Mr. Hayes to discuss the possibility of First American's acquisition of Peoples at a price of approximately $32 million in First American Common Stock. Mr. Hayes indicated that Peoples was not interested at that time in such proposal, but that the Peoples Board would review its strategic alternatives after the end of the fiscal year. Messrs. Hayes and Polley had further conversations in January and early February 1998. On March 24, 1998, First American sent a letter to the Peoples Board proposing to exchange 3.65 shares of First American Common Stock for each share of Peoples Common Stock. The Peoples Board considered First American's March 24 offer and more detailed March 27 proposal (containing the same financial terms) at special meetings of the Peoples Board held on March 24 and March 28, 1998. At the meeting on March 28, 1998, the Peoples Board invited representatives of First American to meet with them on April 1, 1998. On April 1, 1998, the Peoples Board met with Mr. Polley and Ms. Mary Neil Price, First American's General Counsel, and with Peoples' special counsel. After receiving a presentation from and questioning the First American representatives, the Peoples Board authorized the retention of Professional Bank Services, Inc. ("PBS") to provide investment banking services and analysis of First American's proposal.

         On April 3, 1998, the Peoples Board further considered the First American proposal and received preliminary advice from PBS with respect to the exchange ratio proposed. Following this meeting and discussions between representatives of Peoples and PBS and representatives of First American, First American agreed to increase the proposed exchange ratio to 3.70 shares of First American Common Stock for each share of Peoples Common Stock. On April 7, 1997, the Peoples Board met, considered the revised financial terms and authorized management and counsel to proceed to negotiate the terms of a definitive acquisition agreement. Following this meeting, representatives of First American and Peoples each conducted due diligence investigations of the other.

         On April 14, the Peoples Board considered the terms of the Agreement. At this meeting, the Board received an opinion from PBS that the terms of the Agreement were fair from a financial point of view. The Board unanimously approved the proposed Merger and the Agreement and recommended its submission to shareholders. In addition, directors representing in excess of 32% of Peoples' Common Stock agreed to vote their shares in favor of the Merger. On April 21, 1998, the Board executed the definitive Agreement.

                        REASONS OF PEOPLES FOR THE MERGER

         In reaching its unanimous conclusion that the Merger is in the best interest of Peoples and its shareholders, the Peoples Board carefully considered a number of factors. The following include all of the material factors considered thereby: (i) similarities between the community banking philosophies of First American and Peoples, as well as First American's long standing presence and reputation in Middle Tennessee; (ii) the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the importance of being able to capitalize on developing opportunities in these industries; (iii) the financial terms of the Merger, including the expectation that the Merger will qualify as a tax-free share exchange and the expectation that the Merger will qualify as a "pooling of interests," (iv) a comparison of the financial terms of the Merger with comparable transactions in Tennessee and elsewhere in the country; (v) a review by the Peoples Board with its legal and financial advisors of the provisions of the Agreement; (vi) the financial advice rendered by PBS to the Peoples Board and the opinion rendered by PBS that the Exchange Ratio is fair, from a financial point of view, to the holders of Peoples Common Stock;
(vii) the absence of any apparent regulatory impediments and the corresponding likelihood that the proposed transaction would be consummated; (viii) the stock price performance of and dividends paid on First American Common Stock over the past several years; (ix) the opportunity for Peoples Shareholders to obtain shares in a publicly traded company at a substantial multiple of book value, and the increased marketability and liquidity of First American Common Stock compared to Peoples Common Stock; (x) information with respect to the financial condition, results of operations, businesses and prospects of Peoples, specifically analyzing the option of selling Peoples or continuing on a stand-alone basis; (xi) information with respect to the financial condition, results of operations, business and prospects of First American as presented both by First American and by PBS, as well as the Peoples Board's own knowledge of Peoples, First American and their respective businesses (including without limitation certain operating synergies resulting from integration and consolidation of certain corporate, accounting and data processing functions).

         THE PEOPLES BOARD BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PEOPLES AND THE PEOPLES SHAREHOLDERS. THE PEOPLES BOARD UNANIMOUSLY RECOMMENDS THAT PEOPLES

SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

                      OPINION OF PEOPLES' FINANCIAL ADVISOR

         PBS was engaged by Peoples to advise its Board as to the fairness of the Merger Consideration, from a financial perspective to be paid by First American to Peoples Shareholders. PBS is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Peoples or First American. PBS was selected to advise the Peoples Board based upon its familiarity with Tennessee financial institutions and knowledge of the banking industry as a whole.

         PBS performed certain analyses described herein and discussed the range of values for Peoples resulting from such analyses with the Peoples Board in connection with PBS's advice as to the fairness of the consideration to be paid by First American.

         A fairness opinion of PBS was delivered to the Peoples Board at a special meeting on April 14, 1998. A copy of the fairness opinion (the "FAIRNESS OPINION"), which includes a summary of the assumptions made and information analyzed in deriving the fairness opinion, together with a letter dated the date of this Prospectus/Proxy Statement reaffirming such opinion, are attached as Appendix B to this Prospectus/Proxy Statement and should be read in their entirety.

         In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to Peoples and First American. PBS considered certain financial and stock market data of Peoples and First American, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Peoples or First American.

         As part of preparing its Fairness Opinion, PBS performed a due diligence review of First American on April 14, 1998. As part of the due diligence, PBS focused on the review of various documents, including the Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission; the Proxy/Prospectus for the 1998 First American Annual Meeting and merger with Deposit Guaranty Corp., Jackson, Mississippi; internal analysis of the Allowance For Loan and Lease Losses; the 1997-2000 Strategic Planning Document; the December 31, 1997 Uniform Bank Performance Report for First American National Bank; and personal interviews with individuals in the treasury, internal audit and loan review functions of First American.

         PBS reviewed and analyzed the historical performance of Peoples as set forth in: Peoples Annual Reports as of 1997 and 1996; December 31, 1997 Consolidated Reports of Condition and Income filed by Peoples with the Federal Deposit Insurance Corporation ("FDIC"); December 31, 1997 Uniform Bank Performance Report of Peoples; and the premises and other fixed assets of Peoples. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the Fairness Opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, experience in other transactions, and knowledge of the banking industry generally.

         In connection with rendering its Fairness Opinion and preparing its various written and oral presentations to the Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various assumptions as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors could create an incomplete view of the evaluation process underlying its Fairness Opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Peoples' or First American's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

ACQUISITION COMPARISON ANALYSIS

         PBS reviewed bank acquisition transactions in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, Tennessee, Virginia and West Virginia (the "REGIONAL AREA") since 1995. There were approximately 264 bank acquisition transactions in the Regional Area announced since 1995 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Regional Area bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Peoples. In addition to reviewing recent Regional Area bank transactions, PBS performed separate comparable analyses for acquisitions of Regional Area banks which, like Peoples, had an equity-to-asset ratio between 10.0% and 12.0%, assets between $100.0 and $200.0 million, a return on equity above 15%, located in Tennessee, and announced since January 1, 1997. Median values for the 264 Regional Area acquisitions expressed as multiples of both book value and earnings were 2.09x and 19.13x, respectively. The median multiples of book value and earnings for acquisitions of Regional Area banks with an equity-to-asset ratio between 10.0% and 12.0% were 2.11x and 20.00x, respectively. For acquisitions of Regional Area banks with assets between $100.0 and $200.0 million, the median multiples of book value and earnings were 2.28x and 20.37x, respectively. Median multiples for Regional Area banks with a return on equity above 15% were 2.38x and 15.36x, respectively. The median multiples of book value and earnings for acquisitions of Regional Area banks located in Tennessee were 1.92x and 16.28x, respectively. For transactions announced since January 1, 1997, the median multiples of book value and earnings were 2.53x and 21.28x, respectively.

         In the proposed transaction, Peoples shareholders will receive 3.70 shares of First American Common Stock per share of Peoples Common Stock, subject to adjustment as further defined in the Agreement. On April 13, 1998, the average of the bid/ask price for First American Common Stock on the Nasdaq National Market System ("NASDAQ") was $50.59 per share. Using this average price of $50.59 per share of First American Common Stock, the proposed consideration to be received represents an aggregate value of $46,795,750 or $187.18 per share of Peoples' Common Stock. This represents a multiple of Peoples' December 31, 1997 adjusted book value and multiple of 1997 adjusted earnings of 3.02x and 20.33x, respectively.

ADJUSTED NET ASSET VALUE ANALYSIS

         PBS reviewed Peoples' balance sheet data to determine the amount of material adjustments required to the stockholder's equity of Peoples based on differences between the market value of Peoples' assets and their value reflected on Peoples' financial statements. PBS determined that one adjustment was warranted. PBS reflected a value of the non-interest bearing demand deposits of $5,531,000. The adjusted net asset value was determined to be $84.02 per share of Peoples Common Stock.

DISCOUNTED EARNINGS ANALYSIS

         A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of Peoples was determined by adding the present value of estimated future dividend streams that Peoples could generate over a five-year period beginning in 1998 and ending in 2002, and the present value of the `Terminal value" of Peoples' earnings at the end of the year 2002. The "terminal value" of Peoples' earnings at the end of the five-year period was determined by applying a multiple of 16.28 times the projected terminal year's net income. The 16.28x multiple represents the median price paid as a multiple of earnings for all Tennessee bank transactions since 1995.

         Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of common stock. The value of Peoples, determined by adding the present value of the total cash flows, was $154.11 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 6% and assuming return on assets reaches 2.00% by year three and remains constant thereafter. Dividends also were assumed to be 50% of income for years one through five and 70% thereafter. This long-term projection resulted in a value of $136.29 per share.

SPECIFIC ACQUISITION ANALYSIS

         PBS valued Peoples based on an acquisition analysis assuming a "break-even" earnings scenario to an acquirer which factored in price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay $114.78 per share of common stock, assuming they were willing to accept no impact to their net income in the initial year. If an overhead reduction of 10% is assumed, an acquiring company would pay $124.92 per share of common stock. This analysis was based on a funding cost of 7.5% adjusted for taxes, amortization of the acquisition premium over 15 years and an earnings level for Peoples of $2,302,000 in 1997.

         The Fairness Opinion is directed only to the question of whether the consideration to be received by Peoples Shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any of the Peoples Shareholders to vote in favor of the Merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Peoples or any of its affiliates.

         Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Peoples Shareholders under the Agreement, is fair and equitable from a financial perspective to the shareholders of Peoples.

         Pursuant to the terms of its agreement with PBS, Peoples has paid or expects to pay PBS at its customary hourly rates not to exceed $30,000, plus reasonable travel and related expenses for all services performed in connection with rendering the Fairness Opinion. In addition, Peoples has agreed to indemnify PBS and their directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any acts or decisions made by PBS in good faith and in the best interest of Peoples.

                               THE EFFECTIVE TIME

         The Merger will become effective upon the filing of a merger agreement by and between Peoples and Interim Bank, and copies of the resolution of the shareholders of Peoples and Interim Bank approving it and certified by the officers of the banks with the Commissioner or at such time thereafter as is provided in the Agreement, but in any event, Peoples and First American intend that the Effective Time shall be 12:01 a.m. Central Time of the first calendar day of the month immediately following the month in which the date of the closing of the Merger occurs (the "CLOSING DATE"). The Closing Date will occur on the last business day of September 1998, or succeeding calendar months thereafter, and at least two business days after the satisfaction or waiver, subject to applicable law, of the conditions described under "-- Conditions to the Merger."

         At the Effective Time, Peoples Shareholders (other than those who perfect dissenters' rights under the TBCA--see "ADDITIONAL INFORMATION-- Dissenters' Appraisal Rights") will cease to be, and will have no rights as, Peoples Shareholders, other than to receive (i) any dividend or other distribution with respect to Peoples Common Stock with a record date occurring prior to the Effective Time and (ii) the Merger Consideration. There will be no transfers on the stock transfer books of Peoples of shares of Peoples Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Peoples Certificates (as defined herein) are presented to Peoples for any reason, they will be cancelled and exchanged for certificates representing shares of First American Common Stock as provided in the Agreement.

                            EXCHANGE OF CERTIFICATES

         As of the Effective Time, First American will deposit, or will cause to be deposited, with its transfer agent (the "EXCHANGE AGENT"), certificates representing the shares of First American Common Stock (collectively, "FIRST AMERICAN CERTIFICATES") and cash to be paid in lieu of fractional shares to which a holder of certificates formerly representing Peoples Common Stock (collectively, "PEOPLES CERTIFICATES") would otherwise be entitled based on the Exchange Ratio (such cash and First American Certificates, together with any dividends or distributions with respect thereto, the "EXCHANGE FUND").

         Peoples shall use its best efforts to cause each Peoples Shareholder (who does not dissent pursuant to Chapter 23 of the TBCA), to deliver the Peoples Certificates to Peoples, and Peoples shall keep such Certificates in escrow for the benefit of each Peoples Shareholder until the Closing Date. On the Closing Date, Peoples shall deliver the Certificates to First American. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such documentation as the Exchange Agent may reasonably require to effectuate the exchange, the Exchange Agent shall, at or after the Effective Time, deliver to the holder of each such Peoples Certificate a certificate representing that number of whole shares of First American Common Stock which such holder has the right to receive in respect of the Peoples Certificate surrendered pursuant to the Agreement (after taking into account all shares of Peoples Common Stock then held by such holder), and cash for fractional shares, if any, and the Peoples Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Peoples Common Stock which is not registered in the transfer records of Peoples, a certificate representing the proper number of shares of First American Common Stock may be issued to a transferee if the Certificate representing such Peoples Common Stock is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent, in its sole discretion, to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Upon surrendered to the Exchange Agent in the manner contemplated by the Agreement, each Peoples Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of First American Common Stock and cash in lieu of any fractional shares of First American Common Stock, without interest, as contemplated by the Agreement.

         No fractional shares of First American Common Stock and no First American Certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger, nor will any dividend or distribution be payable on or with respect thereto, nor will any such fractional share entitle the holder thereof to vote or to any other rights of a First American Shareholder. Instead, First American will pay to each Peoples Shareholder who would otherwise be entitled to a fractional share of First American Common Stock (after taking into account all Peoples Certificates delivered by such Peoples Shareholder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the closing price of First American Common Stock on the NYSE (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the trading day immediately preceding the date on which the Effective Time occurs.

         Any part of the Exchange Fund that remains unclaimed by Peoples Shareholders for 12 months after the Effective Time will be paid to First American, and after such time Peoples Shareholders may look only to First American for payment of the Merger Consideration and unpaid dividends and distributions, if any, on First American Common Stock deliverable in respect of each share of Peoples Common Stock held by such holder, in each case, without interest thereon. Neither First American nor Peoples or the Exchange Agent, or any other person, will be liable to any Peoples Shareholder or First American Shareholder for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

         In the event that any Peoples Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the same, and if required by First American, the posting of a bond by such person in an amount that First American may direct as indemnity against any claim that may be made against it with respect to such Peoples Certificate, the Exchange Agent will issue in exchange for such Peoples Certificate the shares of First American Common Stock and cash in lieu of fractional shares deliverable in respect thereof.

         No dividends or other distributions declared or made after the Effective Time with respect to First American Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Peoples Certificate with respect to the shares of First American Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder until the holder of such Peoples Certificate shall surrender such Certificate in accordance with the Agreement. Subject to the effect of applicable laws, following proper surrender of any such Peoples Certificate, there shall be paid to the holder of the certificates representing whole shares of First American Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable with respect to a fractional share of First American Common Stock to which such holder is entitled pursuant to the Agreement and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of First American Common Stock, and, if necessary, (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of First American Common Stock.

           CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

         The Agreement contains negative and affirmative covenants that are customary in transactions of this nature. In addition, the Agreement provides that, except as specifically contemplated or permitted thereby, Peoples shall, and shall cause its subsidiaries to, operate its business only in the usual, regular and ordinary course and preserve intact its business organizations and assets and maintain it rights and franchises and each of Peoples and First American shall, and shall cause each of its respective subsidiaries to, take no action which would materially adversely affect the ability of any party to perform its covenants in all material respects to consummate the Merger or prevent or impede the transactions contemplated by the Agreement from qualifying as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("CODE"), or the Merger qualifying as a pooling of interests; provided, however, that the foregoing generally does not prevent First American or any of its subsidiaries from acquiring or disposing of assets or businesses and that Peoples shall be permitted to sell all of the assets or stock of Community Credit Services, Inc. with the prior written consent of First American, which consent shall not be unreasonably withheld. Further, without the prior written consent of First American, or as otherwise provided in the Agreement, Peoples generally may not, and may not permit its subsidiaries to, incur new debt other than in the ordinary course of business; declare or pay dividends other than a dividend on an equivalent basis to First American's current dividend; increase compensation or benefits of employees, officers or directors except as specifically permitted in the Agreement; or take certain other actions, other than in the ordinary course of business or as described in the Agreement, that might impact the financial condition or business of Peoples. The Agreement also contains certain other provisions pursuant to which Peoples has agreed to take certain actions relating to its lending, environmental and other policies with the purpose of coordinating such policies with those of First American in anticipation of the completion of the transactions contemplated by the Agreement.

         In the Agreement, Peoples has agreed that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Peoples or any subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any Competing Transaction (as defined in "--Termination of Agreement" below). Peoples will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Peoples or any subsidiary, directly or indirectly, (a) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Competing Transaction; (b) to negotiate any Competing Transaction with any person or entity; or (c) to enter into any agreement, letter of intent or agreement in principle as to any Competing Transaction. Peoples will promptly give written notice to First American upon becoming aware of any Competing Transaction.

         In the event this covenant relating to Competing Transactions is breached by Peoples, or any of its directors, officers, employees or agents, and the Agreement is terminated as a result, under certain circumstances Peoples may be required to pay to First American liquidated damages of $2,000,000. See "-- Termination Fee."

                            CONDITIONS TO THE MERGER

         The obligations of First American and Peoples to consummate the Merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the Effective Time, of a number of conditions set forth in the Agreement, including: (i) approval and adoption of the Agreement by the affirmative vote of the holders of not less than a majority of Peoples Common Stock entitled to vote thereon and with no more than 5% of shares of Peoples Common Stock dissenting pursuant to the applicable provisions of the Agreement and the TBCA; (ii) approval for listing on the NYSE of the shares of First American Common Stock to be issued in the Merger; (iii) the receipt of all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all the foregoing, "CONSENTS") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on First American and its subsidiaries, taken as a whole, (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS"); (iv) the Registration Statement shall have become effective under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and shall not be the subject of any stop order or proceedings seeking a stop order; (v) the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, and the absence of any statute, rule, regulation, order, injunction or decree having been enacted, entered, enforced or deemed applicable to the Merger that would render consummation of the Merger illegal; and (vii) the absence of any proceeding initiated by any governmental entity seeking an Injunction.


         The obligation of First American to effect the Merger is subject to the satisfaction of the following additional conditions unless waived in writing by First American: (i) the representations and warranties of Peoples set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; (ii) as of the Closing Date and continuing until the Effective Time, the realized shareholders' equity of Peoples, calculated on a consolidated basis in accordance with generally accepted accounting principles ("GAAP"), shall not be less than $16.4 million (exclusive of Merger-related costs in an amount not to exceed $200,000 and exclusive of bonuses and payments made by Peoples to Peoples' 401(k) Profit Sharing Plan in an aggregate amount not to exceed $250,000); (iii) Peoples shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Closing Date; (iv) prior to or on the Closing Date, Peoples shall have obtained the consent or approval of each person (other than those the failure to obtain which would not have a material adverse effect upon the consummation of the Merger or on First American or its subsidiaries) whose consent or approval shall be required in order to permit the succession by First American after the Effective Time to any obligation, right or interest of Peoples under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument; (v) First American and Peoples shall have received the opinion of the law firm of Bass, Berry & Sims PLC, dated as of the Closing Date, to the effect that the Merger will have the federal income tax consequences set forth under "--Certain Federal Income Tax Consequences"; (vi) First American also shall have received the opinion of the law firm of Bass, Berry & Sims PLC, counsel to Peoples, dated as of the Closing Date, in form reasonably satisfactory to First American, which shall cover the matters set forth in the Agreement; (vii) there shall have been no material adverse change in the business, financial condition, prospects or results of operations or prospects of Peoples from that reflected in the documents provided to First American pursuant to the terms of the Agreement and neither Peoples nor any of its subsidiaries shall have suffered any substantial loss or damage to their respective properties, or assets whether or not insured that would materially adversely affect or impair the ability of Peoples or its subsidiaries to conduct their business and operations except for such changes that result from changes contemplated by the Agreement; (viii) First American shall have received written affiliates agreements as provided for in the Agreement; (ix) First American shall have received a letter from Kraft Bros., Esstman Patton & Harrell, PLLC, dated as of the Closing Date, in form and substance satisfactory to First American, addressing certain matters regarding the financial statements of Peoples set forth in the Agreement; (x) First American shall have received a certificate of the President and Chief Executive Officer of Peoples certifying to First American immediately prior to the Effective Time (a) the number of shares of Peoples Common Stock issued and outstanding; (b) that there were no options for Peoples Common Stock outstanding; (c) that no other shares of capital stock or securities convertible into or evidencing the right to purchase or subscribe for any shares of Peoples capital stock are outstanding and that there are no other outstanding warrants, calls, subscriptions, rights, commitments, stock appreciation rights, phantom stock or similar rights or any other agreements of any character obligating Peoples to issue any shares of capital stock or securities convertible into or evidencing the right to purchase such stock; (d) that no shares of Peoples stock are held by Peoples in treasury; and (e) that Peoples owns, free and clear, all of the capital stock of the subsidiaries; (xi) the Employment Agreement between First American National Bank ("FANB") and Thomas Hayes, substantially in the form attached to the Agreement, shall have been executed and delivered by Mr. Hayes prior to the Closing Date;
(xii) First American shall have received (a) a letter from Kraft Bros., Esstman Patton & Harrell, PLLC, to the effect that Peoples Bank has taken no action that would cause the transactions contemplated herein not to qualify for "pooling-of-interests" accounting treatment and (b) the opinion of KPMG Peat Marwick LLP to the effect that the Merger shall be accounted for as a "pooling-of-interests"; (xiii) at Closing, Peoples shall provide to First American a statement, dated on and as of the Closing Date, concerning the status and costs associated with Peoples' compliance or non-compliance with its covenants under the Agreement and as to the other items covered by the monthly status reports as called for by the terms of the Agreement; and (xiv) at Closing, First American shall receive a statement from the President and Chief Executive Officer of Peoples certifying that Peoples and its subsidiaries have complied in all material respects with the standards set forth in the FFIEC Interagency Statement regarding Year 2000 compliance dated May 5, 1997, and as revised on December 17, 1997, and as may have been amended thereafter.


         The obligation of Peoples to effect the Merger is subject to the satisfaction of the following additional conditions unless waived by Peoples:
(i) the representations and warranties of First American set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; (ii) First American shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Closing Date; (iii) Peoples shall have received the opinion of Mary Neil Price, Esq., General Counsel to First American, dated as of the Closing Date, in form reasonably satisfactory to Peoples, which shall cover the matters set forth in the Agreement; and (iv) there shall have been no material adverse change in the business, financial condition, prospects or results of operations or prospects of First American from that reflected in the SEC filings of First American as were provided to Peoples by First American in accordance with the terms of the Agreement and First American shall not have suffered any substantial loss or damage to its properties, or assets whether or not insured that would materially adversely affect or impair the ability of First American to conduct its business and operations.

         No assurance can be provided as to whether all of the conditions precedent to the Merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

                          TERMINATION OF THE AGREEMENT

         The Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Peoples: (a) by mutual written consent of First American and Peoples; or (b) by either First American or Peoples if (i) the Merger shall not have been consummated on or before December 31, 1998, provided the terminating party shall not have breached in any material respect its obligations under the Agreement in a manner that proximately contributed to the failure to consummate the Merger by such date;
(ii) any governmental or regulatory body, the consent of which is a condition to the obligations of First American and Peoples to consummate the transactions contemplated by the Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

         The Agreement may be terminated by First American at any time prior to the Effective Time, whether before or after approval by the shareholders of
Peoples: (i) if any event shall have occurred as a result of which any condition of First American's obligations to effect the Merger, as set forth in the Agreement, is no longer capable of being satisfied; (ii) if there has been a breach by Peoples of any representation or warranty contained in the Agreement, which would or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations or prospects of Peoples and its subsidiaries, taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in the Agreement on the part of Peoples; (iii) if Peoples (or its Board of Directors) shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction (as herein defined); (iv) if the Board of Directors of Peoples shall have withdrawn or materially modified its authorization, approval or recommendation to the stockholders of Peoples with respect to the Merger or the Agreement or shall have failed to make the favorable recommendation required by the terms of the Agreement; or (v) if Peoples has authorized or permitted any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Peoples or any subsidiary, directly or indirectly, to negotiate any Competing Transaction with any person or entity.

         The term "COMPETING TRANSACTION" means any of the following involving Peoples (other than the transactions contemplated by the Agreement): (x) any merger, consolidation, share exchange, business combination, or other similar transaction; (y) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the capital stock or assets of Peoples in a single transaction or series of transactions to the same person, entity or group; or
(z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         The Agreement may also be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Peoples: (i) if any event shall have occurred as a result of which any condition of Peoples' obligations to effect the Merger, as set forth in the Agreement, is no longer capable of being satisfied; or (ii) if there has been a breach by First American of any representation or warranty contained in the Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of First American and FANB, taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in the Agreement on the part of First American.

         In the event of termination of the Agreement pursuant to its terms the Agreement will become void and have no effect, except with respect to those provisions of the Agreement which by their terms expressly survive the termination of the Agreement, and except with respect to the provisions of the Agreement relating to publicity, fees and expenses and the parties' rights and obligations upon termination and except that termination will not relieve or release a breaching party from liability or damages for its willful breach of the Agreement.

                                 TERMINATION FEE

         In recognition of the fact that First American has spent substantial time and effort in examining the business, properties, affairs, financial condition and prospects of Peoples, has incurred substantial fees and expenses in connection with such examination, the preparation of the Agreement and the accomplishment of the transactions contemplated thereunder, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time, the Agreement provides that Peoples shall pay to First American a fee in the amount of $2 million (the "FEE"), which amount is inclusive of the First American expenses, not as a penalty but as full and complete liquidated damages:
(a) if First American terminates the Agreement: (i) by reason of the failure of Peoples to meet certain conditions set forth in the Agreement due to Peoples' knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and within twelve (12) months from the date of termination a Competing Transaction is consummated or Peoples shall have directly or indirectly solicited bids for a Competing Transaction or shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction; (ii) after the Peoples Board shall have withdrawn or materially modified its authorization, approval or recommendation to the shareholders of Peoples with respect to the Merger or the Agreement or shall have failed to make the favorable recommendation required by the terms of the Agreement; or (iii) because

Peoples (or its Board of Directors) shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction and within twelve (12) months from the date of termination a Competing Transaction is consummated or Peoples shall have entered into an agreement which if consummated would constitute a Competing Transaction; or (b) if Peoples terminates the Agreement pursuant to its termination right under the Agreement because the Agreement did not receive the requisite vote of the Peoples shareholders and within twelve (12) months from the date of termination a Competing Transaction is consummated or Peoples shall have entered into an agreement which if consummated would constitute a Competing Transaction. Any Fee required to be paid shall be made no later than two business days after the date due and shall be made by wire transfer of immediately available funds to an account designated by First American. In the event that First American is entitled to the Fee, Peoples shall also pay to First American interest at the rate of 9% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Peoples to pay the Fee or such interest.

                                    EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense; provided that First American and Peoples shall equally share all expenses connected with the printing and mailing of the Registration Statement; and, provided, further, that in the event the requisite vote of the Peoples shareholders to approve the Merger is not obtained, Peoples shall bear all of the expenses incurred by First American in connection with the preparation, printing, or mailing of an offering statement to Peoples shareholders, the registration of First American Common Stock through the Registration Statement or other out-of-pocket expenses incurred by First American under the Agreement.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material anticipated U.S. federal income tax consequences of the Merger to Peoples Shareholders who hold Peoples Common Stock as a capital asset. The summary is based on the Code, Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities and holders who hold Peoples Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. PEOPLES SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN, AND OTHER TAX LAWS.

         In connection with the filing of the Registration Statement, First American has received an opinion of Bass, Berry & Sims PLC as of August __, 1998, addressing the U.S. federal income tax consequences of the Merger described below. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the expected state of facts existing at the Effective Time. In rendering this opinion, Bass, Berry & Sims PLC has required and relied upon representations and covenants, including those contained in certificates of officers of First American and Peoples.

         First American's obligation to effect the Merger is conditioned upon its receipt of an opinion of the law firm of Bass, Berry & Sims PLC, counsel to Peoples, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, and that First American and Peoples will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In addition, Peoples shall have received an opinion from Bass, Berry & Sims PLC, to the foregoing effect and to the effect that (i) the shareholders of Peoples will not recognize any gain or loss to the extent that such shareholders exchange shares of Peoples Common Stock solely for shares of First American Common Stock in the Merger; (ii) the basis of the First American Common Stock received by a Peoples shareholder who exchanges Peoples Common Stock solely for First American Common Stock will be the same as the basis of the Peoples Common Stock surrendered therefor (subject to any adjustments required as a result of the receipt of cash in lieu of fractional shares); (iii) the holding period of the First American Common Stock received by a Peoples shareholder receiving First American Common Stock will include the period during which the Peoples Common Stock surrendered in exchange therefor was held (provided that the Peoples Common Stock was held as a capital asset at the Effective Time); and
(iv) cash received by a Peoples shareholder in lieu of a fractional First American Common Stock share will be treated as having been received as a distribution in full payment in exchange for such fractional share interest.

         None of the tax opinions to be delivered to the parties in connection with the Merger as described herein are binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in such opinions or that a court will not sustain such challenge.

         Based upon the current ruling position of the IRS, cash received by a Peoples Shareholder in lieu of a fractional share interest in First American Common Stock will be treated as having been received in redemption of such fractional share interest, and a Peoples

Shareholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Peoples Common Stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of Peoples Common Stock is greater than one year at the Effective Time. The holding period of a share of First American Common Stock received in the Merger (including a fractional share interest deemed received and redeemed as described above) will include the holder's holding period in the Peoples Common Stock surrendered in exchange therefor.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Peoples' management and the Peoples Board may be deemed to have certain interests in the Merger that are in addition to their interests as Peoples Shareholders generally. The Peoples Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

         Employment Agreement. Pursuant to the terms of the Agreement, First American's obligation to effect the Merger is subject to the execution and delivery, prior to the Closing Date, by Thomas Hayes of an employment agreement (the "EMPLOYMENT AGREEMENT") between Mr. Hayes and FANB. As of the date of the Agreement, Mr. Hayes was the President and Chief Executive Officer and a director of Peoples. Pursuant to the Employment Agreement, Mr. Hayes will be employed by FANB. The term of the Employment Agreement commences on the Closing Date and continues until December 31, 2000, unless renewed by mutual agreement of the parties thereto prior to that date (or any subsequent date on which Mr. Hayes ceases to be employed by FANB and/or its subsidiaries, affiliates, successors or assigns) ("TERMINATION DATE") for an additional one year period; provided that (i) Mr. Hayes' term of employment pursuant to the Employment Agreement (the "EMPLOYMENT PERIOD") shall terminate prior to such date upon Mr. Hayes' resignation, death or permanent disability or incapacity and (ii) the Employment Period may be terminated by FANB at any time prior to such date for cause (as defined in the Employment Agreement) or without cause.

         Mr. Hayes' base salary will be $165,000 per year or such higher rate as may be determined from time to time in accordance with the policies and procedures of FANB ("BASE SALARY") during the Employment Period. Mr. Hayes shall also receive a bonus, payable on or before December 31, 1998, in an amount not to exceed $27,500 for services rendered to FANB in 1998, and shall not be entitled to participate in any First American annual incentive plan in 1998; such bonus shall be accrued by Peoples prior to the date of the Employment Agreement. On or after January 1, 1999, and until the Termination Date, Mr. Hayes shall also be entitled to participate in any First American annual incentive plan for similarly situated employees during the term of the Employment Agreement.

         If the Employment Period is terminated by FANB without cause prior to the Termination Date, Mr. Hayes shall be entitled to receive one-half of his Base Salary, as in effect immediately prior to the Termination Date, through, and in consideration for, the Noncompete Period (as defined in the Employment Agreement), so long as Mr. Hayes has not materially breached the provisions of the Employment Agreement. Such Base Salary payments shall be payable in regular installments in accordance with FANB's general payroll practices. If the Employment Period is terminated as a result of Mr. Hayes' death or permanent disability or incapacity, Mr. Hayes or his estate shall be entitled to receive his Base Salary, as in effect immediately prior to the Termination Date through the Termination Date. All of Mr. Hayes' rights to benefits and bonuses under the Employment Agreement (if any) accruing after the Termination Date shall cease upon such termination.

         The Employment Agreement also provides that Mr. Hayes is entitled to participate in all of FANB's benefit programs for which similarly situated employees of FANB and its subsidiaries are generally eligible. The Employment Agreement, once effective, supersedes any other employment agreement between Mr. Hayes and Peoples.

         Severance Arrangements. First American will use its reasonable efforts to provide employment opportunities in other First American locations in Middle Tennessee to qualified employees of Peoples whose services in current Peoples positions after the Effective Time are no longer necessary, and from and after the Effective Time, all employees of Peoples who are terminated after the Merger will be eligible for severance benefits under First American's severance policy.

         Indemnification; Insurance. The Agreement provides that, from and after the Effective Time, First American shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Agreement or who becomes prior to the Effective Time, an officer, director or employee of Peoples or any of its subsidiaries (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments, or amounts that are paid in settlement with the approval of First American (which approval shall not be unreasonably withheld), of or in connection with any claim, action, suit, proceeding or investigation in which an Indemnified Party is, or is threatened to be made a party or witness, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Peoples or any subsidiary of Peoples, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time, in each case to the full extent Peoples would have been permitted under Tennessee or federal law in effect as of the date of the Agreement or as amended applicable to a time prior to the Effective Time, and its charter and by-laws or the charter and by-laws of the Peoples subsidiary, as applicable, to indemnify such person. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to First American; (ii) after the Effective Time, First American shall pay all reasonable fees and expenses of such counsel and such other fees and expenses as are reasonable for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, First American will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that First American shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under these provisions of the Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall notify First American (but the failure so to notify First American shall not relieve it from any liability which it may have under these provisions of the Agreement except to the extent such failure materially prejudices First American). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

         First American has also agreed, from and after the Effective Time and for a period of three years thereafter, to use its best efforts to maintain in effect directors' and officers' liability insurance coverage which is at least as advantageous as to coverage and amounts as maintained by Peoples immediately prior to the Effective Time with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that First American shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 1.5 times premiums paid as of the date hereof by Peoples for such insurance. Notwithstanding anything to the contrary contained in the Agreement, First American's agreement set forth above shall be limited to cover claims only to the extent that those claims are not covered under Peoples' directors' and officers' insurance policies (or any substitute policies permitted by the terms of the Agreement). These provisions of the Agreement relating to indemnification are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and each Indemnified Party's heirs and representatives.

                              ACCOUNTING TREATMENT

         It is intended that the Merger will be accounted for as a "pooling of interests" under GAAP, and the receipt of a letter from First American's independent accountants to the effect that the Merger will qualify for such accounting treatment is a condition to First American's obligation to consummate the Merger.

                               REGULATORY MATTERS

         The acquisition of Peoples by First American in the share exchange is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The merger of Peoples and Interim Bank is subject to the prior approval of the FDIC under the Bank Merger Act. The Merger requires a notice filing with the Tennessee Department of Financial Institutions (the "DEPARTMENT") in connection with First American's acquisition of Peoples and Interim Bank. In addition, the establishment of Interim Bank requires the prior approval of the Department. On June 5, 1998, the Federal Reserve Board approved the acquisition of Peoples. On July 24, 1998, the FDIC approved the merger of Peoples and Interim Bank. On July 15, 1998 and July 13, 1998, respectively, the Department approved the Merger and the establishment of Interim Bank. As of the date of this Prospectus/Proxy Statement, all required waiting periods in connection with any of the foregoing approvals have expired.

         First American and Peoples are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, First American and Peoples currently contemplate that such approval of action would be sought.

         See "--The Effective Time," "--Conditions to the Merger" and "--Termination of the Agreement."

                      RESTRICTIONS ON RESALES BY AFFILIATES

         The shares of First American Common Stock issuable to Peoples Shareholders upon consummation of the Merger have been registered under the Securities Act. Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of First American or Peoples, as that term is defined in the rules promulgated under the Securities Act.

         Shares of First American Common Stock received and beneficially owned by those Peoples Shareholders who are deemed to be affiliates of Peoples at the time of the Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. Commission guidelines regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the "pooling of interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

         Peoples has agreed in the Agreement to use its reasonable best efforts to cause each person who is an affiliate (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of

Peoples to deliver to First American a written agreement, in the form attached to the Agreement as Exhibit A, intended to ensure compliance with the Securities Act and to preserve the ability of the Merger to be accounted for as a "pooling-of-interests."

                         INFORMATION ABOUT OUR COMPANIES

                        INFORMATION ABOUT FIRST AMERICAN

GENERAL

         First American was incorporated in Tennessee in 1968 and is registered as a bank holding company under the BHCA. First American owns all of the capital stock of FANB, a national banking association headquartered in Nashville, Tennessee ("FANB"); Deposit Guaranty National Bank, a national banking association headquartered in Jackson, Mississippi ("DGNB"); First American Federal Savings Bank, a federal savings bank headquartered in Roanoke, Virginia; and First American Enterprises, Inc., a Tennessee corporation headquartered in Nashville, Tennessee. First American anticipates that DGNB will be merged into FANB effective September 1, 1998. First American's subsidiary banks engage in lending in the following areas: commercial, consumer (amortizing mortgages and other consumer loans) and real estate (construction, commercial mortgages and other real estate loans).

         FANB owns 98.75% of the issued and outstanding capital stock of IFC Holdings, Inc. (formerly INVEST Financial Corporation), a Delaware corporation headquartered in Tampa, Florida, which is engaged in the distribution of securities, other investment products, and insurance, and 49% of the capital stock of The SSI Group, Inc., a Florida corporation headquartered in Mobile, Alabama, which is engaged in health care claims processing.

         First American coordinates the financial resources of the consolidated enterprise and maintains systems of financial, operational and administrative controls that allow coordination of selected policies and activities. First American derives its income from interest, dividends and management fees received from its subsidiaries.

         As of June 30, 1998, First American had total assets of approximately $19.1 billion, total deposits of approximately $13.6 billion and shareholders' equity of approximately $1.6 billion. The mailing address of the principal executive offices of First American is First American Center, Nashville, Tennessee 37237-0700, and the telephone number is (615) 748-2000.

PENDING ACQUISITIONS

         In addition to the Merger, First American has pending three other proposed acquisitions of financial institutions to be accounted for as pooling-of-interests.

         First American has entered into a Bank Merger Agreement dated May 26, 1998 to acquire The Middle Tennessee Bank, Columbia, Tennessee ("MTB"). As of June 30, 1998, MTB operated seven branches in Maury County, Tennessee, and had approximately $225 million in assets, $190 million in deposit liabilities and $30 million in stockholders' equity. This transaction is expected to be consummated by the end of the third quarter of 1998.

         First American has entered into an Agreement and Plan of Merger dated May 28, 1998 to acquire Pioneer Bancshares, Inc ("PIONEER"). As of June 30, 1998, Pioneer operated through its depository institution subsidiaries 34 branches in the Chattanooga, Tennessee metropolitan area and Northern Georgia, and had approximately $1.006 billion in consolidated assets, $804 million in consolidated deposit liabilities and $103 million in stockholders' equity. This transaction is expected to be consummated during the fourth quarter of 1998.

         First American has entered into an Agreement and Plan of Merger dated June 9, 1998 to acquire CSB Financial Corp. ("CSB"). As of June 30, 1998, CSB operated four branches in Cheatham County, Tennessee, and had approximately $144 million in assets, $132 million in deposit liabilities and $11 million in stockholders' equity. This transaction is expected to be consummated by the end of the third quarter of 1998.

                            INFORMATION ABOUT PEOPLES

         Peoples was organized and began business in Vanleer, Dickson County, Tennessee on November 26, 1906. In 1985, it changed its principal banking office to Dickson, Tennessee. Peoples has one active wholly owned subsidiary, the Highland Rim Title Company ("HRTC"), which was organized and began business in October, 1996 to assist the bank with real estate closings. Community Credit Services, Inc. ("CCS"), a wholly owned subsidiary of Peoples which was organized and began business in April, 1996 to offer credit to "B" and "C" credit customers in Dickson, sold substantially all of its assets on May 1, 1998.

         Peoples is a state chartered, non-member, FDIC insured commercial bank, offering a wide range of commercial banking services, including checking, savings, money market deposit accounts, certificates of deposits, and loans for consumer, commercial, agricultural and real estate purposes. Peoples considers its primary market for its products and services to be individuals, professionals and small to medium sized businesses located in Dickson and Houston Counties in Tennessee. Peoples' main office is in Dickson, Tennessee. Peoples has five other full service banking locations, one other in Dickson, Tennessee and one each in Charlotte, Burns, and Vanleer, Tennessee, all of which are located in Dickson County as well as one location in Erin, Houston County, Tennessee. Besides the Vanleer office, each full service facility is equipped with an automated teller machine ("ATM") for 24-hour banking. Peoples also has three other free standing ATMs, one each in Dickson and White Bluff in Dickson County and one in Tennessee Ridge, Houston County.

         As of June 30, 1998, Peoples had total assets of approximately $136 million, total deposits of approximately $119 million and shareholders' equity of approximately $16.8 million. Other than its investment in HRTC, Peoples has no other significant investments. The mailing address of the principal executive offices of Peoples is 601 Highway 46, South, Dickson, Tennessee 37056, and the telephone number is (615) 446-9091. See "ADDITIONAL INFORMATION ABOUT PEOPLES."

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Following the consummation of the Merger, the current directors and executive officers of First American will continue to be the directors and executive officers of First American.

         First American currently expects that, immediately following the consummation of the Merger, Peoples will be held as a separate state-chartered bank subsidiary and that the existing branches of Peoples will continue to use the Peoples name in the markets in which they currently operate. First American currently anticipates that Peoples will be merged with and into FANB by the middle of 1999.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES

         First American Common Stock is listed on the NYSE under the symbol "FAM." Prior to July 1, 1998, First American Stock was authorized for quotation on Nasdaq under the trading symbol "FATN." As of [ ], First American Common Stock was held of record by approximately [ ] persons. The following table sets forth the high and low closing sale prices of the First American Common Stock as reported by the NYSE or Nasdaq.

                                                                     FIRST AMERICAN CLOSING SALES PRICES
                                                                     -----------------------------------
                                                                         HIGH                     LOW
                                                                         ----                     ---
      YEAR ENDED DECEMBER 31, 1996:
          First Quarter                                                 $24.25                   $21.19
          Second Quarter                                                 22.81                    21.06
          Third Quarter                                                  24.13                    20.38
          Fourth Quarter                                                 29.38                    23.88

      YEAR ENDED DECEMBER 31, 1997:
          First Quarter                                                  34.63                    28.00
          Second Quarter                                                 40.00                    29.63
          Third Quarter                                                  50.13                    38.00
          Fourth Quarter                                                 55.38                    43.75

      YEAR ENDED DECEMBER 31, 1998:
          First Quarter                                                  49.69                    43.13
          Second Quarter                                                 54.88                    43.13
          Third Quarter (through August    , 1998)                       [   ]                    [   ]
                                        ---

         Peoples Common Stock is not listed, traded or quoted on any securities exchange or any quotation system, and no dealer, to Peoples' knowledge, makes a market in Peoples Common Stock. Rather, buyers and sellers of Peoples Common Stock are matched by Peoples, as an accommodation. According to Peoples' stock transfer books, there were in 1996 approximately 13 transactions involving an aggregate of 8,920 shares transferred; in 1997 one transaction occurred involving 1,580 shares; and thus far in 1998, there has been one transaction involving 100 shares. As Peoples is not an actual party to these transactions, it has no record of or knowledge of the sales price per share of such transactions.

DIVIDENDS

         The following table sets forth dividends declared per share of First American Common Stock and Peoples Common Stock, respectively, for the periods indicated. The ability of either First American or Peoples to pay dividends to its respective shareholders is subject to certain restrictions. See "--Supervision and Regulation of First American and Peoples."

                                                                     FIRST
                                                                    AMERICAN        PEOPLES
                                                                    DIVIDENDS       DIVIDENDS
                                                                   ------------    ---------

       YEAR ENDED DECEMBER 31, 1996:
           First Quarter                                             $.140           $  --
           Second Quarter                                             .155              --
           Third Quarter                                              .155              --
           Fourth Quarter                                             .155            1.60
       YEAR ENDED DECEMBER 31, 1997:
           First Quarter                                              .155              --
           Second Quarter                                             .200              --
           Third Quarter                                              .200              --
           Fourth Quarter                                             .200            1.75
       YEAR ENDED DECEMBER 31, 1998:
           First Quarter                                              .200              --
           Second Quarter                                             .250              --
           Third Quarter (through August [--], 1998)(a)              [.250]             --

         (a) The Merger Agreement permits Peoples to pay a dividend of $2.18 per share prior to September 30, 1998. Peoples anticipates it will declare and pay such dividend in September prior to closing.



            SUPERVISION AND REGULATION OF FIRST AMERICAN AND PEOPLES

GENERAL

         As a registered bank holding company, First American is subject to the supervision of, and to regular inspection by, the Federal Reserve Board. Peoples is a Tennessee state chartered bank regulation, supervision and examination by the Commissioner of Financial Institutions of the State of Tennessee (the "COMMISSIONER"). The bank subsidiaries of First American are organized as national banking associations, which are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the "OCC"). First American owns a federal savings bank subject to supervision, regulation and examination by the Office of Thrift Supervision (the "OTS"). The deposits of each of the banking subsidiaries of First American and of Peoples are insured, up to applicable limits, by the FDIC, which maintains back-up enforcement authority over each institution. In addition to banking laws, regulations and regulatory agencies, First American and Peoples and their subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which, directly or indirectly, affect the operations and management of First American and Peoples and their ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect First American and Peoples. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provision or proposal. Supervision and regulation of bank holding companies and their subsidiaries are intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company shareholders or creditors. Further information on the supervision and regulation of First American and its subsidiaries may be found in First American's Annual Report on Form 10-K for the year ended December 31, 1997, as amended. See "ADDITIONAL INFORMATION--Where You Can Find More Information." For additional information on the regulation and supervision of Peoples, see "ADDITIONAL INFORMATION ABOUT PEOPLES -- Supervision and Regulation."

         The activities of First American and those of companies which First American controls or in which it holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as First American, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company. The activities of Peoples generally are limited to the business of banking as defined by Tennessee banking laws and applicable federal laws and regulations.

         Bank holding companies like First American are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank that is not already majority-owned by the bank holding company. Under the Tennessee Bank Structure Act, no bank holding company, whether incorporated in Tennessee or elsewhere, may acquire any bank in Tennessee that has been in operation for less than five years, or organize a new bank in Tennessee, except in the case of certain interim bank mergers and acquisitions of banks in financial difficulty. Under Tennessee law pertaining to bank mergers, banks in separate counties in Tennessee that have been in operation for at least five years may merge. Banks with principal offices in the same county may merge without regard to the five-year aging requirement. Under these provisions, First American could in the future acquire banks in Tennessee that have been in operation for five years, but may not form or acquire a new bank in any Tennessee county other than Davidson County, in which the main office of FANB is located. Peoples has been in existence more than five years.

         Pursuant to the Riegle-Neal Banking and Branching Efficiency Act of 1994 (the "INTERSTATE BANKING AND BRANCHING ACT") bank holding companies generally can acquire banks in states other than their home states without regard to the permissibility of such acquisitions under state law. The Interstate Banking and Branching Act also authorizes banks with different home states to merge across state lines, unless the home state of a participating institution has passed legislation prior to June 1, 1997 explicitly prohibiting interstate branching within that state. No states in which First American's banking subsidiaries are located passed such legislation.

         Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on First American, Peoples and their subsidiaries cannot be determined at this time.

CAPITAL AND OPERATIONAL REQUIREMENTS

         The Federal Reserve Board, the OCC, the OTS and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States bank holding companies and federally insured depository institutions. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines applicable to bank holding companies define a two-tier capital framework. Tier 1 capital generally consists of common and qualifying preferred shareholders' equity, less goodwill, certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. For purposes of calculating risk-weighted assets, assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 risk-based capital ratio is 4% and the minimum total risk-based capital ratio is 8%. First American's Tier 1 and total risk-based capital ratios under these guidelines at June 30, 1998 were [____%] and [____%] respectively, and Peoples' were 20.7% and 21.9% respectively.

         The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. First American's leverage ratio at June 30, 1998 was ____%. First American Federal Savings Bank is subject to similar capital requirements adopted by the OTS. Under the OTS capital guidelines, a savings association is required to maintain tangible capital of at least 1.5% of tangible assets, core (leverage) capital of at least 3% of the association's adjusted total assets and risk-based capital of at least 8% of risk-weighted assets.

         The other U.S. federal banking agencies have established risk-based and leverage capital guidelines for federally-insured banks and thrifts that are substantially similar to the Federal Reserve Board's capital guidelines for bank holding companies. At June 30, 1998, Peoples and each of the depository institution subsidiaries of First American was in compliance with these applicable federal capital adequacy guidelines.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective U.S. federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan in order for the capitalization plan to be accepted by the appropriate bank regulator. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and





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

management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

         The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized, including, in the most severe cases, placing an institution into conservatorship or receivership. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of a least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, Peoples and each of the banking subsidiaries of First American was considered well capitalized as of June 30, 1998.

         Banking agencies have also adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy.

         Distributions. First American derives funds for cash distributions to its shareholders from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. Under applicable law, the national banking subsidiaries of First American may not pay a dividend, without the prior approval of the OCC, if the total of all dividends declared in any calendar year exceeds the total of its net profits of the preceding two calendar years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. In addition, federal savings associations must provide the OTS with at least 30 days' notice prior to declaring a dividend and are subject to other OTS regulations governing capital distributions. As a Tennessee-chartered bank, Peoples may pay dividends not more than once each calendar quarter from undivided profits. Each of the banking subsidiaries is prohibited from paying a dividend if thereafter the subsidiary would fail to maintain capital within regulatory minimums. The appropriate U.S. federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

         Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

         In addition to the foregoing, the ability of Peoples, First American, and First American's banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of First American, Peoples, their respective shareholders and their respective creditors to participate in any distribution of the assets or earnings of their respective subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

         "Source of Strength" Policy; Cross-Guarantee Liability. According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC--either as a result of default of a banking or thrift subsidiary of a bank holding company such as First American or related to FDIC assistance provided to a subsidiary in danger of default--the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

ENFORCEMENT POWERS OF THE BANKING AGENCIES

         The U.S. federal and state banking agencies have broad enforcement powers over bank holding companies and their subsidiaries, as well as over banks that are not part of a holding company structure and the subsidiaries of such banks, including, in the case of the federal agencies, the power to terminate deposit insurance, impose substantial fines and other civil penalties and, in the most severe cases, to appoint a conservator or receiver for a depository institution. Failure to maintain adequate capital or to comply with applicable laws, regulations and supervisory agreements could subject First American, Peoples or their subsidiaries to these enforcement provisions.

                          FIRST AMERICAN CAPITAL STOCK

FIRST AMERICAN COMMON STOCK

         General. First American is authorized to issue 200,000,000 shares of First American Common Stock, of which [ ] shares were outstanding as of [ ], 1998. First American Common Stock is listed on the NYSE under the symbol "FAM." As of [ ], 1998, [ ] shares of First American Common Stock were reserved for issuance under various employee benefit plans of First American or otherwise, pursuant to the First American Dividend Reinvestment and Stock Purchase Plan and pursuant to that certain agreement (the "CHARTER FEDERAL AGREEMENT") by and between First American and Charter Federal Savings Bank in connection with certain litigation with the U.S. Government with respect to the treatment of supervisory goodwill. After taking into account the shares reserved as described above and the number of shares expected to be issued in the Merger and the other Proposed Transactions, the number of authorized shares of First American Common Stock available for other corporate purposes as of [ ], 1998 was approximately
[    ].

         Voting and Other Rights. The holders of First American Common Stock are entitled to one vote per share, and, in general, assuming the presence of a quorum, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each First American Shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, such shareholders do not have the right to cumulate their votes (unless action is taken to provide otherwise by charter amendment, which action management does not currently intend to propose). In general, (i) amendments to the First American Charter must be approved by each voting group entitled to vote separately thereon by a majority of the votes entitled to be cast by that voting group, if the amendment would create dissenters' appraisal rights as to that group, and otherwise by a majority of the votes cast thereon; (ii) a merger or share exchange required to be approved by the First American Shareholders must be approved by each voting group entitled to vote separately thereon by a majority of the votes entitled to be cast by that voting group; and (iii) the dissolution of First American, or the sale of all or substantially all of the property of First American other than in the usual and regular course of business, must be approved by a majority of all votes entitled to be cast thereon.

         In the event of liquidation, holders of First American Common Stock would be entitled to receive pro rata any assets legally available for distribution to First American Shareholders with respect to shares held by them, subject to any prior rights of any First American preferred stock (as described below) then outstanding.

         First American Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of First American Common Stock are, and upon issuance the shares of First American Common Stock to be issued to Peoples Shareholders will be, validly issued, fully paid and nonassessable.

         First Chicago Trust Company of New York acts as transfer agent and registrar for First American Common Stock.

         Distributions. The holders of First American Common Stock are entitled to receive such dividends or distributions as the First American Board may declare out of funds legally available for such payments. The payment of distributions by First American is subject to the restrictions of Tennessee law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

         The ability of First American to pay distributions is affected by the ability of its banking subsidiaries to pay dividends. The ability of such banking subsidiaries, as well as of First American, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "INFORMATION ABOUT OUR COMPANIES--Supervision and Regulation of First American and Peoples."

FIRST AMERICAN PREFERRED STOCK

         First American has authorized 2,500,000 shares of preferred stock, without par value, and may issue such preferred stock in one or more series, each with such preferences, limitations, designations, conversion rights, voting rights (not to exceed one vote per share), distribution rights, voluntary and involuntary liquidation rights and other rights as it may determine. First American has designated 300,000 shares of First American $2.375 Cumulative Preferred Stock and 1,250,000 shares of First American Series A Junior Preferred Stock. As of the date of this Prospectus/Proxy Statement, no shares of either such series of First American preferred stock were outstanding.

        COMPARATIVE RIGHTS OF SHAREHOLDERS OF FIRST AMERICAN AND PEOPLES

         First American is a Tennessee corporation subject to the provisions of the TBCA, the Tennessee Business Combination Act and the Tennessee Greenmail Act (the "TGA"). Peoples is a Tennessee banking corporation subject to the provisions of the TBA and the provisions of the TBCA to the extent provided in the TBA.

BOARD OF DIRECTORS

         Size. The First American Charter and the First American By-Laws provide that the size of the First American Board shall consist of not fewer than nine nor more than 27 directors, the exact number to be determined from time to time by the First American Board pursuant to a resolution adopted by a majority of the First American Board. The Peoples By-Laws provide that the size of the Peoples Board shall consist of not fewer than five nor more than 25 directors, the exact number to be determined from time to time by the Peoples Board.

         Cumulative Voting. The TBCA provides that shareholders do not have the right to cumulate their votes unless the corporation's charter provides otherwise. Pursuant to the First American By-Laws, First American Shareholders may not cumulate their votes in the election of directors. Pursuant to the Peoples Charter, Peoples Shareholders may not cumulate their votes in the election of directors.

         Qualification of Directors. The First American By-laws provide that no person may be elected or re-elected a director after reaching the age of 70 unless the First American Board deems that election or re-election (which may be for a single additional term only) is in the best interests of First American or unless the person owns greater than 1% of the issued and outstanding shares of First American. The Peoples By-Laws provide certain geographic limitations on who shall be qualified to be a voting director, and provide that upon obtaining the age of 70, directors shall automatically become non-voting directors emeritus at the next annual meeting.

         Vacancies. The Peoples Charter does not contain any provision regarding board of directors' vacancies. Thus, as provided under the TBCA, vacancies on the Peoples Board may be filled by vote of the shareholders or the board of directors.

         The First American Charter and the First American By-Laws provide that any vacancy on the First American Board is to be filled only by a majority vote of directors then in office, such appointee to serve for the unexpired term of his or her predecessor or, if there is no predecessor, until the next annual meeting of shareholders.

         Removal. The First American Charter and the First American By-Laws provide for removal of directors only for cause, only at a meeting called for that purpose and only upon a vote for removal of at least 75% of the votes entitled to be cast by all holders of voting stock voting together as a single class at a meeting called for such purpose. The Peoples By-Laws follows the TBCA allowing removal of directors by the shareholders with or without cause.

         Nomination of Directors. Pursuant to the First American By-Laws, nominations of directors by First American Shareholders must be made in writing and given to the Secretary of First American generally not later than (i) 90 days in advance of the date on which the last annual meeting of First American Shareholders was held if the election is to be held at the current year's annual meeting or (ii) the close of business on the 15th day following the day on which notice is first given to First American Shareholders of a special meeting held to elect such directors. Neither the Peoples Charter nor the Peoples By-Laws has any special provision for the nomination of directors.

BUSINESS COMBINATION PROVISIONS

         The Tennessee Business Combination Act provides that a party beneficially owning 10% or more of the voting power of any class or series of then outstanding shares entitled to vote generally in the election of directors of a corporation (an "INTERESTED SHAREHOLDER") cannot engage in a business combination with the corporation for a period of five years following such Interested Shareholder's share acquisition date, and may only engage in such business combination after the five year period if the transaction either (i) is approved by at least two-thirds of the voting stock of the corporation not beneficially owned by such Interested Shareholder at a meeting called for such purpose no earlier than five years after such Interested Shareholder's share acquisition date or (ii) satisfies certain fairness criteria specified in the TBCA. The Tennessee Business Combination Act exempts transactions with Interested Shareholders if the transaction is approved by the corporation's board of directors prior to the time when the person became an Interested Shareholder. The Tennessee Business Combination Act also exempts transactions with Interested Shareholders if the corporation enacts a charter amendment or bylaw by a majority vote of shareholders who have held shares for more than one year prior to the vote removing the corporation from the coverage of the Act, in which case the business combination can take effect two years after such vote. First American has adopted a charter or by-law amendment removing First American from the coverage of the Tennessee Business Combination Act. Peoples is not subject to the Tennessee Business Combination Statute.

         The First American Charter and the First American By-Laws contain substantially similar provisions, except that the First American Charter and the First American By-Laws require the affirmative vote of at least 75% of the votes entitled to be cast by all holders of capital stock entitled to vote in the election of directors (including the Interested Shareholder) and a majority of the votes entitled to be cast by all holders of capital stock entitled to vote in the election of directors, other than the shares beneficially owned by the Interested Shareholder. The Peoples Charter and the Peoples By-Laws do not address business combinations.

SHAREHOLDER RIGHTS PLAN

         First American has in place the Rights Agreement dated as of December 14, 1988, between First American and First American Trust Company, N.A. (the "FIRST AMERICAN RIGHTS AGREEMENT"), under which holders of First American Common Stock have been and are issued certain rights (the "FIRST AMERICAN RIGHTS"), the effect of which may be to discourage certain coercive or abusive takeover tactics. Pursuant to the First American Rights Agreement, the First American Board authorized and declared a distribution of one First American Right for each outstanding share of First American Common Stock to First American Shareholders of record at the close of business on December 27, 1988 (the "RIGHTS RECORD DATE") and for each share of First American Common Stock issued by First American after the Rights Record Date but prior to the Distribution Date (as defined and described below). Accordingly, a First American Right will attach to each share of First American Common Stock issued in the Merger. Each First American Right entitles the registered holder, subject to the terms of the First American Rights Agreement, to purchase from First American one one-hundredth of a share (a "UNIT") of Series A Junior Preferred Stock of First American (the "PREFERRED STOCK"), at a purchase price of $80.00 per Unit, subject to adjustment. The First American Rights attach to all certificates representing shares of outstanding First American Common Stock, and no separate First American Rights certificates have been issued. The First American Rights will separate from the First American Common Stock, and the distribution date for the First American Rights (the "DISTRIBUTION DATE") will occur, upon the earlier of: (i) 10 days following public announcement (the date of the announcement being the "STOCK ACQUISITION DATE") that a person or group of affiliated or associated persons (other than First American, any subsidiary of First American or any employee benefit plan of First American or such subsidiary) has acquired, obtained the right to acquire, or otherwise obtained the beneficial ownership of 20% or more of the then outstanding shares of the First American Common Stock, or (ii) 10 days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of the then outstanding shares of the First American Common Stock. As soon as practicable after the Distribution Date, First American Rights certificates would be mailed to holders of record of the First American Common Stock as of the close of business on the Distribution Date and, thereafter, the separate First American Rights certificates alone would represent the First American Rights.

         Until a First American Right is exercised, the holder thereof has no rights as a shareholder of First American, including the right to vote or to receive dividends. Once the First American Right is exercised, however, each Unit of Preferred Stock will have one vote, voting together as a single class with the First American Common Stock.

         The First American Rights Agreement also provides First American Shareholders certain rights in the following situations. In the event that (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of First American Common Stock or (ii) during the pendency of any tender or exchange offer for First American Common Stock or prior to the expiration of 20 business days (or such later date as a majority of the independent directors may determine) after the date such tender or exchange offer is terminated or expires, a person becomes the beneficial owner of 10% or more of the then outstanding shares of First American Common Stock (unless the 10% beneficial ownership results from certain limited circumstances specified in the First American Rights Agreement), then, in each case, each holder of a First American Right will thereafter have the right to receive, upon exercise, First American Common Stock having a value equal to two times the exercise price of the First American Right.

         In addition, in the event that, at any time following the Stock Acquisition Date, (i) First American is acquired in a merger or other business combination transaction (with certain limited exceptions specified in the First American Rights Agreement) and First American is not the surviving corporation;
(ii) any person effects a share exchange or merger of First American and all or part of the First American Common Stock is converted or exchanged for securities, cash or property of any other person; or (iii) 50% or more of First American's assets or earning power is sold or transferred, each holder of a First American Right (except First American Rights which previously have been voided pursuant to the "Beneficial Ownership" provision of the First American Rights Agreement) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the First American Right.

         The First American Rights are not exercisable until the Distribution Date and will expire at the close of business on December 27, 1998 (the "FINAL EXPIRATION DATE") unless earlier redeemed by First American. They may be redeemed by First American at its option, by action of a majority of the First American independent directors, at any time prior to the earlier of (i) the close of business on the Final Expiration Date or (ii) the close of business on the tenth day following the Stock Acquisition Date. The Rights may only be redeemed in whole, not in part, at a price of $.01 per First American Right (the "REDEMPTION PRICE"), payable, at the election of such majority of independent directors, in cash or shares of First American Common Stock.

         On July 16, 1998, the First American Board of Directors authorized a new Rights Agreement to provide for new First American Rights (the "NEW FIRST AMERICAN RIGHTS") pursuant to a new First American Rights Agreement (the "NEW FIRST AMERICAN RIGHTS AGREEMENT") between First American and First Chicago Trust Company, as Rights Agent. Under the New First American Rights Agreement, one right ("NEW RIGHT") will be distributed for each share of First American Common Stock outstanding to First American stockholders of record on the close of business on December 28, 1998. One New Right will also be distributed for each share of First American Common Stock issued after December 28, 1998 until the distribution date for the New First American Rights ("NEW RIGHTS AGREEMENT DISTRIBUTION DATE"). The New Rights Agreement Distribution Date will occur upon the earliest of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "ACQUIRING PERSON") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of First American Common Stock (the "STOCK ACQUISITION DATE"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group beneficially owning 20% or more of such outstanding shares of First American Common Stock, subject to certain limitations (or, if later, the date of receipt of any required regulatory approvals or approvals of the stockholders of such person or group for such tender or exchange offer), or (iii) 10 business days after the Board of Directors of First American shall declare any Person to be an "ADVERSE PERSON," upon a determination that such person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of Common Stock (provided that any such determination shall not be effective until such Person has become the beneficial owner of 10% or more of the outstanding shares of First American Common Stock), including consultation with such persons as such directors shall deem appropriate, that (a) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or would cause First American to change its strategic direction under circumstances where the Board of Directors believes that such change is not in the best interest of First American and its stockholders, employees, customers, suppliers or other constituencies of First American and its subsidiaries, or (b) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause pressure on First American to take action or enter into a transaction or series of transactions including by causing a transaction with such person or other person, intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of First American and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (c) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of First American's ability to maintain its competitive position) on the business or prospects of First American or (d) such beneficial ownership otherwise is determined to be not in the best interests of First American and its stockholders, employees, customers, suppliers, or other constituencies of the Company or its subsidiaries.

         Until the New First American Rights Agreement Distribution Date, (i) the New Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after December 28, 1998 will contain a notation incorporating the New First American Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

         The New Rights are not exercisable until the New First American Rights Agreement Distribution Date and will expire at the close of business on December 31, 2008, subject to extension by the Board of Directors, or unless earlier redeemed by First American as described below.

         As soon as practicable after the New First American Rights Agreement Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the New First American Rights Agreement Distribution Date and, thereafter, the separate Rights Certificates alone will represent the New Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the New First American Rights Agreement Distribution Date will be issued with New Rights.

         In the event that the Board of Directors determines that a person is an Adverse Person or, at any time following the New First American Rights Agreement Distribution Date, a person becomes the beneficial owner of 20% or more of the then-outstanding shares of Common Stock, each holder of a Right will thereafter have the right to receive at the time specified in the New First American Rights Agreement, (x) upon exercise and payment of the exercise price, Common Stock (or, in certain circumstances, cash, property or other securities of First American) having a value equal to two times the exercise price of the New Right or (y) at the discretion of the Board of Directors, upon exercise and without payment of the exercise price, First American Common Stock (or, in certain circumstances, cash, property or other securities of First American) having a value equal to the difference between the exercise price of the New Right and the value of the consideration which would be payable under clause (x). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all New Rights that are, or (under certain circumstances specified in the New First American Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of either of the events set forth above until such time as the New Rights are no longer redeemable by First American as set forth below.

         In the event that, at any time following the Stock Acquisition Date,
(i) First American is acquired in a merger, statutory share exchange or other business combination transaction in which First American is not the surviving corporation, or (ii) 50% or more of First American's assets or earning power is sold or transferred, each holder of a New Right (except New Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the New Right.

         In general, First American may redeem the New Rights in whole, but not in part, at a price of $0.01 per New Right, at any time until 10 business days following the Stock Acquisition Date. Moreover, redemption would not be permitted after 10 business days following the effective date of any declaration by the Board of Directors that any person is an Adverse Person. After the redemption period has expired, the First American's right of redemption may be reinstated if an Acquiring Person or Adverse Person reduces his beneficial ownership to less than 10% of the outstanding shares of First American Common Stock in a transaction or series of transactions not involving First American and there are no other Acquiring Persons or Adverse Persons. Immediately upon the action of the Board of Directors ordering redemption of the New Rights, the New Rights will terminate and the only right of the holders of New Rights will be to receive the $0.01 redemption price.

DISSENTERS' APPRAISAL RIGHTS

         Under the TBA and TBCA, Peoples Shareholders have dissenters' rights as described in "ADDITIONAL INFORMATION -- Dissenters' Appraisal Rights" and Appendix C to this Prospectus/Proxy Statement. Because First American is listed on the NYSE, First American Shareholders currently do not have dissenters' appraisal rights.

CONSIDERATION OF NON-SHAREHOLDER INTERESTS BY BOARD OF DIRECTORS

         The First American Charter requires the First American Board to consider all relevant factors when evaluating whether certain proposed business combinations or certain dispositions of all or substantially all of First American or of any First American subsidiary, any offer to purchase any or all of First American's securities, any solicitation of proxies for election of directors of First American, or any similar transaction is in the best interests of First American and First American Shareholders, including: the consideration being offered in the proposed transaction in relation to the then-current market price, in relation to the then-current value of First American in a freely negotiated transaction and in relation to the First American Board's then-current estimate of the future value of First American as an independent entity; the social and economic effects on the employees, customer, suppliers and other constituents of First American and its subsidiaries and on the communities in which First American and its subsidiaries operate or are located; and the desirability of maintaining First American's independence from other entities.

CERTAIN PURCHASES OF THE CORPORATION'S SECURITIES

         The TGA provides that it is unlawful for any Tennessee corporation which has a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to Section 12(g) of the Exchange Act or any subsidiary of such corporation to purchase, directly or indirectly, any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of the securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock of the corporation, or, alternatively, unless the corporation makes an offer of at least equal value per share to all holders of such class. The TGA applies to purchases of First American Common Stock.

TAXATION OF DIVIDENDS

         Under Tennessee tax law, cash dividends paid by banks, like Peoples, to Tennessee residents are exempt from state income tax; cash dividends paid by non-bank business corporations, like First American, to Tennessee residents would be subject to a state income tax currently at a rate of six (6%) percent.

INDEMNIFICATION

         Peoples. Under Section 45-2-211 of the TBA, a state bank may provide for indemnification of its officers and directors as provided in the TBCA. Under the TBCA, subject to certain exceptions, a Tennessee corporation may indemnify an individual made a party to a proceeding, because he or she is or was a director, against liability incurred in the proceeding if (i) he or she conducted himself or herself in good faith, (ii) he or she reasonably believed
(a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interest of the corporation, and (b) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful (the "STANDARD OF CONDUCT"). Moreover, unless limited by its charter, a Tennessee corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his or her good faith belief that he or she has met the Standard of Conduct and a written undertaking by or on behalf of a director to repay such amount if it shall ultimately be determined that he or she is entitled to be indemnified by the corporation against such expenses and a determination is made that the facts known to those making the determination would preclude indemnification. Before any such indemnification is made, it must be determined that such indemnification would not be precluded by the TBCA.

         A director of a Tennessee corporation may also apply for court-ordered indemnification under certain circumstances. Unless a Tennessee corporation's charter provides otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

         The Peoples Charter limits director liability to the fullest extent permitted by the TBCA and by Tennessee banking law. The Peoples Charter does not in any way limit Peoples' capacity to indemnify its officers and directors. The Peoples By-Laws provide for the indemnification of its directors and officers to the fullest extent permitted by Tennessee law.

         First American. The First American Charter provides that indemnification to the full extent permitted by law for directors, officers, employees and agents of First American may be provided either directly or through insurance, and that no director of First American shall be personally liable to First American or its shareholders for monetary damages for breach of any fiduciary duty as a director to the full extent permitted by law.

         The First American By-Laws provide that First American will indemnify any Defendant in any Proceeding (other than a Proceeding by or in the right of First American) by reason of serving or having served as a director of First American (or counsel to the First American Board), an advisory director, or an officer of First American, or serving or having served at the request of the corporation in such a capacity with another entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, including any appeal, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of First American, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

         The First American By-Laws provide, however, that no indemnification shall be made (i) if a judgment or other final disposition adverse to the Defendant establishes his liability for intentional misconduct or knowing violation of the law or for an unlawful distribution under Tennessee law, (ii) if a judgment or other final adjudication adverse to the Defendant for breach of the Defendant's duty of loyalty to First American is based upon such Defendant gaining personal benefit or advantage to which he was not entitled, (iii) for any amounts if the Defendant is adjudged liable to First American or for any amounts paid to First American in settlement of a proceeding by or in the right of First American, or (iv) in a proceeding by First American directly (and not derivatively) for expenses, unless such proceeding is brought after a change in control of First American.

         The First American By-Laws provide that First American shall indemnify a Defendant pursuant to the By-laws unless a determination is made that the Defendant did not meet the standard of conduct therein specified. Determination of the propriety of indemnification shall be made by the First American Board acting by a quorum consisting of disinterested directors, by independent legal counsel if such a quorum is not obtainable, or, even if obtainable, if the majority of a quorum of disinterested directors so directs, or by the First American Shareholders.

         The First American By-Laws provide that, subject to certain procedural requirements, First American shall pay expenses reasonably incurred in any Proceeding (other than a Proceeding brought by First American directly unless that action follows a change in control) in advance of the final disposition of the matter if the Defendant undertakes to repay such amount in the event that such Defendant is ultimately determined not to be entitled to indemnification, unless a quorum of disinterested directors or independent legal counsel directed by the First American Board (in the event that such a quorum is not obtainable) reasonably and promptly determines in a written opinion that indemnity is not proper under the terms of the First American By-Laws.

         The First American By-Laws provide that the indemnity provision contained therein are additional to, and not limitations on, any other rights to which a Defendant seeking indemnification may be entitled under law, agreement, insurance policy, or otherwise. The First American By-Laws provide that the corporation may indemnify and advance expenses to any employee or agent of First American who is not a director or officer (and his heirs, executors and administrators) to the same extent as to a director or officer if the First American Board determines that to do so is in First American's best interests. The First American By-laws provide that First American may purchase insurance coverage for the purpose of indemnifying the directors, officers, employees and agents of First American and its subsidiaries regardless of whether such entity would have had the power or the obligation to indemnify such person against such liability under the provisions discussed above.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

         The First American Charter provides that altering, amending or repealing the provisions of the First American Charter relating to (including changes to provisions that would have the effect of permitting action inconsistent with or in circumvention of such provisions relating to) the First American Board (including, with respect to directors, the number, term length, classification, removal and procedure for filling vacancies) and certain business combinations with Interested Shareholders requires (i) the affirmative vote of at least 75% of the votes entitled to be cast by all holders of voting stock voting as a single class and (ii) a majority of the votes entitled to be cast by all holders of voting stock, other than shares of voting stock which are beneficially owned by an Interested Shareholder, if any.

         The Peoples Charter does not contain such a provision.

                      ADDITIONAL INFORMATION ABOUT PEOPLES

BUSINESS OF PEOPLES

         Peoples is a state chartered, non-member, FDIC insured commercial bank, offering a wide range of commercial banking services, including checking, savings, money market deposit accounts, certificates of deposits, and loans for consumer, commercial, agricultural and real estate purposes. Peoples considers its primary market for its products and services to be individuals, professionals and small to medium sized businesses located in Dickson and Houston Counties in Tennessee. Peoples' main office is in Dickson, Tennessee. Peoples has five other full service banking locations, one other in Dickson, Tennessee and one each in Charlotte, Burns, and Vanleer, Tennessee, all of which are located in Dickson County as well as one location in Erin, Houston County, Tennessee. Besides the Vanleer office, each full service facility is equipped with an automated teller machine ("ATM") for 24-hour banking. Peoples also has three other free standing ATMs, one each in Dickson and White Bluff in Dickson County and one in Tennessee Ridge, Houston County.

         Competition. Peoples competes in Dickson County with approximately six commercial banking organizations and one credit union. Two of the six commercial banking competitors are small banking organizations. The remaining commercial banking competitors are all owned by large regional and super-regional multi-bank holding companies. As of June 1997 Peoples had a 24.69% market share of deposits in these Dickson County financial institutions. Only one other competitor, a local banking organization, had a larger market share with a 25.71% share as of June 1997. In Houston County, Peoples competes with one other commercial banking organization owned by a super-regional multi-bank holding company. This institution has an approximately 75% market share of deposits in Houston County as opposed to a 25% market share of deposits by Peoples as of June 1997.

         According to the U.S. Department of Commerce, Bureau of the Census, as of July 1995, Dickson County had a population of approximately 38,740 while Houston County had a population of 7,579. Based on the 1990 U.S. Census, Dickson County had a per capita money income of $11,162 and a median household income of $24,419 while Houston County had a per capita money income of $9,060 with a median household income of $20,112.

         Loans and Loan Review. Peoples offers various types of secured and unsecured commercial, consumer, agricultural and real estate loans. Loans are generally made to customers who also have other relationships with Peoples. Most loans made by Peoples are secured. Peoples also makes mortgage loans which are sold into the secondary market. This service helps Peoples compete in the mortgage loan origination business without incurring significant interest rate risk normally associated with long maturity mortgage loans funded with traditional bank deposits.

         Peoples has established written loan guidelines for loan officers regarding the types, maturities, security requirements, pricing, and, in the case of real estate loans, loan to value ratios to which each loan officer is expected to adhere. In addition, each loan officer is provided a maximum loan limit authority. Loans for an amount in excess of an officer's authority or those which would require an exception to Peoples' loan policy must be approved by higher authorities in the bank including other officers and the Peoples Board of Directors.

         Loans are reviewed periodically by personnel who have no authority other than loan review. This process is utilized by Peoples to grade the bank's loans and determine the adequacy of Peoples loan loss reserve.

         Asset/Liability Management. A committee comprised of senior Peoples officers is charged with managing Peoples assets and liabilities within the umbrella of Peoples Funds and Risk Management Policy (the "FUNDS AND RISK MANAGEMENT COMMITTEE" or "FARM COMMITTEE"). The FARM Committee's task is to maximize and stabilize the net interest margin, and to provide reasonable growth of assets, earnings and return on equity capital while maintaining credit quality, reasonable interest rate risk, adequate capital and liquidity. To meet these objectives, the FARM Committee monitors Peoples' progress and assists in directing Peoples' overall acquisition and allocation of funds. The FARM Committee meets quarterly to review liquidity and funds position, and to review the general economic condition and other factors affecting the availability and use of funds of the bank. The FARM Committee reports quarterly to the Board of Directors explaining variances between budget and actual results, providing the likely reasons for such variances and reporting management's course of action in light of any budget variances. The Asset/Liability Management policy is reviewed annually by the Board of Directors.

         Community Credit Services, Inc. Community Credit Services, Inc. ("CCS"), a wholly-owned subsidiary of Peoples, operates in Dickson, Tennessee and is registered under Tennessee's Industrial Loan and Thrift Companies Act. CCS has extended credit to consumers considered a higher risk than Peoples has customarily accepted. CCS is subject to the supervision of, and regular examination by, the Department.

         On May 1, 1998 CCS entered into a Purchase and Sale Agreement with FirstPlus Consumer Finance of Tennessee, Inc. ("FIRSTPLUS") whereby CCS sold essentially all assets to FirstPlus. CCS is currently in the process of being dissolved.

         Highland Rim Title Company. Highland Rim Title Company ("HRTC"), also a wholly-owned subsidiary of Peoples, operates as a title insurance and escrow agent. HRTC has one office in Charlotte, Dickson County, Tennessee.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         GENERAL

         The consolidated financial statements present the accounts and operations of Peoples and its subsidiaries. Peoples operates as a commercial bank regulated by the FDIC and the Department. Peoples provides deposit services and grants real estate, consumer and commercial loans to customers primarily in Dickson, Houston, and adjoining counties of Tennessee.

         During 1996, Peoples chartered two new companies as wholly owned subsidiaries: CCS and HRTC. CCS has one office located at 404 Highway 46 South, Dickson, Tennessee, and operates under the Industrial Loan & Thrift Company Act. CCS extends credit to consumers who are considered a higher credit risk than Peoples customarily accepts. On May 1, 1998, all of the assets and liabilities of CCS were sold. Peoples recognized a gain on the sale of $143,713. HRTC has one office located at Court Square, Charlotte, Tennessee, and operates as a title insurance and an escrow agent.

         The accompanying tables plus the discussion and financial information are presented to aid in understanding Peoples' current financial position and results of operations. The emphasis of this discussion will be on the six months ended June 30, 1998, and on the years ended December 31, 1997, 1996 and 1995; however, financial information for prior years will also be presented when appropriate. This discussion should be read in conjunction with the Financial Statements and the Notes to Financial Statements included elsewhere in this Prospectus/Proxy Statement.

         SUMMARY

         Peoples reported net income of $2.4 million for 1997 compared to $2.1 million in 1996 and $1.6 million in 1995. On a per common share basis, net income was $9.51 for 1997 versus $8.49 for 1996 and $6.53 for 1995. The improvement in 1997's earnings resulted from a strong gross margin reinforced by loan demand that changed the mix of earning assets as higher yielding loans were funded with maturing investment securities and an increase in noninterest income sufficient to cover a smaller increase in noninterest expenses and most of the increase in taxes. These improvements were partially offset by higher additions to the allowance for loan losses.

         Peoples reported net income of $862,468 for the quarter ended June 30, 1998 as compared to $655,503 for the quarter ended June 30, 1997. Peoples reported net income of $1,520,835 for the six months ended June 30, 1998 as compared to $1,234,000 for the six months ended June 30, 1997. On a per common share basis, net income was $3.45 for the quarter ended June 30, 1998 as compared to $2.62 for the quarter ended June 30, 1997. On a per common share basis, net income was $6.08 for the six months ended June 30, 1998. The improvement in net income in the quarter and six months ended June 30, 1998 as compared to the same periods in 1997 was due to the sale of CCS and gains on securities sales.

         The return on average equity for the six-months ended June 30, 1998 was 18.8% compared to 16.4% for the same period in 1997. The return on average equity for 1997 was 16.4% compared to 16.0% for 1996 and 15.2% for 1995. The return on average assets for the six-months ended June 30, 1998 was 2.26% compared to 1.92% for the same period in 1997. The return on average assets was 1.89% for 1997 versus 1.91% for 1996 and 1.66% for 1995.

         GROSS INTEREST MARGIN

         The gross interest margin is defined as the difference between the revenue from earning assets, primarily interest income, and interest expense related to interest-bearing liabilities. The maintenance of the gross interest margin at a level which, when coupled with noninterest revenues, is sufficient to cover additions to the allowance for loan losses, noninterest expenses and income taxes, and yield an acceptable profit is critical for success in the banking industry. The gross interest margin is a function of the average balances of earning assets and interest-bearing liabilities and the yields earned and rates paid on those balances.

         Management activities are planned to maintain a satisfactory spread between the yields on earning assets and the related cost of interest-bearing funds. The gross interest spread is determined by comparing the taxable equivalent gross interest margin to average earning assets before deducting the allowance for loan losses. This ratio reflects the overall profitability of earning assets, including both those funded by interest-bearing sources and those, which incur no interest cost (primarily noninterest-bearing demand deposits). This ratio is most often used when analyzing a banking institution's overall gross margin profitability compared to that of other financial institutions. The incremental interest spread compares the difference between the yields on earning assets and the cost of interest-bearing funds. This calculation and similar ratios are used to assist in pricing decisions for interest related products.

         Table 1 entitled Distribution of Assets, Liabilities, and Stockholders' Equity, Interest Rates and Interest Differential presents for each of the last three years by major categories of assets and liabilities, the average daily balances, the components of the gross interest margin (on a taxable equivalent basis), the yield or rate, and the incremental and gross interest spread.

    TABLE 1 -- DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY,
                    INTEREST RATES AND INTEREST DIFFERENTIAL


                                                                            YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------------------------------------------
                                                    1997                               1996                        1995
                                         -----------------------------    ---------------------------    --------------------------
                                         AVERAGE      RATE/               AVERAGE    RATE/               AVERAGE   RATE/
                                         BALANCE      YIELD   INTEREST     BALANCE   YIELD   INTEREST    BALANCE   YIELD   INTEREST
                                         -------      -----   --------    --------   -----   --------    -------   ------  --------
ASSETS                                      (DOLLARS IN THOUSANDS)                              (DOLLARS IN THOUSANDS)
Interest earning assets
   Loans, net                            $ 71,909     11.39%   $ 8,194    $ 62,511   11.25%   $7,033     $53,428   10.68%   $5,708
   Bank time deposits                           -         -          -           -                 -           -       -         -
   Taxable securities                      30,420      6.41      1,951      23,704    6.10     1,447      21,970    6.75     1,483
   Tax exempt securities                   13,577      7.03        954 *    16,422    7.00     1,149 *    14,669    6.16       904 *
   Federal funds sold                         306      2.45         75         305    2.20        67         586    7.50        44
                                         --------              -------    --------            ------     -------            ------

TOTAL EARNING ASSETS                      116,212      9.62%   $11,174     102,942    9.51%   $9,696      90,653    8.98%   $8,139
                                                               =======                        ======                        ======

Noninterest earning assets
   Cash and due from banks                  3,920                            3,314                         2,772
   Bank premises and equipment              4,284                            3,998                         3,494
   Other assets                             1,076                            1,018                         1,320
                                         --------                         --------                       -------

TOTAL ASSETS                             $125,492                         $111,272                       $98,239
                                         ========                         ========                       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
   Time and savings deposits:
   NOW and money market accounts         $ 12,665      2.38%   $   302    $ 11,009    2.56%   $  282     $ 8,830    2.74%   $  242
   Savings                                  9,241      2.94        272       8,455    3.26       276       7,852    3.68       289
   Time                                    48,314      5.35      2,584      42,710    5.27     2,250      42,112    4.75     2,001
   Time over $100,000                      23,297      6.24      1,454      21,186    5.27     1,116      15,134    5.74       868
                                         --------              -------    --------            ------     -------            ------

TOTAL INTEREST BEARING DEPOSITS            93,517      4.93      4,612      83,360    4.71     3,924      73,928    4.60     3,400

Noninterest bearing liabilities
   Federal funds purchased                    700      3.29         23         356    3.65        13         628    3.50        22
   Other short-term debt                        -                    -           -                 -           -                 -
                                         --------              -------    --------            ------     -------            ------
TOTAL INTEREST BEARING LIABILITIES         94,217      4.92    $ 4,635      83,716    4.70    $3,937      74,556    4.59    $3,422
                                                               =======                        ======                        ======

Noninterest bearing liabilities
   Demand deposits                         16,376                           14,563                        12,567
   Other liabilities                          371                              348                           388
                                         --------                         --------                       -------

TOTAL LIABILITIES                         110,964                           98,627                        87,511

STOCKHOLDERS' EQUITY                       14,528                           12,645                        10,728
                                         --------                         --------                       -------

TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY                                $125,492                         $111,272                       $98,239
                                         ========                         ========                       =======

Spread between combined rates earned and
   combined rates paid*                                4.70%                          4.81%                         4.39%

Net yield on interest-earning assets*                  5.63%                          5.59%                         5.20%



* Taxable equivalent basis

Notes:

(1) The taxable equivalent adjustment has been computed on a 34% federal income tax rate and has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets. Loans include nonaccrual loans for all years presented.

(2) The average balances of the amortized cost of available-for-sale securities were used in the calculations in this table.

         Table 2 sets forth, for the periods indicated, a summary of changes in interest earned and interest paid separated into the amount generated by volume changes and the amount generated by changes in the yield or rate.

                    TABLE 2 - VOLUME AND YIELD/RATE VARIANCES
                    (TAXABLE EQUIVALENT BASIS - IN THOUSANDS)


                                          1997 COMPARED TO 1996                 1996 COMPARED TO 1995
                                     ----------------------------------   ----------------------------------
                                                  RATE/    NET INCREASE                RATE/    NET INCREASE
                                     VOLUME       YIELD     (DECREASE)    VOLUME       YIELD     (DECREASE)
                                     -------      -----    ------------   ------       -----    ------------
REVENUE EARNED ON
   Net loans                         $ 1,065      $  96      $ 1,161      $   995      $ 330      $ 1,325
   Investment securities
      Taxable securities                 420         84          504          110       (146)         (36)
      Tax-free securities               (233)        38         (195)         123        122          245
   Federal funds sold                     --          8            8           (1)        24           23
                                     -------      -----      -------      -------      -----      -------

TOTAL INTEREST EARNING ASSETS          1,252        226        1,478        1,227        330        1,557
                                     -------      -----      -------      -------      -----      -------

INTEREST PAID ON
   NOW and money market accounts          40        (20)          20           56        (16)          40
   Savings deposits                       26        (30)          (4)          22        (35)         (13)
   Time deposits                         297         37          334           16        233          249
   Time over $100,000                    121        217          338          333        (85)         248
   Federal funds purchased                11         (1)          10            1        (10)          (9)
                                     -------      -----      -------      -------      -----      -------

TOTAL INTEREST-BEARING FUNDS             495        203          698          428         87          515
                                     -------      -----      -------      -------      -----      -------

NET INTEREST EARNINGS                $   757      $  23      $   780      $   799      $ 243      $ 1,042
                                     =======      =====      =======      =======      =====      =======

Notes:

(1) The change in interest resulting from both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) The computation of the taxable equivalent adjustment has given effect to the disallowance of interest expense, for federal income tax purposes, related to certain tax-free assets.

         Average earning assets increased 6.3% as of June 30, 1998 compared to year-end 1997. At June 30, 1998, average net loans represented 61.2% of average earning assets. Total average net loans increased during the six months ended June 30, 1998 showing a 5.1% growth as compared to year end 1997. Average investments accounted for the remaining balance of average earning assets at June 30, 1998, increasing 8.3% from year end 1997. Average total assets increased during the six months ended June 30, 1998, as evidenced by a 7.2% growth compared to year end 1997.

         Average earning assets increased 12.9% in 1997 compared to a 13.6% increase in 1996 and a 15.2% increase in 1995. As a financial institution, Peoples' primary earning asset is loans. At December 31, 1997, average net loans represented 61.9% of average earning assets. Total average net loans increased during the last three years showing a 15.0% growth from 1996 to 1997, a 17.0% growth from 1995 to 1996, and a 15.8% growth from 1994 to 1995. Average investments accounted for the remaining balance of average earning assets at December 31, 1997, increasing 9.6% from year end 1996. Some of the proceeds from maturities and calls of investment securities were used to fund the expanding loan demand during the year. Average investments increased 9.1% in 1996. The investments increased 1.7% in 1995. Average total assets increased during the last three years as evidenced by a 12.8% growth from 1996 to 1997, a 13.3% growth from 1995 to 1996, and a 14.4% growth from 1994 to 1995.

         Peoples' average interest bearing deposits grew during the six months ended June 30, 1998, as evidenced by a 7.6% growth rate as compared to year end 1997.

         Peoples' average interest bearing deposits grew during the last three years reflecting a 12.1% growth from 1996 to 1997, a 12.0% growth from 1995 to 1996, and a 14.8% growth from 1994 to 1995. Short and medium term rates remained competitive compared to longer term rates during 1997 and some depositors left money in or moved money back into interest-bearing transaction accounts, which increased 9.7% during 1997 and 15.0% in 1996. Average interest-bearing checking accounts decreased 2.5% in 1995 as investors took advantage of higher certificate of deposit rates. Average savings deposits increased almost 9.3% during 1997 and increased 7.7% during 1996. Savings deposits have been strong historically providing a core, low cost, source of funding. Average savings deposits declined 12.0% in 1995. Average certificates of deposit under $100,000 increased 15.8% during 1997, increased 0.8% during 1996 and increased 23.3% in 1995. Certificates of deposit over $100,000 increased 10.0% in 1997 compared to 40.0% in 1996 and 58.9% in 1995.

         LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

         Peoples maintains a formal asset and liability management process to control interest rate risk and assist management in maintaining reasonable stability in the gross interest margin as a result of changes in the level of interest rates and/or the spread relationships among interest rates. Each month, the Asset/Liability Committee monitors the relationship of rate sensitive earning assets to rate sensitive interest bearing liabilities (interest rate sensitivity) which is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest bearing liabilities are those which can be repriced to current market rates within a defined time period.

         Another tool used to monitor Peoples' overall interest rate sensitivity is a gap analysis. Table 3, Rate Sensitivity of Earning Assets and Interest-Bearing Liabilities, shows the Bank's rate sensitive position at December 31, 1997, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods).

         As a policy, budgeted financial goals are monitored on a monthly basis by the Funds and Risk Management Committee where the actual dollar change in net interest income given different interest rate movements is reviewed. The net interest margin, on a tax equivalent basis, at December 31, 1997, 1996, and 1995 was 5.63%, 5.59% and 5.20% respectively.


  TABLE 3 - RATE SENSITIVITY OF EARNING ASSETS AND INTEREST-BEARING LIABILITIES

                                                   3 Months        3 - 6           6 - 12        Over 1          Total
As of December 31, 1997                             Or Less        Months          Months          Year
                                                    -------       --------        --------        -------        --------
Earning assets
   Federal funds sold                               $    --       $     --        $     --        $    --       $      --
   Taxable investment securities                      6,369          4,052           2,700         17,429          30,550
   Tax-exempt investment securities                   2,729          1,736           1,158          8,929          14,552
   Loans and leases, net of unearned                 26,439         18,157          12,105         22,023          78,724
                                                    -------       --------        --------        -------        --------

TOTAL EARNING ASSETS                                 35,537         23,945          15,963         48,381         123,826
Interest-bearing liabilities
   NOW and money market accounts                      2,500          1,570           1,570          6,896          12,536
   Savings                                            3,342            507             507          5,330           9,686
   Time                                               9,810          9,484          10,323         20,930          50,547
   Time over $100,000                                 7,094          9,418           4,036          6,495          27,043
   Other short-term debt                              1,400             --              --             --           1,400
                                                    -------       --------        --------        -------        --------
TOTAL INTEREST BEARING LIABILITIES                   24,146         20,979          16,436         39,651        $101,212
                                                    -------       --------        --------        -------        ========
Interest-bearing, net                                    --             --              --        (22,614)
Net asset/liability funding gap                      11,391         (2,966)           (473)         7,952
                                                    -------       --------        --------        -------
   Cumulative net asset/liability Funding gap       $11,391       $ 14,357        $ 13,884        $    --
                                                    =======       ========        ========        =======

         LOANS AND LOAN QUALITY

         As with most commercial banking institutions, the loan portfolio is the largest component of earning assets and consequently provides the highest amount of revenues. The loan portfolio also contains, as a result of credit quality, the highest exposure to risk.

When analyzing potential loans, management assesses both interest rate objectives and credit quality objectives in determining whether to make a given loan and the appropriate pricing for that loan. Peoples maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns, which may occur in different segments of the economy or in particular industries. The composition of the loan portfolio is disclosed in detail in Note 3 in the Notes to Financial Statements at page F-21.

         Peoples follows written loan policies which include loan review procedures and approvals. Depending primarily on the amount of the loan, there are various approval levels.

         Peoples has a Loan Review Department, which performs ongoing, independent reviews of specific loans for credit quality and proper documentation. This department is centralized and independent of the lending function. Regular reports are made to senior management and the Peoples Board regarding the credit quality of the loan portfolio, as well as trends. Loans over a stated amount are assigned a risk rating by the loan officer subject to review by Loan Review. Peoples also has a Credit Administrator who is responsible for assisting loan officers in structuring new loans, reviewing problem loans, monitoring their status from period to period, and assisting in their resolution. This analysis and review also includes a formal review that is prepared quarterly to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses. This review supported management's assertion that the allowance was adequate at December 31, 1997.

         Table 4, Risk Elements in The Loan Portfolio, includes all loans management considers to be potential problem loans, summarizes average loan balances, and reconciles the allowance for loan losses for each year. Additions to the allowance, which have been charged to operating expenses, are also disclosed. Management does not believe that there is a concentration of loans to a multiple number of borrowers engaged in similar activities.

         Loans with insignificant balances at December 31, 1997 have been identified as impaired in accordance with the provisions of SFAS 114. Please refer to Note 1 and Note 3 in the Notes to Financial Statements at pages F-16 and F-22 for more information on Peoples' policy regarding loan impairment.

                 TABLE 4 -- RISK ELEMENTS IN THE LOAN PORTFOLIO

                                                                               December 31,
                                                           ----------------------------------------------------        --------
                                                            1997          1996          1995             1994           1993
                                                           -------       -------       --------        --------        --------
                                                                                (Dollars In Thousands)
Average amount of loans outstanding                        $71,909       $62,511       $ 53,428        $ 46,110        $ 42,184
                                                           =======       =======       ========        ========        ========
   Balance of allowance for possible loan losses at
   beginning of year                                       $   943       $   765       $    802        $    757        $    758
   Loans charged-off:
   Loans secured by real estate                                  2            --             --              --               3
   Commercial and industrial loans                              51             3             10              84              33
   Individuals                                                 207           132             91              30              25
                                                           -------       -------       --------        --------        --------
TOTAL LOANS CHARGED OFF                                        260           135            101             114              61
                                                           -------       -------       --------        --------        --------
Recoveries of loans previously charged off:
    Loans secured by real estate                                --            --             --              --              --
    Commercial and industrial loans                              8            13             18             120             102
    Individuals                                                 81            31             21              18              20
                                                           -------       -------       --------        --------        --------
TOTAL RECOVERIES                                                89            44             39             138             122
                                                           -------       -------       --------        --------        --------
NET LOANS CHARGED-OFF (RECOVERED)                              171            91             62             (24)            (61)
                                                           -------       -------       --------        --------        --------
Provision (reversal) charged to operating expenses             284           269             25              21             (62)
                                                           -------       -------       --------        --------        --------
BALANCE OF ALLOWANCE FOR POSSIBLE LOAN LOSSES AT END
    OF YEAR                                                $ 1,056       $   943       $    765        $    802        $    757
                                                           =======       =======       ========        ========        ========
Ratio of net charge-offs (recoveries) during the
    period to average loans outstanding                       0.24%         0.43           0.05           (0.05)          (0.14)
                                                           =======       =======       ========        ========        ========

         CAPITAL RESOURCES, CAPITAL AND DIVIDENDS

         Historically, internal growth has financed the capital needs of Peoples. At June 30, 1998, Peoples had a ratio of average Tier 1 capital to average assets of 12.4%. At December 31, 1997, Peoples had a ratio of average Tier 1 capital to average assets of 11.46%. This compares to a ratio of average Tier 1 capital to average assets of 11.26% at December 31, 1996, and 9.50% at December 31, 1995.

         No cash dividends were declared for the six months ended June 30, 1998. Cash dividends declared in 1997 were 9.4% more than those paid in 1996. The dividend to net income ratio was 18% for 1997. Peoples plans to maintain or increase the payout ratio while continuing to maintain a capital to asset ratio reflecting financial strength and adherence to regulatory guidelines.

         As of June 30, 1998, Peoples' ratio of Tier 1 capital to risk-weighted assets and total capital to risk-weighted assets were 20.7% and 21.9% respectively.

         As of December 31, 1997, Peoples' ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets were 18.5% and 19.7% respectively. At December 31, 1996, the comparable ratios were 18.0% and 19.2% respectively. Please refer to Note 14 in the Notes to Financial Statements at pages F-30 for more information on the capital strength of Peoples.

         RESULTS OF OPERATIONS

         Interest Income. Total interest income decreased 3.9% for quarter ended June 30, 1998 as compared to the quarter ended June 30, 1997. Total interest income increased 2.8% for the six months ended June 30, 1998 as compared to the six months ended June 30, 1997. The decrease for the quarter end was due primarily to the sale of CCS's loans on May 1 and a slow down in loan demand. Most of the increase for the six months ended June 30, 1998 was due to interest earned on loans.

         Total interest income increased 16.2% in 1997 enhanced by loan growth in all the market areas Peoples serves. Interest and fees earned on loans increased 16.5% in 1997 accounting for 74.8% of gross interest income. Interest earned on investment securities and other investments increased 15.0% in 1997 rounding out gross interest income contributing 25.2%. Total interest income increased 19.0% in 1996 and 20.5% in 1995. Table 5, Five-Year Net Income Summary, furnishes more detail on income and expense items.

         Interest Expense. Total interest expense increased 7.6% for the quarter ended June 30, 1998 as compared to the quarter ended June 30, 1997. Total interest expense increased 11.0% for the six months ended June 30, 1998, as compared to June 30, 1997.

         Total interest expense increased 17.7% in 1997 due mostly to the increase in interest-bearing deposits. This increase compares favorably to a 15.0% increase in 1996, and a 42.3% increase in 1995. The cost of interest-bearing deposits remained steady all year under monthly monitoring by the Funds and Risk Management Committee. This contributed to the strong gross margin achieved during 1997. The net interest margin (tax equivalent net interest income divided by average earning assets) was 5.63% at the end of 1997 and 5.59% at the end of 1996 and 5.20% at the end of 1995.

         Net interest income on a fully taxable equivalent basis is influenced primarily by changes in: (1) the volume and mix of earning assets and sources of funding, (2) market rates of interest, and (3) income tax rates. The impact of some of these factors can be controlled by management policies and actions.

         External factors can also have a significant impact on changes in net interest income from one period to another. Some examples of such factors are:
(1) the strength of credit demands by customers; (2) Federal Reserve Board monetary policy, and (3) fiscal and debt management policies of the federal government, including changes in tax laws.

         Noninterest Income and Expense. Noninterest income increased 110.0% for the quarter ended June 30, 1998, as compared to the quarter ended June 30, 1997. Noninterest income increased 66.8% for the six months ended June 30, 1998, as compared to the six months ended June 30, 1997. The increases in 1998 are due to the sale of CCS and gains on the sales of securities.

         Noninterest income increased 17.9% during 1997 led by fees on deposits. This increase is due to continued growth in deposit accounts.

         Noninterest expenses, excluding the provisions for possible loan losses, increased 3.2% for the quarter ended June 30, 1998, as compared to the quarter ended June 30, 1997. Noninterest expense, excluding the provisions for possible loan losses, increased 3.6% for the six months ended June 30, 1998, as compared to the six months ended June 30, 1997.

         Noninterest expenses, excluding the provision for possible loan losses, increased 17.8% in 1997 which compares favorably with the 16.9% increase in 1996. The increase in 1995 was 13.5%. Increased productivity fostered by technology improvements as the learning curve diminished and cost control efforts contributed to this cost containment during periods of strong growth. Included in this category is net occupancy expense for furniture and equipment.

         Net Income. Net income was 31.6% higher for the quarter ended June 30, 1998, as compared to the quarter ended June 30, 1997. Net income was 23.2% higher for the six months ended June 30, 1998, as compared to the six months ended June 30, 1997. Net income was 12.0% higher in 1997 than in 1996. As indicated earlier, the improvement in 1997's earnings resulted from a strong gross margin reinforced by loans increasing as a percentage of earning assets, an increase in noninterest income sufficient to cover a smaller increase in noninterest expenses, and most of the increase in taxes. These improvements were partially offset by higher additions to the allowance for loan losses.

                     TABLE 5 - FIVE YEAR NET INCOME SUMMARY

                                                          1997         1996         1995          1994             1993
                                                      -----------   ----------   ----------   -----------    -----------
INTEREST INCOME
    Interest and fees on loans                        $ 8,194,390   $7,032,709   $5,707,681   $ 4,517,586    $ 4,182,090

    Interest on investment securities, taxable          2,026,322    1,513,501    1,527,106     1,111,274      1,093,718
    Interest on investment securities, exempt from
    federal income tax                                    737,366      887,977      696,207       955,379        939,606
                                                      -----------   ----------   ----------   -----------    -----------
TOTAL INTEREST INCOME                                  10,958,078    9,434,187    7,930,994     6,584,239      6,215,414

INTEREST EXPENSE
    Interest on deposits                                4,635,063    3,937,115    3,422,184     2,404,388      2,292,266
                                                      -----------   ----------   ----------   -----------    -----------
NET INTEREST INCOME                                     6,323,015    5,497,072    4,508,810     4,179,851      3,923,148
PROVISION (REVERSAL) FOR POSSIBLE LOAN LOSSES             284,436      269,132       25,000        21,000        (62,000)
                                                      -----------   ----------   ----------   -----------    -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     6,038,579    5,227,940    4,483,810     4,158,851      3,985,148
NONINTEREST INCOME
    Service fees on deposit accounts                    1,140,646    1,084,156      803,826       696,013        652,337
    Other operating income                                520,738      289,688      211,594       353,562        410,635
    Loan sales gains                                       34,872       52,817       30,767            --             --
    Securities gains                                       52,218       56,287       40,229        54,785        100,979
                                                      -----------   ----------   ----------   -----------    -----------
TOTAL NONINTEREST INCOME                                1,748,474    1,482,948    1,086,416     1,104,360      1,163,951
                                                      -----------   ----------   ----------   -----------    -----------
NONINTEREST EXPENSE
    Salaries and employee benefits                      2,311,082    2,000,333    1,654,793     1,441,114      1,253,997
    Net occupancy expense                                 787,318      655,983      539,961       340,541        329,440
    Deposit insurance                                      15,541        1,500       92,206            --             --
    Other operating expenses                            1,344,329    1,125,967      949,059     1,068,755      1,140,866
                                                      -----------   ----------   ----------   -----------    -----------
TOTAL NONINTEREST EXPENSES                              4,458,270    3,783,783    3,236,019     2,850,410      2,724,303
                                                      -----------   ----------   ----------   -----------    -----------
INCOME BEFORE PROVISION FOR INCOME TAXES                3,328,783    2,927,105    2,334,207     2,412,801      2,424,796

PROVISION FOR INCOME TAXES                                951,949      804,520      700,925       596,460        573,845
                                                      -----------   ----------   ----------   -----------    -----------
NET INCOME                                            $ 2,376,834   $2,122,585   $1,633,282   $ 1,816,341    $ 1,850,951
                                                      ===========   ==========   ==========   ===========    ===========
EARNINGS PER COMMON SHARE (250,000
  outstanding shares)                                 $      9.51   $     8.49   $     6.53   $      7.27    $      7.40
                                                      ===========   ==========   ==========   ===========    ===========


         IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS ON THE FINANCIAL STATEMENTS WHEN ADOPTED IN FUTURE PERIOD

         The Financial Accounting Standards Board has issued two standards that have been adopted by Peoples as follows: (1) Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share" requires a reconciliation of the numerators and the denominators of the basic and diluted per-share computation for income from continuing operations. The statement is effective prospectively for earnings per share computation for both interim and annual periods ending after December 31, 1997. Because Peoples has no potential common stock outstanding, it is required to present only basic earnings per share and its presentation of earnings per share did not change. (2) Statement of Financial Accounting Standards No. 129 (SFAS 129), "Disclosure of Information about Capital Structure" requires an entity to explain, in summary form within its financial statements, the pertinent rights and privileges of the various securities outstanding. Peoples only has one class of common stock outstanding and this statement had no material effect on the financial statements.

         The Financial Accounting Standards Board has issued two standards that have not been adopted by the Bank as follows: (1) Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income" purposes that an entity report a measure of all change in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. The statement is effective for fiscal years beginning after December 15, 1997. Management does not believe this statement will have any material effect on future financial statements except for disclosures. (2) Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information" establishes guidelines for reporting financial information about an operating segment or component of an enterprise.

The statement is effective for fiscal years beginning after December 15, 1997. Management does not believe this statement will have any material effect on future financial statements except for disclosures.

         YEAR 2000 COMPLIANCE TASK FORCE

         A Year 2000 Compliance Task Force has been established to evaluate the mission critical software and hardware that must be compatible for continued satisfactory data processing; representations have been obtained, or are in the process of being obtained, from software and hardware vendors, confirming their Year 2000 compatibility. Management believes that information systems are well on their way to being Year 2000 compliant.

         FINANCIAL RATIOS

         The ratio of net income to average shareholders' equity and average total assets, and certain other ratios, are presented below:

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                     -----------------------------------
                                                                                      1997          1996          1995
                                                                                     -------       -------       -------
         Percentage of net income to:
             Total average assets                                                       1.89          1.91          1.66
             Average shareholders' equity                                              16.40         16.00         15.20
         Percentage of dividends declared to net income                                18.40         18.80         23.00
         Percentage of average shareholders' equity to total average assets            11.58         11.36         10.91


SUPERVISION AND REGULATION

         General. Peoples is subject to extensive regulations under state and federal statutes and regulations. The discussion in this section, which briefly summarizes certain of such statutes, does not purport to be complete, and is qualified in its entirety by reference to such statutes. Other state and federal legislation and regulations directly and indirectly affecting banks and other financial institutions may be enacted or implemented in the future; however, such legislation and regulations and their effect on the business of Peoples cannot be predicted.

         Peoples is incorporated under the banking laws of the State of Tennessee, and as such, is subject to the provisions of the TBA and the supervision of and regular examination by the Department. Peoples is a member of the FDIC and, therefore, also subject to the provisions of the FDIA and to supervision and examination by the FDIC.

         Tennessee statutes and the FDIA regulate a variety of the banking activities of Peoples, including required reserves, investments, loans, exchanges and consolidations, issuance of securities, payment of dividends, and establishment of branches. Tennessee law prohibits state banks from paying dividends other than from undivided profits, and, where the surplus account is not at least equal to the capital account imposes certain other restrictions on dividends. The FDIA prohibits state banks insured by the FDIC from paying dividends if such bank is in default in the payment of any assessments due the FDIC. Under Tennessee law, state banks are prohibited from lending to any one person, firm or corporation amounts more than fifteen percent (15%) (or if such loan is approved by the bank's board of directors or finance committee twenty-five percent (25%)) of its equity capital accounts, except in the case of certain loans secured by negotiable title documents covering readily marketable nonperishable staples. Except for certain specified loans, Tennessee law also requires that loans to officers, directors and employees of a state bank require prior board of directors or finance committee approval. See generally "INFORMATION ABOUT OUR COMPANIES - Supervision and Regulation of First American and Peoples."

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of the Peoples Record Date, certain information as to the Peoples Common Stock beneficially owned by (i) any Peoples person or group of persons who is known to Peoples to be the beneficial owner of more than 5% of the Peoples stock, and (ii) each of Peoples' directors, each of Peoples' executive officers who are not directors and by all of Peoples' directors and executive officers as a group. [RECONFIRM AT RECORD DATE]

                    Name                            Shares Beneficially Owned        Percent of Class
                    ----                            -------------------------        ----------------
         Directors and Executive Officers:
              Thomas Hayes (1)                                 40,016                     16.01
              Ted H. Williams (2)                               2,500                      1.00
              J.A. Stokes (3)                                  28,500                     11.40
              Lisa A. Scott (4)                                   272                      0.11
              Melissa Street (5)                                  648                      0.26

              Jerry Smith (6)                                     400                      0.16
              Noah Daniel                                         950                      0.38
              Phil E. Hall (7)                                  1,999                      0.80
              Susan S. McMillan                                 7,360                      2.94
              Neill Milam                                       1,740                      0.70
              R.L. Smith                                        7,380                      2.95
         All directors, officers, as a group:                  91,765                     36.71
         Other significant shareholders:
              Jane B. Averitte (8)                             19,560                      7.82
              Mary A. Speight                                  12,000                      4.80
              Jack L. or Mary S. Warwick (9)                   20,540                      8.22

         (1) Includes 3,320 shares held in trust under Peoples 401(k) Profit Sharing Plan, 399 shares held in an Individual Retirement Account ("IRA") with Ameristar Investments and Trust ("Ameristar") and 399 shares held by Mr. Hayes' spouse in an IRA with Ameristar.

         (2) Includes 975 shares held in trust under Peoples 401(k) Profit Sharing Plan and 150 shares held by spouse in an IRA with Ameristar.

         (3)      Includes 1,000 shares held by Mr. Stokes' spouse.

         (4) Includes 90 shares held in trust under Peoples 401(k) Profit Sharing Plan.

         (5)      Includes 139 shares held by spouse in an IRA with Ameristar.

         (6) All shares held in an IRA registered under Cede & Company, New York, New York.

         (7) Includes 700 shares held in an IRA registered under Cede & Company, New York, New York.

         (8) Includes 80 shares held by either the estate of Mr. Billy Averitte or his son, not held by Mrs. Averitte. Billy Averitte is Mrs. Averitte's recently deceased spouse, and these shares will likely remain with his son.

         (9)      Includes 280 shares held by Mrs. Warwick, not held by Mr.
                  Warwick.

                             ADDITIONAL INFORMATION

                          DISSENTERS' APPRAISAL RIGHTS

         Peoples Shareholders have the right to dissent from the Merger and obtain in cash the fair value of their shares of Peoples Common Stock.

         In order to perfect dissenters' rights with respect to the Merger, a Peoples Shareholder must (i) deliver to Peoples, before the vote is taken, written notice of his or her intent to demand payment for his or her shares of Peoples Common Stock if the Merger is consummated; and (ii) not vote his or her shares of Peoples Common Stock in favor of the Agreement. Subsequent to shareholder approval of the Agreement, First American would be required under Tennessee law to send to each of the Peoples Shareholders who has perfected dissenters' rights in accordance with the steps disclosed above, written notice setting forth instructions for receipt of payment for their shares. Upon receipt of such notice, dissenting Peoples Shareholders would become entitled to receive payment of their shares of Peoples Common Stock when they: (i) demand payment;
(ii) certify that they have received their shares prior to the date of the first public announcement of First American's and Peoples' intention to merge; and
(iii) deposit with First American certificates representing their shares of Peoples Common Stock in accordance with the instructions set forth in the notice. A copy of the Tennessee statutory law regarding dissenters' rights, Chapter 23 of the TBCA, is attached as Appendix C to this Prospectus/Proxy Statement.

         The foregoing is only a summary of the rights of dissenting holders of Peoples Common Stock. Any holder of Peoples Common Stock who intends to dissent should carefully review the text of the Tennessee statutory law set forth in Appendix C to this Prospectus/Proxy Statement and should consult with such holder's attorney. The failure of a Peoples Shareholder to follow precisely the procedure summarized above and set forth in Appendix C to this Prospectus/Proxy Statement may result in loss of appraisal rights. No further notice of the events giving rise to appraisal rights or any steps associated therewith will be furnished to holders of Peoples Common Stock, except as indicated above or otherwise required by law.

         In general, any dissenting shareholder who perfects such holder's right to be paid the "fair value" of such holder's Peoples Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash.

         If Peoples Shareholders owning more than 5% of the outstanding shares of Peoples Common Stock exercise their right to dissent, First American may elect not to proceed with the Merger.

                                  LEGAL OPINION

         The legality of the First American Common Stock to be issued in connection with the Merger will be passed upon by Mary Neil Price, Esq., General Counsel of First American. As of August , 1998, Ms. Price beneficially owned [________] shares of First American Common Stock.

                                     EXPERTS

         The consolidated financial statements of First American Corporation and subsidiaries as of December 31, 1997 and December 31, 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as an expert in accounting and auditing.

         With respect to the unaudited interim financial information for the periods ended June 30, 1998 and June 30, 1997, and March 31, 1998 and March 31, 1997, incorporated by reference herein, KPMG Peat Marwick LLP has reported that it applied limited procedures in accordance with professional standards for review of such information. However, KPMG Peat Marwick LLP's separate reports included in First American's quarterly reports on Form 10-Q for the quarters ended June 30, 1998 and March 31, 1998, and incorporated by reference herein, state that KPMG Peat Marwick LLP did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on KPMG Peat Marwick LLP's reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

         The consolidated financial statements of Peoples and subsidiaries as of December 31, 1997 and December 31, 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in this Prospectus/Proxy Statement in reliance upon the report of Kraft Bros., Esstman Patton & Harrell, PLLC, independent certified public accountants, also included herein, and upon the authority of said firm as experts in accounting and auditing.

                                  OTHER MATTERS

         As of the date of this Prospectus/Proxy Statement, the Peoples Board knows of no matters that will be presented for consideration at the Special Meeting, other than as described in this Prospectus/Proxy Statement. If any other matters should properly come before the meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Peoples.

                       WHERE YOU CAN FIND MORE INFORMATION

         First American has filed with the Commission a Registration Statement under the Securities Act that registers the distribution to Peoples Shareholders of the shares of First American Common Stock to be issued in connection with the Merger (the "REGISTRATION STATEMENT"). The Registration Statement, including the attached exhibits and schedules, contain additional relevant information about First American and the First American Common Stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Prospectus/Proxy Statement.

         In addition, First American files reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the SEC:

 Public Reference Room          New York Regional Office            Chicago Regional Office
450 Fifth Street, N.W.            7 World Trade Center                  Citicorp Center
       Room 1024                       Suite 1300                   500 West Madison Street
Washington, D.C. 20549          New York, New York 10048                  Suite 1400
                                                                   Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like First American, who file electronically with the Commission. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about First American at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Commission allows First American to "incorporate by reference" information into this Prospectus/Proxy Statement. This means that First American can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus/Proxy Statement, except for any information that is superseded by other information that is set forth directly in this document.

         This Prospectus/Proxy Statement incorporates by reference the documents set forth below that First American has previously filed with the Commission. They contain important information about First American and its financial condition.

                  FIRST AMERICAN SEC FILINGS                                               PERIOD
                  --------------------------                                               ------
Annual Report on Form 10-K                                      Year ended December 31, 1997, as filed March 27, 1998
Quarterly Reports on Form 10-Q                                       Quarters ended:

                                                                     o   March 31, 1998, as filed April 30, 1998

                                                                     o   June 30, 1998, as filed August 11, 1998

    The description of the First American Common Stock and the First American Rights contained in registration statements filed pursuant to Section 12 of the Exchange
    Act, including any amendment or reports filed for the purpose of updating that description

Current Reports on Form 8-K                                     Filed:

                                                                     o   May 11, 1998

                                                                     o   July 14, 1998
Annual Report on Form 11-K                                      Year ended December 31, 1997, as filed June 30, 1998

         First American incorporates by reference additional documents that it may file with the Commission between the date of this Prospectus/Proxy Statement and the date of the Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         First American has supplied all information contained or incorporated by reference in this Prospectus/Proxy Statement relating to First American. Peoples has supplied all information contained in this Prospectus/Proxy Statement relating to Peoples.

         You can obtain any of the documents incorporated by reference in this document through First American, or from the Commission through the Commission's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus/Proxy Statement. You can obtain documents incorporated by reference in this Prospectus/Proxy Statement by requesting them in writing or by telephone from First American at the following address:

                         Joe Powell
                         Director of Investor Relations
                         First American Corporation
                         First American Center
                         Nashville, Tennessee 37237-0700
                         Telephone (615) 748-2455

         If you would like to request documents from First American, please do so by September 17, 1998 to receive them before the Special Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

         You should rely only on the information contained in or incorporated by reference in this Prospectus/Proxy Statement in considering how to vote your shares at the Special Meeting. Neither First American nor Peoples has authorized anyone to provide you with information that is different from the information in this document. This Prospectus/Proxy Statement is dated [ ]. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Prospectus/Proxy Statement nor the issuance of First American Common Stock in the Merger shall create any implication to the contrary.

         If you live in a jurisdiction where it is unlawful for First American to offer its securities to you, this Prospectus/Proxy Statement does not constitute an offer for you to purchase or receive First American Common Stock.

         THE SHARES OF FIRST AMERICAN COMMON STOCK THAT YOU WOULD RECEIVE IN THE MERGER ARE NOT DEPOSITS OF ANY BANK AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Prospectus/Proxy Statement and documents incorporated herein by reference contain certain forward-looking statements about the financial condition, results of operations and business of First American and Peoples. The words "believes," "expects," "anticipates," "intends," "estimates," "plans" or similar expressions, indicate we are making forward-looking statements.

         Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and shareholder value of First American may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of First American. In addition, First American and Peoples do not intend to, and are not obligated to, update these forward-looking statements after we distribute this Prospectus/Proxy Statement, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, First American and Peoples claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.




         Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (i) competitive pressure among financial services providers in the mid-south region of the United States or in the financial services industry generally increases significantly; (ii) interest rates change in such a way as to reduce First American's margins; (iii) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or a diminished demand for First American's services and products; (iv) changes in laws or government rules, or the way in which courts interpret these laws or rules, adversely affect First American's business; (v) business conditions, inflation or securities markets undergo significant change; and (vi) disruptions occur in the operations of First American or any of its subsidiaries or any other governmental or private entity as a result of the "Year 2000 Problem."

  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PEOPLES BANK AND SUBSIDIARIES



                                                                                                              PAGE

CONDENSED FINANCIAL STATEMENTS FOR SIX MONTHS ENDED JUNE 30, 1998 AND 1997...................................  F-2

Condensed Balance Sheets.....................................................................................  F-2

Condensed Statements of Income...............................................................................  F-3

Condensed Statements of Stockholders' Equity.................................................................  F-4

Condensed Statements of Cash Flows...........................................................................  F-5

Notes to Condensed Financial Statements......................................................................  F-7



REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...........................................................  F-8

CONSOLIDATED FINANCIAL STATEMENTS FOR 1997 AND 1996

Consolidated Balance Sheets..................................................................................  F-9

Consolidated Statements of Income............................................................................ F-10

Consolidated Statements of Stockholders' Equity.............................................................. F-11

Consolidated Statements of Cash Flows........................................................................ F-12

Notes to Consolidated Financial Statements................................................................... F-14

                            CONDENSED BALANCE SHEETS

             (Dollar Amounts in Thousands, Except Per Share Amounts)


                                                                                      JUNE 30,       December 31,
                                                                                        1998             1997
                                                                                    -----------      ------------
                                                                                    (Unaudited)
                                     ASSETS

Cash and due from banks                                                               $  5,210       $  3,971
Securities available for sale, at fair value                                            46,832         45,102
Federal funds
                  sold                                                                   2,400             --
Loans, net of unearned income and allowance for possible
     loan losses                                                                        74,260          77,261
Loans held for sale                                                                        952             407
Accrued interest receivable                                                              1,090           1,253
Bank premises and equipment, at cost less accumulated
    depreciation - Notes 5 and 13
                                                                                         4,147           4,283
Other assets
                                                                                           776           1,005
                                                                                      --------        --------

TOTAL ASSETS                                                                          $135,667        $133,282
                                                                                      ========        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Noninterest-bearing                                                                   $ 16,673        $ 15,802
Interest-bearing                                                                       101,346          99,812
                                                                                      --------        --------


                                                                                       118,019         115,614

Federal funds purchased                                                                     --           1,400
Accrued interest payable                                                                   649             583
Other liabilities                                                                          192             212
                                                                                      --------        --------

TOTAL LIABILITIES                                                                      118,860         117,809
                                                                                      --------        --------

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock - $2 par value, 1,000,000 shares authorized;
     250,000 shares issued and outstanding                                                 500             500
Additional paid-in capital                                                                 500             500
Retained earnings                                                                       15,689          14,168
Unrealized gain on available-for-sale securities, net of deferred income taxes             118             305
                                                                                      --------        --------


TOTAL STOCKHOLDERS' EQUITY                                                              16,807          15,473
                                                                                      --------        --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $135,667        $133,282
                                                                                      ========        ========


See accompanying notes.

                         CONDENSED STATEMENTS OF INCOME
             (Dollar Amounts in Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                       Three Months Ended June 30,     Six-Months Ended June 30,
                                                       ---------------------------     -------------------------
                                                           1998            1997           1998          1997
                                                         -------         -------        -------        -------
INTEREST INCOME
Interest and fees on loans:
   Taxable                                               $ 1,854         $ 1,980        $ 3,895        $ 3,806
   Exempt from federal income taxes                           55              65            115            126
Interest on investment securities:
   Taxable                                                   483             476            996            889
   Exempt from federal income taxes                          236             220            411            447
                                                         -------         -------        -------        -------

TOTAL INTEREST INCOME                                      2,628           2,741          5,417          5,268

INTEREST EXPENSE                                           1,232           1,145          2,445          2,203
                                                         -------         -------        -------        -------

NET INTEREST INCOME                                        1,396           1,596          2,972          3,065

PROVISION FOR POSSIBLE LOAN LOSSES                           (24)             60             --             76
                                                         -------         -------        -------        -------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                         1,420           1,536          2,972          2,989
                                                         -------         -------        -------        -------

NONINTEREST INCOME
Service charges on deposit accounts                          305             304            590            568
Other operating income                                       429              84            570            209
Net gain on sale of securities                               104              11            169             20
                                                         -------         -------        -------        -------

TOTAL NONINTEREST INCOME                                     838             399          1,329            797
                                                         -------         -------        -------        -------

NONINTEREST EXPENSES
Salaries and employee benefits                               508             526          1,072          1,066
Net occupancy expense                                        192             188            409            382
Other operating expense                                      349             303            662            620
                                                         -------         -------        -------        -------

TOTAL NONINTEREST EXPENSES                                 1,049           1,017          2,143          2,068
                                                         -------         -------        -------        -------

INCOME BEFORE PROVISION FOR INCOME TAXES                   1,209             918          2,158          1,718

PROVISION FOR INCOME TAXES                                   346             263            637            484
                                                         -------         -------        -------        -------

NET INCOME                                               $   863         $   655        $ 1,521        $ 1,234
                                                         =======         =======        =======        =======

BASIC EARNINGS PER SHARE (based on                       $  3.45         $  2.62        $  6.08        $  4.94
     250,000 shares outstanding)                         =======         =======        =======        =======


See accompanying notes.

                  CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY

             (Dollar Amounts in Thousands, Except Per Share Amounts)

                                   (Unaudited)


                                                                                                     UNREALIZED
                                                                   ADDITIONAL                          GAIN ON
                                                                    PAID-IN       RETAINED       AVAILABLE-FOR-SALE
                                                 COMMON STOCK       CAPITAL       EARNINGS           SECURITIES           TOTAL
                                                 ------------      ----------    ---------      --------------------    --------
BALANCE AT JANUARY 1, 1997                          $   500        $   500       $ 12,229              $   354          $ 13,583

Net income for six-month period                          --             --          1,234                   --             1,234

Change in unrealized gain on available-
 for-sale securities, net of deferred
 income taxes                                            --             --             --                    7                 7
                                                    -------        -------       --------              -------          --------


BALANCE AT JUNE 30, 1997                            $   500        $   500       $ 13,463              $   361          $ 14,824
                                                    =======        =======       ========              =======          ========

BALANCE AT JANUARY 1, 1998                          $   500        $   500        $14,168              $   305          $ 15,473

Net income for six-month period                                                     1,521                                  1,521

Change in unrealized gain on available-                  --             --             --                 (187)              187
   for-sale securities, net of deferred             -------        -------        -------              -------          --------
   income taxes

BALANCE AT JUNE 30, 1998                            $   500        $   500       $ 15,689              $   118          $ 16,807
                                                    =======        =======       ========              =======          ========


See accompanying notes.

                          PEOPLES BANK AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS

             (Dollar Amounts in Thousands, Except Per Share Amounts)

                                   (Unaudited)



                                                             Six-Months Ended June 30,
                                                             -------------------------
                                                               1998             1997
                                                             --------         --------
OPERATING ACTIVITIES
Net income for the period                                    $  1,521         $  1,234
                                                             --------         --------
Adjustments to reconcile net income to net
    cash provided by operating activities:
Net accretion on securities                                       (50)             (79)
Net gain on sale of loans held for sale                           (42)             (16)
Net gain on sale of securities                                   (168)             (20)
Loss on sale of premises and equipment                             --               26
Excess (net charge-off in excess of provision)
    of provision for loan losses over net charge-offs             (87)              18
Provision for depreciation                                        234              208
Deferred benefit income taxes                                      39              (12)
Proceeds from sale of loans held for sale                       4,338            3,013
Originations of loans held for sale                            (4,841)          (2,679)
(Increase) decrease in accrued interest receivable                163              118
Increase (decrease) in other assets                              (235)             (97)
Increase (decrease) in other liabilities                          110               72
Increase (decrease) in accrued interest payable                    66               99
                                                             --------         --------

TOTAL ADJUSTMENTS                                                (473)             651
                                                             --------         --------

NET CASH PROVIDED BY OPERATING ACTIVITIES                       1,048            1,885
                                                             --------         --------
INVESTING ACTIVITIES
Purchases of available-for-sale securities                    (28,855)         (14,023)
Proceeds from sales, maturities and calls of
    available-for-sale securities                              25,072           16,658
Proceeds from principal collections of
    available-for-sale securities                               2,378               80
Net increase (decreases) in loans                               3,088           (7,260)
Purchases of premises and equipment                              (121)            (300)
Proceeds from sale of premises and equipment                       22               16

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES             1,584           (4,829)
                                                             --------         --------

                            (Continued on next page)

See accompanying notes.

                          PEOPLES BANK AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS

             (Dollar Amounts in Thousands, Except Per Share Amounts)

                                   (Unaudited)


                                                         Six-Months Ended June 30,
                                                         -------------------------
                                                            1998            1997
                                                          -------         -------

FINANCING ACTIVITIES
Net increase in deposits                                  $ 2,407         $  9,760
Net increase (decrease) in federal funds purchased         (1,400)             775
Cash dividends paid                                            --               --
                                                          -------          -------

NET CASH PROVIDED BY FINANCING ACTIVITIES                   1,007           10,535
                                                          -------          -------

INCREASE IN CASH AND CASH EQUIVALENTS                       3,639            7,591

CASH AND CASH EQUIVALENTS -
     BEGINNING OF YEAR                                      3,971            3,869
                                                          -------          -------

CASH AND CASH EQUIVALENTS - END OF PERIOD                 $ 5,210         $ 11,460
                                                          =======         ========



See accompanying notes.

                          PEOPLES BANK AND SUBSIDIARIES

                     NOTES TO CONDENSED FINANCIAL STATEMENTS



NOTE 1 - BASIS OF PRESENTATION

         The condensed financial statements present the accounts and operations of Peoples Bank, a Tennessee banking corporation (the "Bank"), with branches in Dickson, Charlotte, Vanleer, Erin and Burns, Tennessee.

         In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations of the Bank for the interim periods. The results of operations for the three-months and six-months ended June 30, 1998, are not necessarily indicative of the results which may be expected for the entire year.



NOTE 2 - STATEMENTS OF CASH FLOWS

         For purposes of the statements of cash flows for 1998 and 1997, the Bank has considered cash equivalents to include amounts due from banks and federal funds sold. Total interest paid for the six months ended June 30, 1998 and 1997, was $2,379,000 and $2,104,000, respectively.
         Total income taxes paid for the six-months ended June 30, 1998 and 1997 was $526,272 and $452,629, respectively.



NOTE 3 - SUBSEQUENT EVENTS AND PENDING TRANSACTIONS

         Effective April 21, 1998, the Bank's Board of Directors approved an agreement and plan of merger pursuant to which the Bank will become a subsidiary of First American Corporation, a registered bank holding company with its principal office located in Nashville, Tennessee. The agreement is subject to the approval of the Bank's shareholders and appropriate regulatory authorities. Such approval is pending.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
Peoples Bank and Subsidiaries
Dickson, Tennessee


We have audited the accompanying consolidated balance sheets of Peoples Bank (the "Bank") and its wholly-owned subsidiaries, as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peoples Bank and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                /s/ Kraft Bros., Esstman, Patton & Harrell, PLLC



Nashville, Tennessee
January 30, 1998

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                                                              1997                 1996
                                                                                          ------------        ------------
                                     ASSETS
Cash and due from banks                                                                   $  3,970,972        $  3,869,193
Securities available for sale, at fair value - Note 2                                       45,101,522          40,625,988
Loans, net of unearned income and allowance for
     possible loan losses - Notes 3 and 4                                                   77,260,759          66,556,512
Loans held for sale                                                                            406,717             316,650
Accrued interest receivable                                                                  1,253,495           1,182,005
Bank premises and equipment, at cost less accumulated
    depreciation - Notes 5 and 13                                                            4,283,253           4,285,725
Other assets                                                                                 1,005,634             865,243
                                                                                          ------------        ------------

TOTAL ASSETS                                                                              $133,282,352        $117,701,316
                                                                                          ============        ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Noninterest-bearing                                                                       $ 15,801,723        $ 16,951,523
Interest-bearing (including certificates of deposit $100,000 or
   greater: 1997 - $26,098,057; 1996 - $21,365,606)                                         99,812,367          86,478,379
                                                                                          ------------        ------------

                                                                                           115,614,090         103,429,902

Federal funds purchased - Note 6                                                             1,400,000                  --
Accrued interest payable                                                                       583,132             497,777
Other liabilities                                                                              212,565             190,605
                                                                                          ------------        ------------

TOTAL LIABILITIES                                                                          117,809,787         104,118,284
                                                                                          ------------        ------------

COMMITMENTS - Note 7

STOCKHOLDERS' EQUITY
Common stock - $2 par value, 1,000,000 shares authorized;
     250,000 shares issued and outstanding                                                     500,000             500,000
Additional paid-in capital                                                                     500,000             500,000
Retained earnings                                                                           14,168,016          12,228,682
Unrealized gain on available-for-sale securities, net of deferred
    income taxes of: 1997 - $186,659; 1996 - $217,189 - Note 2                                 304,549             354,350
                                                                                          ------------        ------------

TOTAL STOCKHOLDERS' EQUITY                                                                  15,472,565          13,583,032
                                                                                          ------------        ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $133,282,352        $117,701,316
                                                                                          ============        ============

See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                                                       1997               1996
                                                                                                   -----------        -----------

INTEREST INCOME
Interest and fees on loans:
   Taxable                                                                                         $ 7,943,710        $ 6,872,963
   Exempt from federal income taxes                                                                    250,680            159,746
Interest on investment securities:
   Taxable                                                                                           2,026,322          1,513,501
   Exempt from federal income taxes                                                                    737,366            887,977
                                                                                                   -----------        -----------

TOTAL INTEREST INCOME                                                                               10,958,078          9,434,187

INTEREST EXPENSE                                                                                     4,635,063          3,937,115
                                                                                                   -----------        -----------

NET INTEREST INCOME                                                                                  6,323,015          5,497,072

PROVISION FOR POSSIBLE LOAN LOSSES - Note 4                                                            284,436            269,132
                                                                                                   -----------        -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                                  6,038,579          5,227,940
                                                                                                   -----------        -----------
NONINTEREST INCOME
Service charges on deposit accounts                                                                  1,140,646          1,084,156
Other operating income                                                                                 520,738            289,688
Net gain on sale of loans held for sale                                                                 34,872             52,817
Net gain on sale of securities - Note 2                                                                 52,218             56,287
                                                                                                   -----------        -----------

TOTAL NONINTEREST INCOME                                                                             1,748,474          1,482,948
                                                                                                   -----------        -----------
NONINTEREST EXPENSES
Salaries and employee benefits                                                                       2,311,082          2,000,333
Net occupancy expense                                                                                  787,318            655,983
Deposit insurance premium                                                                               15,541              1,500
Other operating expense                                                                              1,344,329          1,125,967
                                                                                                   -----------        -----------

TOTAL NONINTEREST EXPENSES                                                                           4,458,270          3,783,783
                                                                                                   -----------        -----------

INCOME BEFORE PROVISION FOR INCOME TAXES                                                             3,328,783          2,927,105

PROVISION FOR INCOME TAXES - NOTE 9                                                                    951,949            804,520
                                                                                                   -----------        -----------

NET INCOME                                                                                         $ 2,376,834        $ 2,122,585
                                                                                                   ===========        ===========

BASIC EARNINGS PER SHARE (based on 250,000 shares outstanding)                                     $      9.51        $      8.49
                                                                                                   ===========        ===========


See accompanying notes to consolidated financial statements.

                          PEOPLES BANK AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                                                     UNREALIZED
                                                                   ADDITIONAL                         GAIN ON
                                                                    PAID-IN        RETAINED       AVAILABLE-FOR-SALE
                                                 COMMON STOCK       CAPITAL        EARNINGS           SECURITIES          TOTAL
                                                 ------------     -----------     -----------     ------------------   -----------

BALANCE AT JANUARY 1, 1996                        $   500,000     $   500,000     $10,506,097        $   200,416       $11,706,513

Net income for the year                                    --              --       2,122,585                 --         2,122,585
                                                  -----------     -----------     -----------        -----------       -----------

Cash dividends, $1.60 per share                            --              --        (400,000)                --          (400,000)
                                                  -----------     -----------     -----------        -----------       -----------

Change in unrealized gain on
     available-for-sale securities, net of
     deferred income taxes of $94,342                      --              --              --            153,934           153,934
                                                  -----------     -----------     -----------        -----------       -----------

BALANCE AT DECEMBER 31, 1996                          500,000         500,000      12,228,682            354,350        13,583,032

Net income for the year                                    --              --              --          2,376,834         2,376,834
                                                  -----------     -----------     -----------        -----------       -----------

Cash dividends, $1.75 per share                            --              --        (437,500)                --          (437,500)

Change in unrealized gain on
     available-for-sale securities, net of
     deferred income taxes of $30,530                      --              --              --            (49,801)          (49,801)
                                                  -----------     -----------     -----------        -----------       -----------

BALANCE AT DECEMBER 31, 1997                      $   500,000     $   500,000     $14,168,016        $   304,549       $15,472,565
                                                  ===========     ===========     ===========        ===========       ===========


See accompanying notes to consolidated financial statements.

                          PEOPLES BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                                                        1997                 1996
                                                                                    ------------         ------------
OPERATING ACTIVITIES
Net income for the year                                                             $  2,376,834         $  2,122,585
                                                                                    ------------         ------------
Adjustments to reconcile net income to net
    cash provided by operating activities:
Net accretion on securities                                                             (142,454)            (232,401)
Net gain on sale of loans held for sale                                                  (34,872)             (52,817)
Net gain on sale of securities                                                           (52,218)             (56,287)
Loss on sale of premises and equipment                                                    26,126                   --
Excess of provision for loan losses over net charge-offs                                 112,694              178,023
Provision for depreciation                                                               413,295              323,181
Deferred income taxes                                                                    (33,614)             (40,946)
Proceeds from sale of loans held for sale                                              4,590,172            5,715,940
Originations of loans held for sale                                                   (4,645,367)          (5,795,773)
(Increase) decrease in accrued interest receivable                                       (71,490)               8,890
Increase in other assets                                                                 (76,247)             (85,053)
Increase in other liabilities                                                             21,960               66,006
Increase (decrease) in accrued interest payable                                           85,355              (82,352)
                                                                                    ------------         ------------


TOTAL ADJUSTMENTS                                                                        193,340              (53,589)
                                                                                    ------------         ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                              2,570,174            2,068,996
                                                                                    ------------         ------------

INVESTING ACTIVITIES
Purchases of available-for-sale securities                                           (39,059,032)         (33,262,054)
Proceeds from sales, maturities and calls of available-for-sale securities            33,561,562           30,206,968
Proceeds from principal collections of available-for-sale securities                   1,136,266              665,205
Net increase in loans                                                                (10,816,941)          (8,269,419)
Purchases of premises and equipment                                                     (453,041)            (897,969)
Proceeds from sale of premises and equipment                                              16,103                   --
                                                                                    ------------         ------------

NET CASH USED IN INVESTING ACTIVITIES                                                (15,615,083)         (11,557,269)
                                                                                    ------------         ------------

                            (Continued on next page)


See accompanying notes to consolidated financial statements.

                          PEOPLES BANK AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                              1997                 1996
                                                          ------------         ------------

FINANCING ACTIVITIES
Net increase in deposits                                  $ 12,184,188         $ 15,198,875
Net increase (decrease) in federal funds purchased           1,400,000           (4,200,000)
Cash dividends paid                                           (437,500)            (400,000)
                                                          ------------         ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                   13,146,688           10,598,875
                                                          ------------         ------------

INCREASE IN CASH AND CASH EQUIVALENTS                          101,779            1,110,602

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                3,869,193            2,758,591
                                                          ------------         ------------

CASH AND CASH EQUIVALENTS - END OF YEAR                   $  3,970,972         $  3,869,193
                                                          ============         ============


See accompanying notes to consolidated financial statements.

                          PEOPLES BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements present the accounts and operations of Peoples Bank (the "Bank"), a Tennessee banking corporation with branches in Dickson, Charlotte, Vanleer, Burns and Erin, Tennessee, and its subsidiaries. The Bank operates as a commercial bank regulated by the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions. The Bank provides deposit services and grants real estate, consumer and commercial loans to customers primarily in Dickson, Houston, and adjoining counties of Tennessee.

         During 1996, the Bank chartered two new companies as wholly-owned subsidiaries: Community Credit Services, Inc. (CCS) and Highland Rim Title Company (HRTC). Community Credit Services, Inc. has one office located at 404 Highway 46 South, Dickson, Tennessee, and operates under the Industrial Loan & Thrift Company Act. CCS extends credit to consumers who are considered a higher credit risk than the Bank customarily accepts. Highland Rim Title Company has one office located at Court Square, Charlotte, Tennessee, and operates as a title insurance and escrow agent.

         The accounting principles followed and the methods of applying those principles conform with generally accepted accounting principles and to general practices in the banking industry. The significant policies are summarized as follows:

         Principles of Consolidation

         The accompanying consolidated financial statements present the accounts and operations of the Bank and its wholly-owned subsidiaries, CCS and HRTC (collectively, the "Companies"). Material intercompany accounts and transactions are eliminated in consolidation.

         Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and Due From Banks

         Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve Bank and other banks.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Cash Equivalents

         Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

         Securities

         Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale and carried at fair value with any adjustments to fair value, net of related deferred income tax, reported as a separate component of stockholders' equity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are included in earnings as realized losses. Securities purchased for trading purposes are held in the trading portfolio at market value, with market adjustments included in noninterest income. The Bank had no securities classified as held-to-maturity or trading securities as of December 31, 1997 and 1996.

         Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are recognized using the interest method. Gains and losses on the sale of securities are recorded on the trade date using the specific identification method.

         Loans

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amounts adjusted for any charge-offs, the allowance for possible loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid balance.

         Interest on commercial and real estate loans is computed on a daily basis based on the principal amount outstanding. Interest on installment loans is recognized under both the interest method and the Rule of 78's method, which is not materially different from the interest method. Interest accruals including accruals of interest on impaired loans are discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that it is not reasonable to expect such interest will be collected. Interest income is subsequently recognized only to the extent cash payments are received.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Loans (Continued)

         Loans are considered impaired when, based on current information, it is probable that all amounts of principal and interest due will not be collected according to the contractual terms of the loan agreement. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or for collateral dependent loans, based on a loan's observable market price or the fair value of the collateral.

         Loan origination and commitment fees and certain loan related costs are deferred and the net amount amortized as an adjustment to the related loan yield over the contractual life of the loan.

         Loans Held for Sale

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

         Other Real Estate

         Other real estate, which is included in other assets, represents real estate acquired through foreclosure and is stated at lower of (i) fair value minus estimated costs to sell, or (ii) cost. If, at the time of foreclosure, the fair market value of the real estate acquired is less than the Bank's carrying value of the related loan, a writedown is recognized through a charge to the allowance for possible loan losses, and the fair market value becomes the new cost basis for subsequent accounting. If the Bank later determines that the cost of the property cannot be recovered through sale or use, a writedown is recognized by a charge to operations. When the property is not in a condition suitable for sale or use at the time of foreclosure, completion and holding costs, including such items as real estate taxes, maintenance and insurance, are capitalized up to the property's fair value minus estimated costs to sell. However, when the property is in a condition for sale or use at the time of foreclosure, or the property is already carried at its fair value minus estimated costs to sell, any subsequent holding costs are expensed. Legal fees and any other direct costs relating to foreclosures are charged to operations when incurred.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Allowance for Possible Loan Losses

         The allowance for possible loan losses is established by charges to operations and is maintained at an amount which management believes adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of loan collectibility and on prior loan loss experience. The evaluations consider such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect a borrower's ability to pay. Uncollectible loans are charged to the allowance account in the period such determination is made. Subsequent recoveries of loans previously charged off are credited to the allowance account in the period received.

         In preparing the financial statements, management is required to make estimates and assumptions that affect the allowance for possible loan losses as of the date of the balance sheet and the amount of loan loss expense recognized for the period. Actual results could differ significantly from those estimates, since the allowance for possible loan losses is a material estimate that is particularly susceptible to significant change in the near term. While management uses available information to recognize losses on loans, future losses may be accruable based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additional losses based on their judgment of information available to them at the time of their examination.

         Premises and Equipment

         Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed principally on the straight-line method over the estimated useful lives of the assets, which range as follows: buildings - 5 to 40 years; furniture and equipment - 3 to 10 years. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from the disposition of property are reflected in operations, and the asset accounts and related allowances for depreciation are reduced.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Long-Lived Assets

         On January 1, 1996, the Corporation adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Corporation be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use is based on the fair market value of the asset. The statement requires that the majority of long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. The adoption of this statement had no effect on the consolidated financial statements.

         Fair Value of Financial Instruments

         The Bank follows the disclosure requirements of Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments." SFAS 107 requires corporations to disclose the fair value of their financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

         Income Taxes

         The Companies file a consolidated federal income tax return.

         Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities. Such differences will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Per Share Amounts

         Basic earnings per share are calculated based on the weighted average number of shares outstanding during each year, in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

         Reclassification

         Certain reclassifications have been made to the December 31, 1996 financial statements in order to make them comparative with the current year's presentation.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 2 - INVESTMENT SECURITIES

         Following were the amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities at December 31:


                                                                          Gross                Gross
                                                     Amortized          Unrealized           Unrealized             Fair
                                                       Cost               Gains                Losses               Value
                                                   ------------        ------------         ------------        ------------
             1997

             AVAILABLE-FOR-SALE SECURITIES:
                 U.S. Agency Securities            $ 15,988,305        $    111,165          $   (17,330)        $ 16,082,140
                 State, County, and
                    Municipal Securities             13,692,112             409,825              (14,682)          14,087,255
                 Mortgage-backed Securities          14,549,898              61,955              (59,726)          14,552,127
                 Other Bank Certificates of
                     Deposit                            380,000                  --                   --              380,000
                                                   ------------        ------------         ------------         ------------

                                                   $ 44,610,315        $    582,945          $   (91,738)        $ 45,101,522
                                                   ============        ============         ============         ============

             1996

             AVAILABLE-FOR-SALE SECURITIES:
                 U.S. Agency Securities            $ 15,228,519        $     75,163          $   (80,523)        $ 15,223,159
                 State, County, and
                    Municipal Securities             16,671,919             771,149             (115,516)          17,327,552
                 Mortgage-backed Securities           8,153,999              30,615             (109,337)           8,075,277
                                                   ------------        ------------         ------------         ------------

                                                   $ 40,054,437        $    876,927          $  (305,376)        $ 40,625,988
                                                   ============        ============         ============         ============

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

         The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                         Amortized                 Fair
                                                                           Cost                    Value
                                                                        -----------             -----------


         Due in one year or less                                        $17,498,580             $17,564,204
         Due after one year through five years                           16,218,617              16,342,819
         Due after five years through ten years                           8,537,166               8,829,717
         Due after ten years                                              2,355,952               2,364,782
                                                                        -----------             -----------

                                                                        $44,610,315             $45,101,522
                                                                        ===========             ===========

         Securities carried at $22,027,388 and $20,738,028 at December 31, 1997 and 1996, respectively, were pledged to secure deposits and for other purposes as required or permitted by law.

         The fair values are established by an independent pricing service as of the approximate dates indicated. The differences between amortized cost and fair value reflect current interest rates and represent the potential gain (or loss) had the portfolio been liquidated on those dates. Security gains (or losses) are realized only in the event of dispositions prior to maturity.

         Proceeds from the sale, maturities and calls of debt securities in 1997 were $33,561,562 ($30,206,968 in 1996). Gross gains and losses realized on such transactions were as follows:


                                                                                  1997              1996
                                                                               ----------        ----------

         Gross realized gains                                                  $   103,659       $  180,117
         Gross realized losses                                                     (51,441)        (123,830)
                                                                               -----------       ----------

         Net gain on sale of securities                                        $    52,218       $   56,287
                                                                               ===========       ==========


         At December 31, 1997 and 1996, the Bank did not hold investment securities of any single issuer, other than obligations of U.S. Government agencies, whose aggregate book value exceeded ten percent of stockholders' equity.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 3 - LOANS

             A summary of loans outstanding by category follows:

                                                                                   1997                 1996
                                                                               ------------         ------------

             Secured by 1 to 4-family residential properties                   $ 21,913,283         $ 19,481,000
             Secured by nonfarm, nonresidential properties                       21,934,000           15,221,000
             Secured by other real estate                                        10,709,000           10,177,000
             Loans to individuals for household, family and
                 other personal expenditures                                     11,835,000           11,073,000
             Commercial and industrial                                            8,067,000            8,743,000
             All other                                                            4,856,365            3,168,704
                                                                               ------------         ------------
                                                                                 79,314,648           67,863,704
             Less:  unearned interest and fees                                     (998,343)            (364,340)
                    allowance for possible loan losses                           (1,055,546)            (942,852)
                                                                               ------------         ------------

                                                                               $ 77,260,759         $ 66,556,512
                                                                               ============         ============

             A summary of loan maturities follows:

                                                                                   1997                 1996
                                                                               ------------         ------------

             Due in three months or less                                       $ 26,439,000         $ 23,543,000
             Due after three months through one year                             30,262,000           28,685,000
             Due after one year                                                  18,929,000           14,411,000
             Due after five years                                                 3,684,648            1,224,704
                                                                               ------------         ------------

                                                                               $ 79,314,648         $ 67,863,704
                                                                               ============         ============

             A summary of loans by fixed rate or variable rate follows:

                                                                                   1997                 1996
                                                                               ------------         ------------

             Fixed rate                                                        $ 68,312,680         $ 56,545,000
             Variable rate                                                       11,001,968           11,318,704
                                                                               ------------         ------------

                                                                               $ 79,314,648         $ 67,863,704
                                                                               ============         ============

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 3 - LOANS (CONTINUED)

         Related parties (principally directors and executive officers of the Bank, including their affiliates, families, and companies in which they hold ten percent or more ownership) had loans with the Bank totaling $1,805,501 and $268,262 as of December 31, 1997 and 1996, respectively.
         These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons. They did not involve more than the normal risk of collectibility or present other unfavorable features. No related party loans were charged off in 1997 or 1996.

         The amount of the recorded investment in impaired loans was not significant at December 31, 1997. The Bank had one impaired loan with a recorded investment of $191,423 at December 31, 1996. The average recorded investment in impaired loans during 1997 and 1996 was approximately $183,000 and $16,000, respectively. There was no specific allowance for loan losses related to these loans as of December 31, 1997 or 1996. Interest income recognized for cash payments received on impaired loans amounted to $21,078 and $13,957 in 1997 and 1996, respectively.

         The Bank is not committed to lend additional funds to debtors whose loans have been modified.


NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

         Changes in the allowance for possible loan losses are as follows:


                                                                   1997                1996
                                                               -----------         -----------

             Balance at beginning of year                      $   942,852         $   764,829
             Provision charged to operations                       284,436             269,132
             Loan losses:
             Loans charged off                                    (260,474)           (134,690)
             Recoveries on loans previously charged off             88,732              43,581
                                                               -----------         -----------

             Balance at end of year                            $ 1,055,546         $   942,852
                                                               ===========         ===========

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

         It is management's opinion that the allowance was adequate at December 31, 1997 and 1996, based on conditions reasonably known to management. However, the allowance may be increased or decreased based on loan growth, changes in credit quality, and changes in general economic conditions.

         For federal income tax purposes, the allowance for possible loan losses is maintained at the maximum amount allowable by the Internal Revenue Code.


NOTE 5 - PREMISES AND EQUIPMENT

         The following is a summary of bank premises and equipment:

                                                     1997              1996
                                                  ----------        ----------

             Land and land improvements           $  675,629        $  585,979
             Premises                              3,444,684         3,416,279
             Furniture and equipment               2,337,201         2,069,725
                                                  ----------        ----------
                                                   6,457,514         6,071,983
             Less accumulated depreciation         2,174,261         1,786,258
                                                  ----------        ----------

                                                  $4,283,253        $4,285,725
                                                  ==========        ==========

         The annual provision for depreciation was $413,295 in 1997 and $323,181 in 1996.


NOTE 6 - BORROWED FUNDS

         Federal funds purchased generally mature within one to four days of the transaction date. Federal funds purchased had a rate of 5.75% at December 31, 1997. There were no federal funds purchased as of December 31, 1996.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 7 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         Generally, the Bank obtains collateral or other security to support financial instruments with credit risk.

                                                                                                      Contract or
                                                                                                    Notional Amount
                                                                                                    ---------------

             Financial instruments whose contract amounts
               represent credit risk  at December 31, 1997:
             Commitments to extend credit                                                              $6,879,678
             Standby letters of credit                                                                    347,400

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. All letters of credit are due within one year of the original commitment date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates made as of December 31, 1997 and 1996 are based on relevant market information about the financial instruments. These estimates do not reflect any premiums or discounts that could result from offering for sale at one time the Bank's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

         The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

         CASH AND CASH EQUIVALENTS -- The carrying amounts reported in the balance sheets for cash and short-term instruments approximate those assets' fair values.

         SECURITIES AVAILABLE-FOR-SALE -- Fair values were based on quoted market prices where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

         LOANS -- The fair value was calculated by discounting expected future cash flows, using discount rates based on current interest rates offered on loans with similar terms adjusted to reflect credit quality, and an annualized cost rate derived from operating expense allocations.

         LOANS HELD FOR SALE -- Fair values were based on quoted market prices where available.

         ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE -- The carrying amounts reported in the balance sheets for accrued interest receivable and accrued interest payable approximate their fair values.

         FEDERAL HOME LOAN BANK STOCK -- The carrying value of Federal Home Loan Bank stock is considered a reasonable estimate of its fair value.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

         DEPOSIT LIABILITIES -- The fair value was calculated by discounting expected future cash flows using discount rates based on the interest rates offered at the valuation date for deposits of similar remaining maturities adjusted to reflect the creditworthiness of the Bank and an annualized cost rate derived from operating expense allocations, reduced by the effect of service charges on core deposits.

         SHORT-TERM BORROWINGS -- The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings, if any, are considered to approximate their fair values.

         The following is a summary of the carrying amounts and estimated fair value of the Bank's financial assets and liabilities:


                                                              December 31, 1997                       December 31, 1996
                                                       --------------------------------       ---------------------------------
                                                         Carrying            Estimated          Carrying            Estimated
                                                          Amount            Fair Value            Amount           Fair Value
                                                       ------------        ------------        ------------        ------------
             Financial assets:
                Cash and due from
                    banks - noninterest-bearing        $  3,970,972        $  3,970,972        $  3,869,193        $  3,869,193
                Securities available-for-sale            45,101,522          45,101,522          40,625,988          40,625,988
                Loans, net of unearned income
                    and allowance for possible
                    loan losses                          77,260,759          77,450,000          66,556,512          69,259,000
                Loans held for sale                         406,717             412,701             316,650             319,798
                Accrued interest receivable               1,253,495           1,253,495           1,182,005           1,182,005
                Federal Home Loan Bank stock                372,900             372,900             331,700             331,700
             Financial liabilities:
                Deposits                                115,614,090         115,729,000         103,429,902         103,543,000
                Short-term borrowings                     1,400,000           1,400,000                  --                  --
                Accrued interest payable                    583,132             583,132             497,777             497,777

         At December 31, 1997 and 1996, the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance-sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, are deemed to have no current fair value. See Note 7.

         Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and premises and equipment.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 9 - INCOME TAXES

         The provision for income taxes consists of the following for the years ended December 31, 1997 and 1996:


                                                       1997              1996
                                                     ---------         ---------
             Current:
                 Federal                             $ 784,810         $ 662,528
                 State                                 200,753           182,938
                                                     ---------         ---------

             Total current                             985,563           845,466
                                                     ---------         ---------

             Deferred:
                 Federal                               (28,236)          (34,394)
                 State                                  (5,378)           (6,552)
                                                     ---------         ---------

             Total deferred                            (33,614)          (40,946)
                                                     ---------         ---------

             Total provision for income taxes        $ 951,949         $ 804,520
                                                     =========         =========


         A reconciliation of the provision for income taxes with the amount of income taxes computed at the federal statutory rate (34%) follows:

                                                                          1997                1996
                                                                      -----------          -----------

             Tax expense at statutory rate                            $ 1,131,786          $   995,216
             Increase (decrease) in taxes resulting from:
                Tax-exempt interest                                      (335,936)            (356,226)
                State income taxes, net of federal tax benefit            128,948              116,415
                Other                                                      27,151               49,115
                                                                      -----------          -----------

             Total provision for income taxes                         $   951,949          $   804,520
                                                                      ===========          ===========

             Effective rate                                                  28.6%                27.5%

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 9 - INCOME TAXES (CONTINUED)

         The net deferred tax asset (liability) included in other assets (other liabilities) in the accompanying consolidated balance sheets consists of the following amounts of deferred tax assets and liabilities as of December 31, 1997 and 1996:

                                                          1997              1996
                                                       ---------         ---------

             Deferred tax assets:
                 Allowance for loan losses             $ 284,011         $ 241,187
                 Deposit base intangible                  67,536            76,346
                 Deferred compensation                    19,725            12,195
                 Other                                    10,375             1,621
                                                       ---------         ---------

                                                         381,647           331,349
                                                       ---------         ---------

             Deferred tax liabilities:
                 Accumulated depreciation               (106,192)          (94,904)
                 Securities valuation                   (186,659)         (217,189)
                 Federal Home Loan Bank stock            (33,833)          (28,437)
                                                       ---------         ---------

                                                        (326,684)         (340,530)
                                                       ---------         ---------

             Net deferred tax asset (liability)        $  54,963         ($  9,181)
                                                       =========         =========



NOTE 10 - EMPLOYEE BENEFIT PLAN

         The Bank maintains a 401(k) retirement plan for eligible employees who have reached age 21. The plan provides for the Bank to match, on a percentage basis, a portion of contributions made by participants.

         Contributions to the plan by the Bank, amounting to $132,554 in 1997 and $98,828 in 1996, are included in salaries and employee benefits expense.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 11 - SUPPLEMENTARY CASH FLOW INFORMATION

         Income tax payments made in 1997 amounted to $1,038,821 ($832,437 in 1996).

         Interest paid in 1997 amounted to $4,549,708 ($4,019,467 in 1996).


NOTE 12 - CONCENTRATIONS OF CREDIT RISK

         Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk (whether on- or off-balance-sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have a significant exposure to any individual customer or counterparty. The major concentrations of credit risk for the Bank arise by collateral type in relation to loans. At December 31, 1997, the Bank had two areas of significant concentrations. These were in loans secured by 1 to 4-family residential properties and loans secured by nonfarm, nonresidential properties which totaled $21,913,283 and $21,934,000, respectively. At December 31, 1996, the only significant concentration that existed was in loans secured by 1 to 4-family residential properties which totaled $19,481,000. A geographic concentration arises because the Bank operates primarily in Dickson, Houston, and adjoining counties in Tennessee.

         The Bank maintains cash and cash equivalent balances at several financial institutions in Tennessee and Ohio. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances per bank totaled $1,847,771 and $1,165,078 as of December 31, 1997 and 1996, respectively.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 13 - BRANCH ACTIVITY

         On December 16, 1996, the Bank closed its branch in Tennessee Ridge and opened a newly constructed branch in Erin, Tennessee. The abandoned branch facility was sold in 1997.

         In December, 1997, the Bank purchased land in White Bluff, Tennessee for the purpose of constructing a new branch office. Regulatory approval has been obtained for the new location, which is anticipated to be operational by September 1, 1998.


NOTE 14 - REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996 that the Bank meets all capital adequacy requirements to which it is subject.

         As of May 20, 1996, the date of the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                          PEOPLES BANK AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996


NOTE 14 - REGULATORY MATTERS (CONTINUED)

         The Bank's actual capital amounts and ratios are as follows:


                                                                                                                To Be Well
                                                                                                             Capitalized Under
                                                                                     For Capital             Prompt Corrective
                                                          Actual                  Adequacy Purposes:         Action Provisions:
                                                  -------------------------     ----------------------     ----------------------

                                                    Amount           Ratio        Amount         Ratio         Amount      Ratio
                                                  -----------        -----      -----------      -----       -----------   ------

             AS OF DECEMBER 31, 1997
             Total Capital
                 (to Risk Weighted Assets)        $16,266,000        19.73%      $6,594,000       8.0%      $8,246,600     10.0%


             Tier 1 Capital
                 (to Risk Weighted Assets)        $15,210,000        18.45%      $3,297,040       4.0%      $4,945,560      6.0%


             Tier 1 Capital
                 (to Average Assets)              $15,210,000        11.46%      $5,308,640       4.0%      $3,981,000      3.0%


             AS OF DECEMBER 31, 1996
             Total Capital
                 (to Risk Weighted Assets)        $14,172,000        19.23%      $5,895,000       8.0%      $7,368,900     10.0%

             Tier 1 Capital
                 (to Risk Weighted Assets)        $13,229,000        17.95%      $2,947,560       4.0%      $4,421,340      6.0%

             Tier 1 Capital
                 (to Average Assets)              $13,229,000        11.26%      $4,701,040       4.0%      $4,013,000      3.0%


NOTE 15 - DEFERRED COMPENSATION PLAN

          The Bank has a deferred compensation plan which permits directors to defer their director's fees and earn interest on the deferred amount. Under the plan, a liability increase and expense of $19,817 for 1997 and $16,226 for 1996 were recognized in the accompanying consolidated financial statements. To fund the plan, the Bank purchased a single premium universal life insurance policy, naming the Bank as beneficiary, on the life of each director who elected to participate. Insurance premiums of $2,040 were paid in 1997 and 1996. Net non-cash income of $23,184 in 1997 and $21,210 in 1996, is also included in the cash surrender value of $417,239 and $396,096 at December 31, 1997 and 1996, respectively. These policies have an aggregate face amount of $1,155,000.

                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF APRIL 21, 1998



                                     BETWEEN



                           FIRST AMERICAN CORPORATION



                                       AND



                                  PEOPLES BANK

                                TABLE OF CONTENTS

ARTICLE I
The Merger.........................................................................................................A-5

         1.1      Effective Time of the Merger.....................................................................A-5
         1.2      Closing..........................................................................................A-6
         1.3      Effects of the Merger............................................................................A-6


ARTICLE II
Effect of the Merger on the Capital Stock of the Constituent Corporations; Merger of Certificates..................A-6

         2.1      Effect on Capital Stock..........................................................................A-6
         2.2      Exchange of Certificates.........................................................................A-8


ARTICLE III
Representations and Warranties.....................................................................................A-11

         3.1      Representations and Warranties of Bank. .........................................................A-11
         3.2      Representations and Warranties of FAC............................................................A-24


ARTICLE IV
Covenants Relating to Conduct of Business..........................................................................A-26

         4.1      Certain Covenants of Bank and FAC................................................................A-26
         4.2      Additional Covenants of Bank.....................................................................A-26
         4.3      Adverse Changes in Condition.....................................................................A-28
         4.4      Reports..........................................................................................A-28
         4.5      Affirmative Covenants of Bank....................................................................A-29

         4.6      No Solicitation..................................................................................A-30
         4.7      Monthly Status Reports...........................................................................A-30


ARTICLE V
Additional Agreements..............................................................................................A-30

         5.1      Preparation of the Offering Statement and/or Registration
                      Statement....................................................................................A-30
         5.2      Letter of Bank's Accountants.....................................................................A-31
         5.3      Access to Information............................................................................A-31
         5.4      Bank Stockholders' Meeting.......................................................................A-32
         5.5      Legal Conditions to Merger.......................................................................A-32
         5.6      Affiliates.......................................................................................A-32
         5.7      Nasdaq Listing...................................................................................A-33
         5.8      Transition of Certain Employee Benefit Plans; Employment Matters.................................A-33
         5.9      Expenses.........................................................................................A-34
         5.10     Brokers or Finders...............................................................................A-34
         5.11     Bank Accruals and Reserves.......................................................................A-34
         5.12     Merger...........................................................................................A-35
         5.13     Additional Agreements............................................................................A-35
         5.14     Cooperation Generally............................................................................A-35
         5.15     Indemnification: Directors' and Officers' Insurance..............................................A-35

ARTICLE VI
Conditions Precedent...............................................................................................A-36

         6.1      Conditions to Each Party's Obligation To Effect the Merger.......................................A-36
         6.2      Conditions to Obligations of FAC.................................................................A-37
         6.3      Conditions to Obligations of Bank................................................................A-42


ARTICLE VII
Termination and Amendment..........................................................................................A-44

         7.1      Termination......................................................................................A-44
         7.2      Rights and Obligations Upon Termination..........................................................A-48
         7.3      Fees and Expenses................................................................................A-48

         7.4      Effect of Termination............................................................................A-49


ARTICLE VIII
         General Provisions........................................................................................A-49

         8.1      Nonsurvival of Representations, Warranties, and Agreements.......................................A-49
         8.2      Notices..........................................................................................A-50
         8.3      Interpretation...................................................................................A-50
         8.4      Counterparts.....................................................................................A-51
         8.5      Entire Agreement; No Third Party Beneficiaries; Rights of
                      Ownership....................................................................................A-51
         8.6      Governing Law; Choice of Forum...................................................................A-51
         8.7      Injunctive Relief; Limitations on Remedies.......................................................A-51
         8.8      Publicity........................................................................................A-52
         8.9      Assignment.......................................................................................A-52
         8.10     Consents.........................................................................................A-52
         8.11     Disclosures......................................................................................A-52

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER dated as of April 21, 1998 (the "Agreement"), between First American Corporation, a Tennessee corporation ("FAC") and Peoples Bank, a Tennessee banking association (the "Bank").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of FAC and Bank have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which Bank would merge with and into First American Interim Bank ("Interim Bank"), which shall be a wholly owned Tennessee state-chartered bank subsidiary of FAC to be formed by FAC prior to Closing (as defined below), and Bank will exchange its common stock for FAC common stock (the "Merger");

         WHEREAS, FAC and Bank desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         WHEREAS, it is intended that the Merger shall qualify for "pooling-of-interests" accounting treatment; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   The Merger

         1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of Merger (the "Articles of Merger") including a plan of Merger consistent with this Agreement shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3 hereof), and thereafter delivered to the Secretary of State of the State of Tennessee, for filing, as provided in Section 48-21-107 of the Tennessee Business Corporation Act (the "TBCA"), as soon as practicable on or after the Closing Date (as defined in Section 1.2 hereof). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee or at such time thereafter as is provided in the Articles of Merger (the "Effective Time"), but, in any event, the parties intend that the Effective

Time shall be 12:01 a.m. Central Time of the first calendar day of the month immediately following the month in which the Closing occurs.

         1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on the last business day of September 1998, or succeeding calendar months thereafter, and at least two business days after satisfaction or waiver of each of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than the delivery of the officers' certificate referred to in Sections 6.2 and 6.3 provided that the other closing conditions set forth in
Article VI hereof have been met or waived as provided in Article VI at or prior to the Closing (the "Closing Date"), at the offices of FAC, First American Center, Nashville, Tennessee 37237, unless another time, date or place is agreed to in writing by the parties hereto.

         1.3 Effects of the Merger. At the Effective Time, Interim Bank will merge with and into Bank ("Interim Bank" and "Bank" collectively referred to herein as the "Constituent Corporations"), with Bank being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, Section 48-21-10 of the TBCA. At the Effective Time, the charter and bylaws of Bank (as the Surviving Corporation) shall be the charter and bylaws of Bank in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of Bank shall be named by FAC without any prejudice to the rights of FAC as the sole shareholder of the Surviving Corporation. At the Effective Time, the name of Bank as the Surviving Corporation following the Merger shall continue to be "Peoples Bank" unless otherwise determined by FAC.

                                   ARTICLE II
                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

         2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Bank Common Stock:

         (a) Cancellation of Stock. All shares of the $2.00 par value voting common stock of Bank (the "Bank Common Stock") that are owned by FAC or any subsidiary of FAC (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any such shares, "trust account shares")) shall be canceled and retired and shall cease to exist and no stock of FAC or other consideration shall be delivered in exchange therefor. All shares of $2.50 par value common stock of FAC (the "FAC Common Stock") that are owned by Bank (other than trust account shares) shall become authorized but unissued stock of FAC. Each share of Interim Bank common stock, par value $10.00 per share, ("Interim Bank Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one fully paid and non-assessable share of common stock, without par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Interim Bank Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Interim Bank Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to FAC a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates which formerly represented shares of Interim Bank Common Stock, which shall be canceled.

         As used in this Agreement, the word "subsidiary", means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its subsidiaries.

         (b) Conversion of Bank Common Stock. Subject to Section 2.2(a) hereof, each issued and outstanding share of Bank Common Stock (other than shares to be canceled in accordance with Section 2.1(a) hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive 3.70 fully paid and nonassessable FAC shares.

         All such shares of Bank Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of FAC Common Stock into which Bank Common Stock has been converted and the right to cash payment for fractional shares, if any. Certificates previously representing shares of Bank Common Stock shall be exchanged for certificates representing whole shares of FAC Common Stock issued in consideration therefor and cash for fractional shares, if any, upon the surrender of such certificates in accordance with Section 2.2 hereof.

         In the event that prior to the Effective Time the outstanding shares of FAC Common Stock have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization (but not a merger), reclassification, stock dividend, stock split, reverse stock split or other similar change, applicable adjustments shall be made to the Exchange Ratio and the number of shares to be exchanged.

         (c) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, and only to the extent required by TBCA Section 48-23-101 et seq. ("TBCA Dissenters' Provisions"), shares of Bank Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted such shares in favor of the Merger and the transactions related thereto and who shall have delivered to Bank a written demand for appraisal of such shares of Bank Common Stock (collectively, "Dissenting Shares") in the manner provided by the TBCA Dissenters' Provisions shall not be entitled to the right to receive FAC shares in accordance with
Section 2.1(b) hereof, but the holders of the Dissenting Shares shall be entitled to the appraised value of such shares in accordance with the TBCA Dissenters' Provisions; provided, however, that (a) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his or her demand for appraisal of such shares or (b) if any holder fails to establish his or her entitlement to appraisal rights as provided in the TBCA Dissenters' Provisions or (c) if neither any holder of Dissenting Shares has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in the TBCA Dissenters' Provisions, such holder or holders shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive FAC shares solely in accordance with
Section 2.1(b) hereof. Bank shall give FAC prompt written notice of any demand received by Bank from holders of Dissenting Shares, and FAC shall have the right to participate in all negotiations and proceedings with respect to such dissent. Bank shall not purport to make any determination of fair value, make any payment with respect to, or settle or offer to settle any matter arising out of such dissent.

         (d) Shares of FAC Common Stock. Each share of FAC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         2.2 Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, FAC shall deposit with its transfer agent (the "Exchange Agent"), for the benefit of the holders of shares of Bank Common Stock certificates representing the shares of FAC Common Stock (such certificates for shares of FAC Common Stock together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 hereof in exchange for outstanding shares of Bank Common Stock and cash for fractional shares.

         (b) Exchange Procedures. Bank shall use its best efforts to cause each holder of record of Bank Common Stock, whose shares are to be converted into shares of FAC Common Stock pursuant to Section 2.1 hereof and who does not dissent pursuant to Section 48-23-101 et seq. of the TBCA, to deliver the certificates representing shares of Bank Common Stock ("Certificate" or "Certificates") to Bank; and Bank shall keep such Certificates in escrow for the benefit of each holder until the Closing Date. At Closing, Bank shall deliver to FAC the Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such documentation as the Exchange Agent may reasonably require to effectuate the exchange, the Exchange Agent shall, at or after the Effective Time, deliver to the holder of each such Certificate a certificate representing that number of whole shares of FAC Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II (after taking into account all shares of Bank Common Stock then held by such holder), and cash for fractional shares, if any, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Bank Common Stock which is not registered in the transfer records of Bank, a certificate representing the proper number of shares of FAC Common Stock may be issued to a transferee if the Certificate representing such Bank Common Stock is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent, in its sole discretion, to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered to the Exchange Agent in the manner contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of FAC Common Stock and cash in lieu of any fractional shares of FAC Common Stock, without interest, as contemplated by this Section 2.2.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to FAC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FAC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) hereof until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following proper surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of FAC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable with respect to a fractional share of FAC Common Stock to which such holder is entitled pursuant to Section 2.2(e) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of FAC Common Stock, and, if necessary, (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FAC Common Stock.

         (d) No Further Ownership Rights in Bank Common Stock. All shares of FAC Common Stock issued upon conversion of shares of Bank Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bank Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Bank on such shares of Bank Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bank Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of FAC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of FAC including, without limitation, the right to receive dividends. Each holder of Bank Common Stock who would otherwise have been entitled to receive a fraction of a share of FAC Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FAC Common Stock multiplied by the market value of one share of FAC Common Stock on the trading day immediately prior to the Effective Time. For purposes of the immediately preceding sentence only, the market value of one share of FAC Common Stock on the trading day immediately prior to the Effective Time shall be the closing price of FAC Common Stock on The Nasdaq Stock Market or such other exchange on which FAC Common Stock is then publicly traded (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the trading day immediately preceding the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Bank Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Bank Common Stock subject to and in accordance with the terms of this Article II.

         (f) No Liability. Neither FAC nor Bank shall be liable to any holder of shares of Bank Common Stock, or FAC Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE III

                         Representations and Warranties

         3.1 Representations and Warranties of Bank. Bank represents and warrants to FAC as follows:

         (a) Organization, Standing and Power. Bank is a Tennessee state chartered bank. Community Credit Services, Inc. ("CCS"), a Tennessee corporation, and Highland Rim Title Company ("HRTC"), a Tennessee corporation, are wholly owned subsidiaries of the Bank and Bank's only subsidiaries (the "Subsidiaries"). Each of the Bank and the Subsidiaries are duly organized, validly existing and in good standing under the laws of Tennessee, and have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their business as now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary.

         (b) Capital Structure.


         (i) As of the date hereof, the authorized capital stock of Bank consists solely of the following: 1,000,000 shares of Bank Common Stock, $2.00 par value ("Bank Common Stock") and 1,000,000 shares of preferred stock, $.01 par value ("Bank Preferred Stock"). There are 250,000 shares of Bank Common Stock and no shares of Bank Preferred Stock issued and outstanding. No shares of Bank Common Stock or Bank Preferred Stock are held by Bank in treasury. All outstanding shares of Bank Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

         (ii) As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of Bank or its Subsidiaries were issued or outstanding.

         (iii) As of the date of this Agreement, except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Bank or its Subsidiaries is a party or by which it is bound obligating

                  Bank or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Bank or its Subsidiaries or obligating Bank or its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. After the Closing Date and until the Effective Time, there will be no other option, warrant, call, right or agreement obligating Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Bank or its Subsidiaries, or obligating Bank or its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. As of the date hereof, except as set forth in this section, there are no outstanding contractual obligations of Bank to repurchase, redeem or otherwise acquire any shares of Bank Common Stock.

         (iv) Since December 31, 1997, except as specifically permitted by this Agreement, Bank has not (A) issued or permitted to be issued any shares of Bank Common Stock or Bank Preferred Stock or securities exercisable for or convertible into shares of Bank Common Stock or Bank Preferred Stock; (B) repurchased, redeemed or otherwise acquired, directly or indirectly any shares of Bank Common Stock or Bank Preferred Stock; or (C) declared, set aside, made or paid to the stockholders of Bank dividends or other distributions on the outstanding shares of Bank Common Stock or Bank Preferred Stock; provided, however, Bank shall be permitted to declare and pay dividend(s) on Bank Common Stock in 1998 to its shareholders of an aggregate of $2.18 per share which represents the following:

                  (a) $0.64 per share for the period beginning January 1, 1998 until the date hereof (which represents a 10% increase, on an annualized basis, over Bank's dividend rate in 1997); and

                  (b) an amount for the period beginning the first calendar day after the date hereof and ending on the Closing (the "Equalization Period") which is equivalent to FAC's current annual dividend rate of $1.00 per share, pro-rated during the Equalization Period, multiplied by the Exchange Ratio.

              (c) Authority.

                  (i) Bank has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of Bank, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bank, subject in the case of this Agreement to approval of this Agreement by the stockholders of Bank. This Agreement has been duly executed and delivered by Bank and constitutes the valid and binding obligation of Bank, enforceable in accordance with its terms.

                  (ii) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the charter or by-laws of Bank or its Subsidiaries or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph
                           (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(j) hereof) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bank or its Subsidiaries or their respective properties or assets which Violation would have a material adverse effect on Bank or its Subsidiaries, individually or in the aggregate.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), is required by or with respect to Bank or its Subsidiaries in connection with the execution and delivery of this Agreement and the transactions contemplated hereby the failure to obtain which would have a material adverse effect on Bank, except for (A) the filing of applications with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and, if necessary, the Federal Deposit Insurance Act ("FDIA") and with the U.S. Comptroller of the Currency (the "OCC") and approval of same, (B) the filing with the U.S. Securities and Exchange Commission ("SEC") or an applicable state securities Governmental Entity of a proxy statement or offering statement in definitive form relating to the meeting of Bank's stockholders to be held in connection with the Merger (the "Statement"), (C) the filing of Articles of Merger with the Secretary of State of the State of Tennessee and appropriate documents with the relevant authorities of other states in which Bank or its Subsidiaries are qualified to do business, (D) the filing of such applications, filings, authorizations, orders and approvals as may be required under Tennessee banking laws, with and of state banking authorities and approval of same ("State Banking Approval") and pursuant to state takeover or change in control laws ("State Takeover Approval"), (E) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of future commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules of The Nasdaq Stock Market or such other exchange on which FAC Common Stock is publicly traded, or which are required under consumer finance, mortgage banking and other similar laws, and (F) such filings, notifications and approvals as are required in order to terminate any Bank Benefit Plans as hereinafter defined and described.

         (d) Reporting Requirements. Included in the Bank Disclosure Schedules as Schedule 3.1(d) is a true and complete copy of each report (other than currency transaction reports and similar administrative reports), schedule, registration statement and definitive proxy statement filed by Bank or its Subsidiaries with any regulatory agency since December 31, 1995 (as such documents have since the time of their filing been amended, the "Bank Reporting Documents"), which are all the financial reporting or disclosure documents that Bank was required to file with any regulatory agency since such date. For purposes of this Agreement, the term "Bank Reporting

Documents" shall also include the Bank's consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 as reported by Kraft Bros., Esstman, Patton & Harrell, PLLC. Also included in Bank Disclosure Schedule 3.1(d) are true and complete copies of the most recent annual and quarterly Consolidated Report of Condition and Income ("Call Reports") of Bank filed with the FDIC and the Tennessee Department of Financial Institutions (the "Department"). As of their respective dates, the Bank Reporting Documents complied in all material respects with the requirements of the rules and regulations applicable to such Bank Reporting Documents, and none of the Bank Reporting Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Bank included in the Bank Reporting Documents comply with applicable accounting requirements and with the published rules and regulations with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Bank at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Bank Reporting Documents have been so filed. Except as specifically listed in Bank Disclosure
Schedule 3.1(d), Bank, as of December 31, 1997, had no off-balance sheet financial instruments or derivative securities including, but not limited to, letters of credit, unfunded commitments and derivative financial instruments. There are no unasserted claims that are not disclosed in the Bank Reporting Documents that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank or its Subsidiaries, either individually or in the aggregate.

     (e) Information Supplied. None of the information supplied pursuant to this Agreement or to be supplied by Bank for inclusion or incorporation by reference in (i) the registration statement on Form S-4 or other applicable form to be filed, as appropriate, with the SEC and any applicable state securities Governmental Entity by FAC in connection with the issuance of shares of FAC Common Stock in the Merger (the "Registration Statement" or "Statement") will, at the time the Registration Statement is filed with the appropriate Governmental Entities, and at the time it becomes effective under the Securities Act of 1933 (the "Securities Act") or any applicable state law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Statement, will, at the date of mailing to stockholders and at the times of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information provided by the Bank for inclusion in the Statement will comply as to form in all material respects with all rules and regulations applicable thereto.

         (f) Compliance with Applicable Laws. Bank and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the business of Bank and its Subsidiaries, either individually or in the aggregate (the "Bank Permits"). Bank and its Subsidiaries are in compliance with the terms of the Bank Permits. The business of Bank and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. Except for routine examinations by federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), as of the date of this Agreement, to the knowledge of Bank, no investigation by any Governmental Entity with respect to Bank or its Subsidiaries is in progress or is pending or threatened.

         (g) Litigation. Included in the Bank Disclosure Schedules as Schedule 3.1(g) is a list and description of all pending and threatened litigation and administrative proceedings involving Bank, its Subsidiaries, or any of their properties or assets. As of the date of this Agreement, there is no suit, action or proceeding, pending or threatened, against or affecting Bank or its Subsidiaries, that is expected to have, individually or in the aggregate, a material adverse effect on Bank or its Subsidiaries, either individually or in the aggregate, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator pending, threatened or outstanding against Bank or its Subsidiaries having, or which would reasonably be expected to have, any such effect.

         (h) Taxes. Bank and each of its Subsidiaries have filed all tax returns required to be filed by them and have paid, or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent consolidated financial statements contained in the Bank Reporting Documents reflect an adequate provision for current and deferred taxes payable by Bank and its Subsidiaries accrued through the date of such consolidated financial statements. No deficiencies for any taxes have been proposed, asserted or assessed against Bank and each of its Subsidiaries that are not adequately reserved for. The federal income tax returns of Bank, consolidated or otherwise, and each of its Subsidiaries have been examined by and settled with the U.S. Internal Revenue Service (the "IRS"), or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1993. No federal income tax returns of Bank, consolidated or otherwise, or each of its Subsidiaries are currently under examination by the IRS or any state, local, or foreign taxing authority. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

         (i) Certain Agreements. Except as set forth in the Bank Disclosure Schedule as Schedule 3.1(i), and except for this Agreement, as of the date hereof, neither Bank nor any of its Subsidiaries is a party to any oral or written agreement (other than loans or deposits made in the ordinary course of business) not terminable on 30 days or less notice or involving the payment of more than $25,000 per annum.

         (j) Benefit Plans.

             (i) Bank has disclosed to FAC in Schedule 3.1(j) of the Bank Disclosure Schedules and has delivered or made available to FAC prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by Bank for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Bank Benefit Plans"). Any of the Bank Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Bank ERISA Plan."

            (ii) Bank has delivered or made available to FAC prior to the execution of this Agreement correct and complete copies of the following documents: (a) all trust agreements or other funding arrangements for such Bank Benefit Plans (including insurance contracts), and all amendments thereto, (b) with respect to any such Bank Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (c) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Bank Benefit Plan with respect to the most recent three plan years, and (d) the most recent summary plan descriptions and any modifications thereto.


         (iii) The form of all Bank Benefit Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws and such plans have been operated in compliance with such laws and the written Bank Benefit Plan documents. Each Bank ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS evidencing compliance with the Tax Reform Act of 1986, and Bank is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any Bank ERISA Plan has been determined to be exempt from taxation under Section 501(a) of the Code and Bank is not aware of any circumstance which will or could result in a revocation of such exemption. With respect to each Bank Benefit Plan, no event has occurred which will or could give rise to a loss of any intended tax consequence or to any tax under Section 511 of the Code. There is no material pending or threatened litigation or administrative proceeding relating to any Bank Benefit Plan. Neither Bank nor any fiduciary of a Bank Benefit Plan has engaged in a transaction with respect to any Bank Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. The transaction contemplated hereunder will not result in the assessment of a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA.

         (iv) Neither Bank nor any of its affiliates have ever sponsored or been liable for contributions to a plan subject to Title IV of ERISA or to the funding requirements of Section 302 of ERISA or Section 412 of the Code.

         (v) Bank and its affiliates have complied with the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to all current employees and former employees. Bank's procedures and sample notice documents for compliance with COBRA are disclosed on Schedule 3.1(j).

         (vi) Except as required by law, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Bank. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

         (vii) Full payment has been made of all amounts which are required under the terms of each Bank Benefit Plan to have been paid as contributions as of the last day of the most recent fiscal year of such Bank Benefit Plan ended on or before the date of this Agreement. The assets of each Bank Benefit Plan are sufficient to provide the benefits under such plan and are also sufficient to provide all other benefits, vested (including benefits that become vested due to the transactions contemplated under this Agreement) and nonvested, accrued under such Bank Benefit Plan.

         (viii) Except for the continuation coverage requirements under COBRA, Bank has no obligations or potential liability for benefits to employees or other persons following termination of employment or retirement under any of the Bank Benefit Plans that are "welfare benefit plans" described in Section 3(2) of ERISA.

         (ix) Except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, Bank will not amend, modify or terminate any of the Bank Benefit Plans without the express written consent of FAC. None of the transactions contemplated under this agreement will result in an amendment, modification or termination of any of the Bank Benefit Plans. Except as required under the provisions of any Bank Benefit Plan and except as necessary to provide funding that is required to timely service any contractual or loan obligations of a Bank Benefit Plan, Bank will make no contributions to or with respect to any Bank Benefit Plan that is inconsistent with past practice of the Bank without the express written consent of FAC.

            (x) No oral or written representation or communication with respect to any aspect of the Bank Benefit Plans has been made to current or former employees of Bank prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All Bank Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Bank Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

           (xi) There are no issues or disputes with respect to any Bank Benefit Plans, or the administration thereof, currently between any trustee or other fiduciary thereunder, Bank and any governmental agency or employee.

         (k) Subsidiaries. Neither Bank (except for its ownership of all of the capital stock of the Subsidiaries) nor its Subsidiaries own any equity interest in corporation, association, partnership or other entity. Bank is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder. All of the shares of capital stock of each Subsidiary owned by Bank are fully paid and nonassessable and are owned by the Bank, free and clear of any claim, lien or encumbrance.

         (l) Agreement with Bank Regulators. As of the date of this Agreement, neither Bank nor any of its Subsidiaries are a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any condition imposed in writing, order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Bank been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, condition, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         (m) Absence of Certain Changes or Events. Since December 31, 1997, neither Bank nor any of its Subsidiaries have incurred any liability, except in the ordinary course of its business consistent with their past practices, nor has there been any change, nor has there occurred any event involving a prospective change, in the business, assets, financial condition or results of operations of Bank which has had, or is reasonably likely to have, a material adverse effect on Bank.

         (n) Vote Required. The affirmative vote of the holders of not more than a majority of the issued and outstanding shares of Bank Common Stock are the only votes of the holders of any class or series of Bank capital stock necessary to approve this Agreement and the transactions contemplated hereby.

         (o) Properties. Bank or one of its Subsidiaries (i) has good, clear and marketable title to all the properties and assets which are reflected in the latest audited consolidated balance sheet of Bank as being owned by Bank or one its Subsidiaries, or acquired after the date thereof, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except statutory liens securing payments not yet due and such imperfections or irregularities of title or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, and (ii) is the lessee of all leasehold estates which are reflected in the latest audited consolidated financial statements of Bank or acquired after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Bank's knowledge, the lessor.

         (p) Ownership of FAC Common Stock. As of the date hereof, neither Bank nor any of its Subsidiaries or affiliates or associates (as such terms are defined under the Securities Exchange Act of 1934 (the "Exchange Act"), (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of FAC, which in the aggregate, represent ten percent (10%) or more of the outstanding shares of capital stock of FAC entitled to vote generally in the election of directors (other than trust account shares).

         (q) Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the statement of financial condition of Bank as of December 31, 1997, was, in the opinion of management of Bank, consistent with applicable regulations and adequate in all material respects to provide for all known and reasonably anticipated possible losses, on loans and leases outstanding and accrued interest receivable on non-performing loans as of December 31, 1997, and as of the Effective Time will be in the opinion of management of Bank, consistent with applicable regulations and adequate in all material respects to provide for all known and reasonably anticipated possible losses, on loans and leases outstanding and accrued interest receivable on non-performing loans as of the Effective Time.

         (r) Certain Transactions with Affiliated Persons. Except as set forth in the Bank Disclosure Schedules as Schedule 3.1(r), there are no transactions to which Bank or any Subsidiary was a party in which any officer or director of Bank or any Subsidiary or any other entity controlled by, under common control with or in control of Bank had a direct or indirect interest.

         (s) Permissible Activities. All of the business activities conducted by Bank and its Subsidiaries as of the date hereof are business activities in which a bank is permitted to engage under Tennessee state law and all business activities conducted by Bank and its Subsidiaries as of the date hereof are business activities in which national banks are permitted to engage under the rules and regulations of the OCC.

         (t) Environmental Matters.

             (i) The operations of Bank and its Subsidiaries have been in the past and are now in compliance in all material respects with all federal, state and local laws, rules and regulations and other governmental restrictions relating to pollution or protection of the environment or public or employee health and safety (collectively, the "Environmental Laws") including, without limitation, those relating to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.ss. 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act of 1976, 42 U.S.C.ss. 6901 et seq. ("RCRA"), the Hazardous Materials Transportation Act, as amended by the Solid Waste Disposal Act and as further amended, 49 U.S.C.ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.1251 et seq., the Safe Water Drinking Act, 42 U.S.C.ss. 300f-300j; the Clean Air Act, 42 U.S.C.ss. 7401 et seq.; and the Occupational Safety and Health Act.

            (ii) Neither Bank nor any Subsidiary have been notified of an Environmental Laws violation and, except as set forth in the Bank Disclosure Schedules as Schedule 3.1(t), is not otherwise aware that it is considered potentially liable under the Environmental Laws; and neither Bank nor any Subsidiary have received any requests for information or other correspondence (including, without limitation, consent orders, consent decrees, judgments, orders, injunctions, or complaints) by or from any governmental authority or private party concerning any site, facility or operation relating to
                  (x) the Environmental Laws, (y) environmental protection and health or safety matters, or (z) any statutory or common law theory of liability involving environmental or health and safety matters.

         (iii) Except as set forth in Schedule 3.1(t), no use, disposal, releases, burial or placement of any material regulated under or defined by any Environmental Law, including, without limitation, asbestos (collectively, "Hazardous Materials") has occurred on, in, at, under or about any of the property owned, leased or operated at any time by Bank or any Subsidiary.

         (iv) There has been no disposal, release, burial or placement of Hazardous Materials on any real property not owned, leased or operated by Bank or its Subsidiaries which may result or has resulted in contamination of or beneath the property owned, leased or operated at any time by Bank or any Subsidiary.

         (v) Except as set forth in Schedule 3.1(t), all of the above-ground and underground storage tanks presently on any real property owned, leased or operated by Bank or any Subsidiary have been properly registered.

         (vi) No audit or investigation has been conducted as to environmental matters relating to any property owned, leased or operated by Bank or any Subsidiary by any governmental agency.

         (vii) There are no administrative, civil or criminal actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending, or threatened relating to the liability of any properties owned or operated by Bank or any Subsidiary under any Environmental Law.

      (u) Charter Provisions and State Anti-Takeover Laws. Bank and its Subsidiaries have taken or will take all actions necessary so that the entering into this Agreement and the consummation of the transactions contemplated hereby (i) are exempt from any applicable state takeover law and (ii) do not and will not result in the grant of any rights to any person under the charter, bylaws or other governing instrument of Bank or any Subsidiary thereof or restrict or impair the right of FAC to vote or otherwise to exercise the rights of a shareholder with respect to shares of Bank or any Subsidiary thereof that may be acquired or controlled by FAC pursuant to this Agreement or the consummation of the transactions contemplated hereby.

         For purposes of this Section 3.1, with respect to Bank, the term "knowledge" as used with respect to any person shall mean the knowledge after due inquiry of the chairman, vice-chairman, president, chief or principal financial officer, chief credit officer, general counsel, any executive vice-president, any vice-president, and any assistant vice-president of Bank. The term "person" shall mean a natural person or any legal, commercial, or Governmental Entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company or partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

         (v) Tax. All tax information returns have been timely filed by Bank and its Subsidiaries. Bank has verified that each tax identification number relating to an interest-bearing account at Bank is correct, and where such tax identification number is missing, Bank has taken all necessary steps to obtain the relevant information.

         3.2 Representations and Warranties of FAC. FAC represents and warrants to Bank as follows:

         (a) Organization, Standing and Power. FAC is a Tennessee corporation and a bank holding company registered under the BHC Act. FAC is a corporation duly organized, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on FAC.

         (b) Capital Structure.

             (i) As of the date hereof, the authorized capital stock of
                 FAC consists of 100,000,000 shares of FAC Common Stock $2.50 par value ("FAC Common Stock") and 2,500,000 shares of preferred stock without par value (the "FAC Preferred"). As of the close of business on March 30, 1998, 57,791,765 shares of FAC Common Stock were outstanding and no shares of FAC Preferred Stock were outstanding.

             (ii) All outstanding shares of FAC capital stock are, and the shares of FAC Common Stock to be issued pursuant to or as specifically contemplated by this Agreement will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

         (c) Authority. FAC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FAC. This Agreement has been duly executed and delivered by FAC and constitutes a valid and binding obligation of FAC, enforceable in accordance with its terms.

         (d) SEC Documents. FAC has made available to Bank a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by FAC with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1997 (the "FAC SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that FAC was required to file with the SEC since such date. As of their respective dates, the FAC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FAC SEC Documents. The consolidated financial statements of FAC included in the FAC SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC or normal recurring year-end adjustments) and fairly present the consolidated financial position of FAC and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         (e) Absence of Certain Changes or Events. Except as disclosed in the FAC SEC Documents filed prior to the date of this Agreement, since December 31, 1997, there has not been any change or any event involving a prospective change, in the business, assets, financial condition or results of operations of FAC which has had, or is reasonably likely to have, a material adverse effect on FAC.

         (f) No Vote Required. Under Section 48-21-103 of the TBCA, no vote of the stockholders of FAC is required in order to enter into this Agreement or to consummate the Merger.

         (g) Consideration. FAC has reserved or will reserve for issuance sufficient shares of FAC Common Stock for issuance in the Merger.


                                   ARTICLE IV

                    Covenants Relating to Conduct of Business

         4.1 Certain Covenants of Bank and FAC. Without the prior written consent of the other party, prior to the Effective Time, Bank shall (a) operate its business only in the usual, regular, and ordinary course and (b) preserve intact its business organizations and assets and maintain its rights and franchises. Each of Bank and FAC shall take no action which would materially (i) adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby; (ii) adversely affect the ability of any party to perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger; or (iii) prevent or impede the transactions contemplated herein from qualifying as a reorganization under
Section 368 of the Code; provided, that the foregoing shall not prevent FAC or any of its Subsidiaries from acquiring additional assets or businesses or discontinuing or disposing of any of its assets or businesses if such action is, in the judgment of FAC, desirable in the conduct of the business of FAC and its subsidiaries; and provided, further, that Bank shall be permitted to sell all or substantially all of the assets or stock of CCS with the prior written consent of FAC, which consent shall not be unreasonably withheld. Neither FAC nor Bank shall intentionally take or cause to be taken any action, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code or prevent or inhibit the Merger from qualifying from accounting treatment as a "pooling-of-interests".

         4.2 Additional Covenants of Bank. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Bank covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following, except with the prior written consent of FAC:

         (a) amend the charter, bylaws, articles of association or other governing instruments of Bank or any Subsidiary;

         (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness between Bank and any Subsidiary) except in the ordinary course of the business of Bank and its Subsidiaries consistent with past practices, or impose or suffer the imposition, on any share of capital stock held by Bank or any Subsidiary of any lien or encumbrance or except to the extent such liens or encumbrances exist on the date hereof, permit any such lien or encumbrance to exist;

         (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the Bank Common Stock, or declare or pay any dividend or make any other distribution in respect of the Bank Common Stock except as specifically permitted by this Agreement;

         (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Bank Common Stock or any other capital stock of Bank or any Subsidiary (except for the sale of all or substantially all of CCS's stock or assets as contemplated in Paragraph 4.1 hereof), or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

         (e) adjust, split, combine, or reclassify any capital stock of Bank or any Subsidiary or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Bank Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of Bank or any Subsidiary or any assets thereof (except for the sale of all or substantially all of CCS's stock or assets as contemplated in Paragraph
4.1 hereof);

         (f) acquire direct or indirect control over, or invest in equity securities of, any person, other than in connection with foreclosures in the ordinary course of business;

         (g) grant any increase in compensation or benefits to the employees or officers of Bank or any Subsidiary, pay any bonus, enter into or amend any severance agreements with officers of Bank or any Subsidiary, grant any increase in fees or other increases in compensation or other benefits to directors of Bank or any Subsidiary, other than in the ordinary course of business and consistent with the past practice of the Bank or the Subsidiary, as the case may be, and subject to Paragraph 6.2(b) hereof;

         (h) enter into or amend any employment contract between Bank or any Subsidiary and any person, prior to the Closing Date;

         (i) adopt any new employee benefit plan or program or make any change in or to any existing employee benefit plans or programs of Bank or any Subsidiary except as may be required by law, or make any discretionary matching contributions or discretionary contributions to any employee benefit plan of Bank or any Subsidiary, except with the prior written consent of FAC and subject to Paragraph 6.2(b) hereof;

         (j) commence or appeal any litigation, settle any litigation involving any liability of Bank for damages or property in excess of $25,000 or involving any material restrictions upon the operations of Bank or any Subsidiary, or modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims;

         (k) enter into or terminate any material contract or make any change in any material lease or contract except as specifically permitted by this Agreement; provided, however, that Bank may enter into or modify contracts necessary and appropriate to complete construction of a bank branch office in White Bluff, Tennessee, said contracts not exceeding $440,000 in the aggregate;

         (l) change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP concurred in by Bank's independent auditors or change its fiscal year; or

         (m) issue any letters of credit or incur any unfunded commitments other than in the ordinary course of business or acquire any off-balance sheet or derivative financial instruments.

         4.3 Adverse Changes in Condition. FAC and Bank agree to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance which (i) is reasonably likely to have, individually or in the aggregate, a material adverse effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

         4.4 Reports. Bank and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to FAC copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Department or any other Regulatory Authority, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with Regulatory Authorities will comply in all material respects with applicable laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with laws, rules and regulations applicable to such reports.

         4.5 Affirmative Covenants of Bank. Bank agrees to take or cause to be taken commencing as soon as practicable following the execution of this Agreement, and continuing thereafter as appropriate, the following affirmative actions prior to the Effective Time:

         (a) Bank agrees to cooperate and coordinate with FAC in good faith to adopt and implement policies and procedures pursuant to action plans acceptable to FAC with respect to CRA, HMDA, and compliance consistent with those of FAC and FAC's Subsidiaries and in accordance with guidelines previously provided by FAC to Bank.

         (b) No later than thirty (30) calendar days after the date of this Agreement, Bank shall, at its cost and expense, obtain title opinions of the real property of each branch or office owned by Bank or its Subsidiaries and each branch or office leased by Bank or its Subsidiaries (the "Bank Properties"), and Bank shall promptly forward such title opinions to FAC. If requested by FAC, Bank, at its cost and expense, agrees promptly to obtain and provide to FAC a Phase I environmental assessment of any or all of the Bank Properties and of any property set forth on Schedule 3.1(t). Such assessments shall include a recommendation as to whether a Phase II assessment should be prepared. If any of the Phase I assessments recommends the undertaking of a Phase II assessment, Bank agrees promptly to obtain and provide to FAC such Phase II assessments at Bank's cost and expense. Should the cost of taking all remedial and corrective actions and measures required by applicable law, health or safety concerns exceed an amount which would have a material adverse effect on Bank, or if the cost of such actions and measures cannot be reasonably estimated with any reasonable degree of certainty that they would not exceed an amount which would have such an effect on Bank, FAC shall have the right to terminate this Agreement upon written notice to Bank.

         (c) Bank agrees to maintain in effect all existing insurance coverage including, without limitation, such coverage with respect to existing or threatened litigation.

         (d) Bank agrees to take all appropriate measures to ensure that any restrictive covenants against it or against FAC, after the Effective Time, including, without limitation, noncompetition agreements relating to the sale, marketing, or promotion of securities, insurance products, mutual funds, and annuities, are terminated and of no force and effect on or before the Closing Date, except to the extent that the other party to such agreement is a subsidiary of FAC.

         (e) Bank, and any director or officer thereof, shall provide to FAC information requested by FAC concerning any agreement or arrangement regarding Bank's sale, marketing or promotion of credit-based insurance, and, at the option of

FAC, shall terminate any such agreement or arrangement in accordance with the terms thereof.

         (f) Bank agrees to cooperate and coordinate with FAC in good faith to ensure that there will be no liabilities to FAC, at and after the Effective Time, arising from or related to any former subsidiary of Bank, wholly owned or otherwise, that is no longer in existence as of the date of this Agreement, whether by merger, sale, dissolution, administrative dissolution, or divestiture.

         4.6 No Solicitation. Bank will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Bank or any Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any Competing Transaction (as defined in Article VII herein). Bank will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Bank or any Subsidiary, directly or indirectly, (a) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Competing Transaction; (b) to negotiate any Competing Transaction with any person or entity; or (c) to enter into any agreement, letter of intent or agreement in principle as to any Competing Transaction. Bank will promptly give written notice to FAC upon becoming aware of any Competing Transaction.

         4.7 Monthly Status Reports. Within ten (10) calendar days after the end of each month commencing May 1, 1998, and continuing to the Effective Time, Bank will provide to FAC a written description of the actions taken during the preceding month with respect to its compliance or non-compliance with the terms of this Article IV, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable to accomplish the above items. The monthly status reports shall also include copies of minutes of meetings of Bank's Board of Directors, and all committees thereof, occurring in the month for which such report is made and shall also include all documents presented to the directors of Bank related to such meetings.


                                    ARTICLE V

                              Additional Agreements

         5.1 Preparation of Offering Statement and/or Registration Statement.

         (a) For purposes of (i) holding the Bank shareholders' meeting to vote on the Merger and other matters contemplated herein, and (ii) registering the FAC Common Stock in connection with the Merger with the SEC and with applicable state securities Governmental Entities, the parties hereto shall cooperate in the preparation of the Statement, satisfying all applicable requirements of applicable state laws, and of the Securities Act and the Exchange Act and the rules and regulations thereunder.

         (b) FAC shall furnish such information concerning FAC as is necessary in order to cause the Statement, insofar as it relates to FAC, to comply with
Section 5.1(a) hereof. FAC agrees promptly to advise Bank if at any time prior to the Effective Time any information provided by FAC in the Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. FAC shall furnish Bank with such supplemental information as may be necessary in order to cause the Statement, insofar as it relates to FAC, to comply with Section 5.1(a).

         (c) Bank shall furnish FAC with such information concerning Bank as is necessary in order to cause the Statement, insofar as it relates to the Bank, to comply with Section 5.1(a) hereof. Bank agrees promptly to advise FAC if at any time prior to the Effective Time any information provided by Bank in the Statement becomes incorrect or incomplete in any material respect and to provide FAC with the information needed to correct such inaccuracy or omission. Bank shall furnish FAC with such supplemental information as may be necessary in order to cause the Statement, insofar as it relates to Bank, to comply with
Section 5.1(a).

         (d) FAC and Bank, as the case may be, shall file the Statement with all required Regulatory Authorities. FAC shall use all reasonable efforts to have the Statement declared effective under any applicable securities laws as promptly as practicable after such filing. FAC shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of FAC Common Stock in the Merger, and Bank shall furnish all information concerning Bank and the holders of Bank Common Stock as may be reasonably requested in connection with any such action. FAC shall advise Bank promptly when the Statement has become effective and of any supplements or amendments thereto, and FAC shall furnish Bank with copies of all such documents.

         5.2 Letter of Bank's Accountants. Bank shall use all reasonable efforts to cause to be delivered to FAC a consent letter of Kraft Bros., Esstman Patton & Harrell, PLLC, Bank's independent accountant, dated a date within two business days before the date on which the Statement shall become effective, in form and substance reasonably satisfactory to FAC, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to Form S-4.

         5.3 Access to Information. Upon reasonable notice, Bank shall afford to the officers, employees, accountants, counsel and other representatives of FAC, access, during normal business hours, including each weekday which is not a legal holiday as defined by the state of Tennessee during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Bank and FAC shall make available to the other
(a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which it is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation by FAC or Bank shall affect the representations and warranties of the other. Bank agrees to use its best efforts to work with FAC from the execution of this Agreement until the Effective Time to develop plans, financial and otherwise, and to communicate those plans as FAC deems reasonably appropriate, so as to afford maximum effectiveness in the transition contemplated by this Agreement with respect to Bank's customers, employees, communities and shareholders.

         5.4 Bank Shareholders' Meeting. Bank shall call a meeting of its shareholders to be held as promptly as practicable on a mutually agreeable date for the purpose of voting upon the approval of this Agreement. Bank will, through its Board of Directors, recommend to its shareholders and Directors constituting in excess of 32% of the Bank's outstanding shares of Bank Common Stock have individually agreed to vote his or her shares for, approval of this Agreement and all related matters necessary to the consummation of the transactions contemplated hereby. Bank and FAC shall coordinate and cooperate with respect to the timing of such meeting and Bank shall use its best efforts to hold such meeting as soon as practicable after the date on which the Statement becomes effective.

         5.5 Legal Conditions to Merger. Each of Bank and its Subsidiaries and FAC will use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or Bank's Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger, and the transactions contemplated by this Agreement. Each of Bank and FAC will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of the Subsidiaries in connection with the foregoing. FAC shall, as soon as practicable following execution of this Agreement, prepare and file with appropriate authorities, including Regulatory Authorities, such documents as may be necessary in order to consummate the transactions contemplated hereby.

         5.6 Affiliates. No later than thirty (30) calendar days prior to the Bank shareholders' meeting regarding the Merger, Bank shall deliver to FAC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of Bank, "affiliates" of Bank for purposes of Rule 145 under the Securities Act. Bank shall use its best efforts to cause each person named in the letter delivered by it to deliver to FAC fifteen (15) calendar days prior to the shareholders' meeting a written "affiliates" agreement, in the form attached hereto as Exhibit A, restricting the disposition by such person of the FAC Common Stock to be received by such person in the Merger.

         5.7 Nasdaq Listing. FAC shall use all reasonable efforts to cause the shares of FAC Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Stock Market or such other exchange on which FAC Common Stock may then be publicly traded prior to the Closing Date.

         5.8 Transition of Certain Employee Benefit Plans; Directors Deferred Compensation Plan; Employment Matters.

         (a) Bank shall take all actions necessary to terminate all Bank Benefit Plans that are "welfare benefit plans" within the meaning of Section 3(2) of ERISA as of or prior to the Effective Time. However, FAC and Bank may otherwise agree on or before the Effective Time to cause any Bank Benefit Plan to remain in effect for a period of time after the Effective Time in order to allow for an orderly and reasonable transition of benefits under the FAC benefit plans. Bank will be entitled to make payments under the Bank's bonus plan for 1998 in accordance with past practices and subject to Paragraphs 4.2(g) and 6.2 hereof. Employees of Bank and its Subsidiaries shall be eligible to participate in FAC's annual incentive plans for similarly situated employees on and after January 1, 1999. Employees of Bank and its Subsidiaries will be eligible to participate in the pension and welfare plans maintained by FAC after the Effective Time subject to the eligibility requirements of those plans. With respect to each FAC "employee benefit plan," as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including vacation benefits (but not for accrual of benefits under FAC's Master Retirement Plan), service with Bank or its Subsidiaries shall be treated as service to FAC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service shall also apply for purposes of satisfying the application of preexisting condition limitations. FAC will use its reasonable efforts to provide employment opportunities in other FAC locations in Middle Tennessee to qualified employees of Bank whose services in current Bank positions after the Effective Time are no longer necessary, and from and after the Effective Time, all employees of Bank who are terminated after the Merger will be eligible for severance benefits under FAC's severance policy, a copy of which has previously been provided to Bank.

         (b) Bank and the executive officers of Bank shall not communicate with employees of Bank and its Subsidiaries concerning the matters set forth in this
Section 5.8
except with the prior written consent of FAC. The actions prescribed by this
Section 5.8 are all contingent upon obtaining appropriate determinations and rulings from the IRS and, if necessary, other governmental agencies as to the effect of such actions on the qualification of the plans involved and the compliance of such actions with other applicable law.

         (c) Bank's deferred compensation agreements with certain of its directors will be modified at the Effective Time, to discontinue the deferred compensation, if any, earned after the Effective Time, to continue to defer amounts in the accounts established under such agreements at the rate provided therein until such director reaches the age of 65 or termination of the agreement (if earlier), and to eliminate the payment of any "Projected Benefits," as defined in such agreements. Any affected director may purchase at fair market value from Bank or, after the Effective Time, FAC, life insurance policies (copies of which have been provided by Bank in Bank Disclosure Schedule 3.1(j)), which were purchased to fund such agreements.)

         5.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided that FAC and Bank shall equally share all expenses connected with the printing and mailing of the Statement; and, provided, further, that in the event the requisite vote of the Bank shareholders to approve the Merger is not obtained, Bank shall bear all of the expenses incurred by FAC in connection with the preparation, printing, or mailing of an offering statement to Bank shareholders, the registration of FAC Common Stock hereunder through the Registration Statement or other out-of-pocket expenses incurred by FAC hereunder.

         5.10 Brokers or Finders. Except as disclosed in writing to the other party prior to the date hereof, each of FAC and Bank represents, as to itself, Bank's Subsidiaries and affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such first party or its affiliate.

         5.11 Bank Accruals and Reserves. No later than five (5) business days prior to the Closing Date, Bank shall review and, to the extent determined necessary or advisable, consistent with GAAP, modify and change its loan, accrual and reserve policies and practices (including loan classifications and levels of reserves and accruals and reserves to (i) reflect FAC's plans with respect to the conduct of Bank's business following the Merger and (ii) make adequate provision and accrue for the costs and expenses relating thereto including, without limitation, expenses relating to taxes, stock option plans, employment agreements, severance benefits and split dollar insurance premiums) so as to be applied consistently on a basis with those of FAC. Bank shall also adjust loan loss and OREO reserves as may be appropriate, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, in light of the then anticipated post-Closing disposition of certain Bank assets. Bank shall promptly send to FAC a summary of the accruals, reserves, and provisions made pursuant to this Section 5.11. Notwithstanding the foregoing, Bank shall not be obligated to take any action pursuant to this Section 5.11 unless and until FAC acknowledges in writing that all conditions to its obligation to consummate the Merger have been satisfied.

         5.12 Merger. The parties hereto agree to use their reasonable efforts between the date of this Agreement and the Closing Date to take all actions necessary or desirable, including the filing of any regulatory applications, so that, the Merger will occur as soon as practicable after the Effective Time.

         5.13 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest FAC or any of its subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         5.14 Cooperation Generally. Between the date of this Agreement and the Effective Time, FAC, Bank and Bank's Subsidiaries shall use their best efforts, and to take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement.

         5.15 Indemnification: Directors' and Officers' Insurance. (a) From and after the Effective Time, FAC shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Bank or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments, or amounts that are paid in settlement with the approval of FAC (which approval shall not be unreasonably withheld), of or in connection with any claim, action, suit, proceeding or investigation in which an Indemnified Party is, or is threatened to be made a party or witness, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Bank or any Subsidiary of Bank, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), in each case to the full extent Bank would have been permitted under Tennessee or federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time, and its charter and by-laws or the charter and by-laws of the Bank Subsidiary, as applicable, to indemnify such person. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to FAC; (ii) after the Effective Time, FAC shall pay all reasonable fees and expenses of such counsel and such other fees and expenses as are reasonable for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, FAC will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that FAC shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.15, upon learning of any such claim, action, suit, proceeding or investigation, shall notify FAC (but the failure so to notify FAC shall not relieve it from any liability which it may have under this Section 5.15 except to the extent such failure materially prejudices FAC). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

         (b) From and after the Effective Time and for a period of three years thereafter, FAC shall use its best efforts to maintain in effect directors' and officers' liability insurance coverage which is at least as advantageous as to coverage and amounts as maintained by Bank immediately prior to the Effective Time with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that FAC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed
1.5 times premiums paid as of the date hereof by Bank for such insurance. Notwithstanding anything to the contrary contained elsewhere herein, FAC's agreement set forth above shall be limited to cover claims only to the extent that those claims are not covered under Bank's directors' and officers' insurance policies (or any substitute policies permitted by this Section 5.13(b)).

         (c) The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and each Indemnified Party's heirs and representatives.


                                   ARTICLE VI

                              Conditions Precedent

         6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

         (a) Bank Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of not less than a majority of Bank Common Stock entitled to vote thereon and with no more than 5% of shares of Bank Common Stock dissenting pursuant to the TBCA Dissenters' Provision and
Section 2.1(c) hereof and Bank shall, upon such approval and adoption, immediately provide to FAC a written certificate attesting to the shareholders' adoption and approval. In addition, if required by FAC, commencing three (3) business days after the date of mailing the Statement to the holders of Bank Common Stock and continuing to the date of the stockholders' meeting referred to in Section 5.4 hereof, Bank shall forward to FAC, on a daily basis, a written report concerning the number and percentage of shares of Bank Common Stock voted with respect to the Merger and the other transactions contemplated by this Agreement.

         (b) Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on FAC and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. FAC shall have received all state securities or blue sky permits and other authorizations necessary to issue the FAC Common Stock in exchange for Bank Common Stock and to consummate the Merger.

         (c) Registration Statement. The Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         (d) No Injunctions or Restraints: Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

         6.2 Conditions to Obligations of FAC. The obligation of FAC to effect the Merger is subject to the satisfaction of the following conditions unless waived in writing by FAC:

         (a) Representations and Warranties. The representations and warranties of Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and FAC shall have received a certificate signed on behalf of Bank by J.A. Stokes, in his capacity as Chairman of Bank and by Thomas Hayes, in his capacity as President and Chief Executive Officer of Bank, to such effect.

         (b) Bank's Realized Shareholders' Equity. As of the Closing Date and continuing until the Effective Time, the realized shareholders' equity of Bank, calculated on a consolidated basis in accordance with GAAP, shall not be less than $16.4 million (exclusive of Merger-related costs in an amount not to exceed $200,000 and exclusive of bonuses and payments made by Bank to Bank's 401(k) Profit Sharing Plan in an aggregate amount not to exceed $250,000, said amount subject to the terms of Paragraph 4.2(g) and (i) hereof), and FAC shall have received a certificate signed on behalf of Bank by Thomas Hayes, in his capacity as President and Chief Executive Officer of Bank, to such effect.

         (c) Performance of Obligations of Bank. Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FAC shall have received a certificate signed on behalf of Bank by J.A. Stokes, in his capacity as Chairman of Bank and by Thomas Hayes, in his capacity as President and Chief Executive Officer of Bank, to such effect.

         (d) Consents Under Agreements. Prior to or on the Closing Date, Bank shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b) hereof) whose consent or approval shall be required in order to permit the succession by FAC after the Effective Time to any obligation, right or interest of Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, and FAC shall have received a certificate on behalf of Bank signed by J.A. Stokes, in his capacity as Chairman of Bank and by Thomas Hayes, in his capacity as President and Chief Executive Officer of Bank, to such effect.

         (e) Opinions. FAC shall have received the opinion of the law firm of Bass Berry & Sims, LLC, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, and that FAC and Bank will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Bank shall have received an opinion from such firm to the foregoing effect and to the effect that (i) the shareholders of Bank will not recognize any gain or loss to the extent that such shareholders exchange shares of Bank Common Stock solely for shares of FAC Common Stock in the Merger; (ii) the basis of the FAC Common Stock received by a Bank shareholder who exchanges Bank Common Stock solely for FAC Common Stock will be the same as the basis of the Bank Common Stock surrendered therefor (subject to any adjustments required as a result of the receipt of cash in lieu of fractional shares); (iii) the holding period of the FAC Common Stock received by a Bank shareholder receiving FAC Common Stock will include the period during which the Bank Common Stock surrendered in exchange therefor was held (provided that the Bank Common Stock was held as a capital asset at the Effective Time); and (iv) cash received by a Bank shareholder in lieu of a fractional FAC Common Stock share will be treated as having been received as a distribution in full payment in exchange for such fractional share interest.

         FAC also shall have received the opinion of the law firm of Bass Berry & Sims, LLC, counsel to Bank, dated as of the Closing Date, in form reasonably satisfactory to FAC, which shall cover the following matters:

         (i) Bank is a Tennessee state chartered bank duly incorporated, organized, validly existing, and in good standing under the laws of the State of Tennessee;

         (ii) CCS and HRTC are companies duly organized, validly existing, and in good standing under the laws of the State of Tennessee;

         (iii) The Agreement and Plan of Merger has been duly and validly authorized, executed and delivered by Bank (assuming that this Agreement is a binding obligation of FAC) constitutes a valid and binding obligation of Bank enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

         (iv) The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the shareholders of Bank Common Stock and the Board of Directors of Bank and no other corporate action is necessary to authorize the Agreement or to consummate the Merger by Bank. No consent or approval, which has not already been obtained, from any governmental authority is required for execution and delivery by Bank of the Agreement or any of the documents to be executed and delivered by Bank or its Subsidiaries in connection therewith and the consummation of the Merger;

         (v) Immediately prior to the Effective Time (1) the authorized capital stock of Bank consists solely of 1,000,000 shares of Bank Common Stock, 250,000 shares of which are issued and outstanding, and 1,000,000 shares of Bank Preferred Stock, none of which are issued and outstanding, and no other shares of capital stock of Bank are issued or outstanding; (2) there are no agreements or understandings by Bank with respect to the voting, sale or transfer of any shares of capital stock of Bank or any of its Subsidiaries other than as contemplated by this Agreement; (3) except for the shares of Bank Common Stock there are no shares of capital stock or securities convertible into or evidencing the right to purchase shares of Bank Common Stock outstanding; and (4) all shares of Bank Common Stock outstanding were duly authorized, and nonassessable and were free of the preemptive right of any shareholder;

         (vi) Neither the execution, delivery and performance of this Agreement by Bank nor the consummation of the Merger will (a) conflict with or result in a breach of any provision of the charter, articles of association or bylaws of Bank or any Subsidiary, (b) constitute or result in the breach of any term, condition, provision of or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of Bank or any Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation included in the Bank Disclosure Schedule to which Bank or a Subsidiary is a party or by which Bank or a Subsidiary is bound or to which any of their properties or assets may be subject, or (c) violate any order, judgment or decree to which Bank or a Subsidiary is a party or by which it or its properties or assets is bound; and

         (vi) There is no litigation, proceeding or governmental investigation pending or threatened against Bank or any Subsidiary, its properties, businesses or assets that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank or its Subsidiaries and neither Bank nor any Subsidiary thereof have not received any notification by any regulatory agency asserting that it is not in compliance with any applicable laws, statutes or regulations or that seeks to revoke any license, franchise, permit or other governmental authorization which is necessary to conduct its businesses as presently conducted.

         Such opinion (i) may expressly rely as to matters of fact upon certificates furnished by appropriate officers of Bank or appropriate government officials and (ii) shall incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the American Bar Association Section of Business Law (1991).


         (f) No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, prospects or results of operations or prospects of Bank from that reflected in the Bank Reporting Documents or the Bank Disclosure Schedules and neither Bank nor any of its Subsidiaries shall have suffered any substantial loss or damage to their respective properties, or assets whether or not insured that would materially adversely affect or impair the ability of Bank or its Subsidiaries to conduct their business and operations except for such changes that result from changes contemplated by this Agreement.

         (g) Affiliate Agreements. FAC shall have received written affiliates agreements as provided in Section 5.6 hereof.

         (h) Accountants' Letter. FAC shall have received a letter from Kraft Bros., Esstman, Patton & Harrell, PLLC, dated as of the Closing Date, in form and substance satisfactory to FAC, stating in effect in respect of Bank that:
(1) they have examined the consolidated financial statements of Bank as of December 31, 1997, and December 31, 1996, and for each of the years then ended and have made a limited review in accordance with the standards established by the American Institute of Certified Public Accountants of the latest available unaudited consolidated interim financial statements of Bank available after December 31, 1997; (2) on the basis of reading the latest available unaudited consolidated interim financial statements of Bank; reading the minutes of the meetings of the stockholders and the Board of Directors and committees thereof of Bank for the period from December 31, 1997, to the Closing Date, and inquiries of officers of Bank having responsibility for financial and accounting matters as to whether the unaudited consolidated financial statements referred to in (1) above are stated on a basis substantially consistent with that of the audited consolidated financial statements as of December 31, 1997, and December 31, 1996, and for the years then ended, nothing came to their attention which caused them to believe that during the period from December 31, 1997, to the Effective Time there were any changes in the capital stock or the long term debt of Bank or any decreases in interest income, net earnings or net assets of Bank have occurred or are expected to occur (except for changes or decreases resulting from securities portfolio gains or losses), the effect of transaction costs and other costs incurred upon consummation of the Merger; and (3) on the basis of (i) reading the latest available interim consolidated financial statements which are referred to above and (ii) inquiries of certain officials of Bank having responsibility for financial and accounting matters concerning whether the unaudited consolidated interim financial statements referred to in
(1) above are presented fairly, nothing came to their attention which caused them to believe that the latest available consolidated interim financial statements are not fairly presented in conformity with GAAP applied on a basis consistent with that followed in the audited consolidated financial statements dated December 31, 1997, and December 31, 1996, and for the years then ended.

         (i) Capitalization. FAC shall have received a certificate of the President and Chief Executive Officer of Bank certifying to FAC immediately prior to the Effective Time (1) the number of shares of Bank Common Stock issued and outstanding; (2) that there were no options for Bank Common Stock outstanding; (3) that no other shares of capital stock or securities convertible into or evidencing the right to purchase or subscribe for any shares of Bank Capital stock are outstanding and that there are no other outstanding warrants, calls, subscriptions, rights, commitments, stock appreciation rights, phantom stock or similar rights or any other agreements of any character obligating Bank to issue any shares of capital stock or securities convertible into or evidencing the right to purchase such stock; (4) no shares of Bank stock are held by Bank in treasury; and (5) Bank owns, free and clear, all of the capital stock of the Subsidiaries.

                  (j) Employment Agreement. The Employment Agreement with Thomas Hayes, substantially in the form of Exhibit B, attached hereto, shall been executed and delivered by Mr. Hayes prior to the Closing Date.

                  (k) Accounting Treatment. FAC shall have received (i) a letter from Kraft Bros., Esstman Patton & Harrell, PLLC, to the effect that Peoples Bank has taken no action that would cause the transactions contemplated herein not to qualify for "pooling-of-interests" accounting treatment and (ii) the opinion of KPMG Peat Marwick, LLC to the effect that the transaction contemplated hereby shall be accounted for as a "pooling-of-interests".

                  (l) Final Monthly Status Report. At Closing, Bank shall provide to FAC a statement, dated on and as of the Closing Date, concerning the status of each of the items required by Section 4.7 hereof.

                  (m) Year 2000. At Closing, FAC shall receive a statement from the President and Chief Executive Officer of Bank certifying that Bank and its Subsidiaries have complied in all material respects with the standards set forth in the FFIEC Interagency Statement regarding Year 2000 compliance dated May 5, 1997, and as revised on December 17, 1997, and as may be amended thereafter.

                   6.3 Conditions to Obligations of Bank. The obligation of Bank to effect the Merger is subject to the satisfaction of the following conditions unless waived by Bank:

                  (a) Representations and Warranties. The representations and warranties of FAC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Bank shall have received a certificate signed on behalf of FAC by its Chairman, and Chief Executive Officer or President and by its Principal Accounting Officer to such effect.


                  (b) Performance of Obligations of FAC. FAC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bank shall have received a certificate signed on behalf of FAC by its Chairman and Chief Executive Officer or President and by its Principal Accounting Officer to such effect.

                  (c) Opinion. Bank shall have received the opinion of Mary Neil Price, Esq., General Counsel to FAC, dated as of the Closing Date, in form reasonably satisfactory to Bank, which shall cover the following matters:

                  (i) FAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee;

                  (ii) The Agreement and Plan of Merger has been duly and validly authorized, executed and delivered by FAC (assuming that this Agreement is a binding obligation of Bank) constitutes a valid and binding obligation of FAC enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                  (iii) The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the joint Board of Directors of FAC and no other corporate action is necessary to authorize the Agreement or to consummate the Merger by FAC. To the actual knowledge of such counsel, no consent or approval, which has not already been obtained, from any governmental authority is required for execution and delivery by FAC of the Agreement or any of the documents to be executed and delivered by FAC in connection therewith and the consummation of the Merger; and

                  (iv) Immediately prior to the Effective Time (1) the authorized capital stock of FAC consists of 200,000,000 shares of FAC Common Stock and 2,500,000 shares of FAC Preferred Stock; and there were sufficient shares of FAC Common Stock reserved for issuance to Bank shareholders upon consummation of the Merger; and the shares of FAC Common Stock to be issued to the holders of Bank Common Stock pursuant hereto have been duly authorized and when issued will be duly authorized, validly issued, non-assessable, and free of all preemptive rights.

                  Such opinion (i) may expressly rely as to matters of fact upon certificates furnished by appropriate officers of FAC, FANB or appropriate government officials and (ii) shall incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the American Bar Association Section of Business Law (1991).

                  (d) No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, prospects or results of operations or prospects of FAC from that reflected in the FAC SEC Documents and FAC shall not have suffered any substantial loss or damage to its properties, or assets whether or not insured that would materially adversely affect or impair the ability of FAC to conduct its business and operations.

                                   ARTICLE VII

                            Termination and Amendment

                  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Bank:

                  (a)      by mutual written consent of FAC and Bank; or

                  (b) by either FAC or Bank if (i) the Merger shall not have been consummated on or before December 31, 1998 (the "Termination Date"), provided the terminating party shall not have breached in any material respect its obligations under this Agreement in a manner that proximately contributed to the failure to consummate the Merger by such date, (ii) any governmental or regulatory body, the consent of which is a condition to the obligations of FAC and Bank to consummate the transactions contemplated hereby or by the plan of Merger, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

                  (c)      By FAC:

                  (i) if any event shall have occurred as a result of which any condition set forth in Sections 6.1 or 6.2 is no longer capable of being satisfied;

                  (ii) if there has been a breach by Bank of any representation or warranty contained in this Agreement, which would or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations or prospects of Bank and its Subsidiaries, taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Bank;

                  (iii) if Bank (or its Board of Directors) shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction (as herein defined);

                  (iv) if the Board of Directors of Bank shall have withdrawn or materially modified its authorization, approval or recommendation to the stockholders of Bank with respect to the Merger or this Agreement or shall have failed to make the favorable recommendation required by
                  Section 5.5; or

                  (v)      as provided in Section 4.6(b).

         For purposes of this Agreement, the term "Competing Transaction" means any of the following involving Bank (other than the transactions contemplated by this Agreement): (x) any merger, consolidation, share exchange, business combination, or other similar transaction; (y) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the capital stock or assets of Bank in a single transaction or series of transactions to the same person, entity or group; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         (d)      By Bank:

                  (i)      if either:

                           a)       both of the following conditions are
                                    satisfied:

                                    (1)  the Average Closing Price (as defined
                                    below) shall be less than the product of
                                    0.80 and the Starting Price; and

                                    (2)  (i) the number obtained by dividing the
                                    Average Closing Price by the Starting Price
                                    (such number being referred to herein as the "FAC Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio"); or

                           b) the Average Closing Price shall be less than the product of 0.75 and the Starting Price.

If the Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give to FAC written notice on or before the second trading day after the Determination Date, which shall specify which of clauses
(a) or (b) is applicable (or if both would be applicable, which clause is being invoked). During the five-day period commencing on the date of such notice, FAC shall have the option in the case of a termination invoked under clause (a), of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten thousandth), the numerator of which is the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, or (ii) a number equal to a quotient (rounded to the nearest one-ten thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the FAC Ratio. During such five-day period, FAC shall have the option, in the case of a termination invoked under clause (b), to elect to increase the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-ten thousandth), the numerator of which is the product of 0.75, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price. If FAC makes an election contemplated by either of the two preceding sentences, within such five-day period, it shall give prompt written notice to the Bank of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(d)(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(d)(i).

For purposes of this Section 7.1(d)(i) only, the following terms shall have the meanings indicated:

"Average Closing Price" means the average of the last reported sale prices per share of FAC Common Stock as reported on The Nasdaq Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on The Nasdaq Stock Market ending at the close of trading on the Determination Date.

"Determination Date" means the date on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received by FAC, without regard to any requisite waiting periods in respect thereof.

"Index Group" means the group of each of the 34 bank holding companies listed below, the common stock of all of which shall be publicly traded as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a the consummation of a transaction whereby such company would be acquired or whereby such company would acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purpose of determining the Index Price. The 34 bank holding companies and the weights attributed to them are as follows:

Bank Holding Company
--------------------
      Weighting
      ---------
Amsouth Bancorporation............................................................................ 1.1%
BankAmerica Corporation........................................................................... 9.1
BancOne Corporation............................................................................... 7.7
BB&T Corporation.................................................................................. 1.8
The Bank of New York Company, Inc................................................................. 4.9
BankBoston Corporation............................................................................ 1.9
Comerica, Inc..................................................................................... 1.4
Crestar Financial Corporation..................................................................... 1.4
Fifth Third Bancorp............................................................................... 2.0
First Chicago NBD Corporation..................................................................... 3.8
Fleet Financial Group............................................................................. 3.3
Firstar Corporation............................................................................... 1.9
First Union Corporation........................................................................... 7.4
First Virginia Banks, Inc......................................................................... 0.7
Huntington Bancshares, Inc........................................................................ 2.5
Hibernia Corporation.............................................................................. 1.7
KeyCorp........................................................................................... 2.9
Mellon Bank Corporation........................................................................... 3.3
Mercantile Bancorporation, Inc.................................................................... 1.7
NationsBank Corporation........................................................................... 9.2
National City Corporation......................................................................... 2.8
Norwest Corporation............................................................................... 9.8
PNC Bank Corporation.............................................................................. 4.0
Regions Financial Corporation..................................................................... 1.8
Star Banc Corporation............................................................................. 1.1
SunTrust Banks, Inc............................................................................... 2.8
UnionBanCal Corporation........................................................................... 0.7
Union Planters Corporation......................  ................................................ 0.9
U.S. Bancorp...................................................................................... 3.2
Wachovia Corporation.......  ..................................................................... 2.1
Wells Fargo & Company.. .......................................................................... 1.1
                                                                                                   ---
                                                                                                   100%

"Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies comprising the Index Group.

"Starting Date" means April 21, 1998.

"Starting Price" shall mean the last reported sale price per share of FAC Common Stock on the Starting Date, as reported by The Nasdaq Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

         If any company belonging to the Index Group or FAC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or FAC shall be appropriately adjusted for the purposes of applying this Section 7.1(d)(i).

         (ii) if any event shall have occurred as a result of which any condition set forth in Sections 6.1 or 6.3 is no longer capable of being satisfied; or

         (iii) if there has been a breach by FAC of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of FAC and FANB, taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of FAC.

               7.2 Rights and Obligations Upon Termination. If this Agreement is terminated as provided herein, each party will deliver all documents, work papers, and other materials of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same including using its best efforts to obtain and deliver all such documents, work papers and materials, except to the extent previously delivered to third parties in connection with the transactions contemplated hereby, and all information received by any party hereto with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, that this Section 7.2 shall not apply to any documents, work papers, material, or information which is a matter of public knowledge or which heretofore has been or hereafter is published in any publication for public distribution or filed as public information with any governmental agency.

               7.3 Fees and Expenses. Bank acknowledges that FAC has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of Bank, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Agreement and the accomplishment of the transactions contemplated hereunder, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce FAC to enter this Agreement,

               (a)    If FAC terminates this Agreement pursuant to:

               (i) Sections 7.1(c)(i) or (c)(ii) by reason of the failure to meet any condition contained in Section 6.2(a) or (b) due to Bank's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement and within twelve (12) months from the date of termination a Competing Transaction is consummated or Bank shall have directly or indirectly solicited bids for a Competing Transaction or shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction;

                (ii)     Section 7.1(c)(iv);

                (iii) Section 7.1(c)(iii) and within twelve (12) months from the date of termination a Competing Transaction is consummated or Bank shall have entered into an agreement which if consummated would constitute a Competing Transaction; or

                (b) if Bank terminates this Agreement pursuant to Section 7.1(d) because this Agreement did not receive the requisite vote of the Bank stockholders and within twelve (12) months from the date of termination a Competing Transaction is consummated or Bank shall have entered into an agreement which if consummated would constitute a Competing Transaction; then Bank shall pay to FAC a fee in the amount of $2 million (the "Fee"), which amount is inclusive of the FAC expenses, not as a penalty but as full and complete liquidated damages. Any payment required pursuant to this Section 7.3 shall be made no later than two business days after the date due and shall be made by wire transfer of immediately available funds to an account designated by FAC. In the event that FAC is entitled to the Fee, Bank shall also pay to FAC interest at the rate of 9% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Bank to pay the Fee or such interest.

                7.4 Effect of Termination. Except for such provisions of this Agreement which by their terms expressly survive the termination hereof and the provisions of Sections 8.8, 7.2, 7.3 and this Section 7.4, which shall survive any termination of this Agreement. In the event of a termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no further effect.


                                  ARTICLE VIII

                               General Provisions

                8.1 Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those agreements and covenants which by their terms apply or are intended to be performed in whole or in part after the Effective Time.

                  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with prior telephonic confirmation) or mailed by registered or certified mail (return receipt requested) or sent by a nationally recognized expedited courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to FAC, to

                  First American Corporation
                  615 First American Center
                  Nashville, Tennessee 37237-0615
                  Attention: Dale W. Polley, President

         with a copy to

                  Mary Neil Price, Esq.
                  General Counsel and Secretary
                  721 First American Center
                  Nashville, Tennessee 37237-0721

         and

                  (b)    if to Bank, to

                  Peoples Bank
                  601 Highway 46, South
                  Dickson, TN 37056
                  Attention: Thomas Hayes

         with a copy to

                  Bass Berry & Sims
                  2700 First American Center
                  Nashville, TN 37238-2700
                  Attention: Bob F. Thompson, Esq.


                  8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement, "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 21, 1998.

                  8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  8.5    Entire Agreement; No Third Party Beneficiaries;
Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (b) except as expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed upon in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

                  8.6 Governing Law; Choice of Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law. All matters arising out of this Agreement and the transactions contemplated hereby shall be heard before a federal or Tennessee state court with competent jurisdiction residing in Davidson County, Tennessee.

                  8.7 Injunctive Relief; Limitations on Remedies. The parties hereto acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions hereof shall be inadequate, the parties shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist at law. The parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Each party further agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable (as defined in Section 8.6 hereof), or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or parts hereof as a result of such holding or order. This provision is not intended to render null or unenforceable any obligation hereunder that would be valid and enforceable if this provision were not in this Agreement.

                  8.8 Publicity. Except as otherwise required by law, neither party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

                  8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  8.10 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of FAC or Bank, the written consent of the Chairman and Chief Executive Officer of FAC or the President and Chief Executive Officer of Bank, as the case may be, shall be sufficient to constitute such consent.

                  8.11 Disclosures. No fact or event shall be deemed to have been disclosed by one party to the other party for purposes of this Agreement unless such fact or event is disclosed in a writing delivered to such party.

         IN WITNESS WHEREOF, FAC and Bank have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of April 21, 1998.

                                                     FIRST AMERICAN CORPORATION




                                                     BY:  /s/ Dale W. Polley
                                                        ------------------------
                                                          DALE W. POLLEY
                                                          PRESIDENT

ATTEST:

/s/ Pamela R. Welch
---------------------------------------
Title: Assistant Secretary
      ---------------------------------

                                                     PEOPLES BANK



                                                     BY: /s/ Thomas Hayes
                                                         -----------------------
                                                          THOMAS HAYES
                                                          PRESIDENT

ATTEST:

/s/ Ted H. Williams
---------------------------------------
Title: Executive Vice President and COO
       --------------------------------

                                                                         ANNEX A














                                MERGER AGREEMENT

                          DATED AS OF AUGUST ____, 1998

                                     BETWEEN

                           FIRST AMERICAN INTERIM BANK

                                       AND

                                  PEOPLES BANK

                                MERGER AGREEMENT

         This Merger Agreement, dated as of August ___, 1998 (the "Interim Bank Agreement" or "Agreement"), is made and entered into by and between Peoples Bank, a Tennessee banking corporation ("Peoples") and First American Interim Bank ("Interim Bank"), a wholly-owned Tennessee state-chartered bank subsidiary of First American Corporation ("First American"), a Tennessee corporation, with reference to the following facts:

                              W I T N E S S E T H:

         WHEREAS, on or about April 21, 1998, Peoples and First American entered into an Agreement and Plan of Merger (the "First American Agreement"; collectively with the Interim Bank Agreement, the "Agreements") pursuant to which Peoples agrees to merge with and into Interim Bank with Peoples being the surviving bank (the "Resulting Bank");

         WHEREAS, under the First American Agreement the shareholders of Peoples will exchange their shares for shares of First American based on an exchange ratio described in that agreement (the proposed merger and share exchange, collectively, are the "Merger");

         WHEREAS, Interim Bank and Peoples desire to enter into this Interim Bank Agreement to comply with Tennessee banking law in order to effectuate the First American Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants, warranties and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                         NAME AND LOCATION OF EACH BANK

         1.1      Name and Location of Peoples:

                  The main office of Peoples is the following:

                  Peoples Bank
                  601 Highway 46 South
                  Dickson, Tennessee 37056

         1.2      Name and Location of Interim Bank:

                  The main office of Interim Bank is the following:

                  First American Interim Bank
                  721 First American Center
                  Nashville, Tennessee 37237-0721


                                   ARTICLE II

                 REPRESENTATIONS OF PEOPLES - THE RESULTING BANK

         2.1 Location of Offices. The location of the main office of the Resulting Bank upon completion of the Merger shall be the same as the main office of Peoples identified in Section 1.1. The Resulting Bank shall have no additional offices as a result of the Merger and shall continue to maintain those offices currently occupied by Peoples.

         2.2 Directors. Listed below is the name and residence of each person who shall serve as a director of the Resulting Bank upon completion of the Merger until the next annual meeting of the shareholders of the Resulting Bank following the Merger:

          ----------------------------------------------------------------------
                             NAME                            RESIDENCE
          ----------------------------------------------------------------------
          Thomas Hayes                                 233 Old Columbia Road
                                                       Dickson, TN 37055
          ----------------------------------------------------------------------
          J. A. Stokes                                 4185 Sylvia Road
                                                       Vanleer, TN 37181
          ----------------------------------------------------------------------
          Noah Daniel                                  204 Druid Hills Drive
                                                       Dickson, TN 37055
          ----------------------------------------------------------------------
          Phil E. Hall                                 124 South Main Street
                                                       Dickson, TN 37055
          ----------------------------------------------------------------------
          Susan S. McMillan                            6548 Jocelyn Hollow Road
                                                       Nashville, TN 37205
          ----------------------------------------------------------------------
          Neill Milam                                  308 Brown Drive
                                                       Burns, TN 37029
          ----------------------------------------------------------------------
          Jerry Smith                                  208 Delaney Circle
                                                       Dickson, TN 37055
          ----------------------------------------------------------------------
          R. Lucian Smith                              4420 Highway 49 W
                                                       Vanleer, TN  37181
          ----------------------------------------------------------------------
          Ted H. Williams                              515 Center Avenue
                                                       Dickson, TN  37055
          ----------------------------------------------------------------------

         2.3 Officers. Below is listed the name and residence of each officer of Peoples who shall serve in such capacity with the Resulting Bank upon completion of the Merger:

---------------------------------------------------------------------------------------
Name                         Office                              Residence
---------------------------------------------------------------------------------------
Thomas Hayes                 President and Chief Executive       233 Old Columbia Road
                             Officer                             Dickson, TN 37055
---------------------------------------------------------------------------------------
Ted H. Williams              Executive Vice President            515 Center Avenue
                                                                 Dickson, TN 37055
---------------------------------------------------------------------------------------
Lisa A. Scott                Chief Financial Officer             412 Winchester Drive
                                                                 Franklin, TN  37069
---------------------------------------------------------------------------------------
Melissa Street               Executive Vice President            1041 Yellow Creek Road
                                                                 Dickson, TN 37055
---------------------------------------------------------------------------------------

         2.4 Capital. The Resulting Bank shall have 250,000 shares of common stock, par value $2.00 per share, issued and outstanding which shall constitute $500,000.00 in capital. The Resulting Bank shall have $520,000.00 of additional paid-in capital.

         2.5 Preferred Stock. No Preferred Stock of any kind will be issued by the Resulting Bank as a result of the Merger.

         2.6 Charter. The Charter and Bylaws of Peoples currently in effect shall be the Charter and Bylaws of the Resulting Bank following the Merger.


                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         Peoples and Interim Bank agree that the manner by which the shares of the merging banks shall be converted into shares of the Resulting Bank, including the effect of the Merger on the capital stock of Interim Bank, Peoples, and First American and the procedure of exchange of relevant certificates of common stock shall be governed exclusively by Article II of the First American Agreement, attached hereto as Exhibit 1, and hereby incorporated by reference.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         4.1 Approval by the Commissioner. This Agreement shall be subject to the approval of the Commissioner of Financial Institutions of the State of Tennessee (the




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


"Commissioner") in accordance with Section 45-2-1304 of the Tennessee Banking Act, and any amendments thereto.

         4.2 Stockholder Approval. This Interim Bank Agreement and the First American Agreement, by and between Peoples and First American, shall have been approved and adopted by the affirmative vote of the holders of not less than a majority of the voting shares of Peoples common stock, par value $2.00 per share; provided, however, that the First American Agreement is also subject to other restrictions and limitations regarding Peoples stockholder approval as described in Section 6.1 of the First American Agreement. This Interim Bank Agreement is subject to the approval of the affirmative vote of the holders of not less than a majority of the voting shares of Interim Bank common stock, par value $10.00 per share.

                                    ARTICLE V

                               DISSENTERS' RIGHTS

         Notwithstanding anything in this Agreement to the contrary, and only to the extent required by Section 48-23-101 et. seq. of the Tennessee Business Corporations Act (the "TBCA Dissenters' Provisions"), shares of voting common stock of either Peoples or Interim Bank held by stockholders of Peoples or Interim Bank who shall not have voted such shares in favor of the Merger and the transactions related thereto and who shall have complied with the TBCA Dissenters' Provisions shall be entitled to the appraisal value of such shares in accordance with the TBCA Dissenters' Provisions; provided, however, that this
Article V is qualified by and limited by any and all provisions describing the rights of dissenting shareholders provided for in the First American Agreement.



                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

         6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with prior telephonic confirmation) or mailed by registered or certified mail (return receipt requested) or sent by a nationally recognized expedited courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)   If to First American or to Interim Bank:

                  First American Corporation
                  615 First American Center
                  Nashville, Tennessee  37237
                  Attention:  Dale W. Polley, President



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



         with a copy to

                  Mary Neil Price, Esq.
                  General Counsel and Secretary
                  721 First American Center
                  Nashville, Tennessee  37237

         and

         (b) if to Peoples, to

                  Peoples Bank
                  601 Highway 46, South
                  Dickson, Tennessee 37056
                  Attention:  Thomas Hayes

         with a copy to

                  Bass, Berry & Sims
                  First American Center
                  Nashville, Tennessee 37238
                  Attention:  Bob F. Thompson, Esq.

         6.2 Section Headings. The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         6.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         6.4 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the First American Agreement and any other documents or instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (b) except as expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed upon in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

         6.5 Governing Law; Choice of Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law. All matters arising out of this Agreement and the transactions contemplated hereby shall be heard before a federal or Tennessee state court with competent jurisdiction residing in Davidson County, Tennessee.

         6.6 Injunctive Relief; Limitations on Remedies. The parties hereto acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions hereof shall be inadequate, the parties shall be entitled to specific performance and injunctive or other equitable relief in any case of any such breach or attempted breach, in addition to whatever other remedies may exist at law. The parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Each party further agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable (as defined in Section 6.5 hereof), or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or parts hereof as a result of such holding or order. This provision is not intended to render null or unenforceable any obligation hereunder that would be valid and enforceable if this provision were not in this Agreement.

         6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


         IN WITNESS WHEREOF, Peoples and Interim Bank have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of August ___, 1998.


                                            FIRST AMERICAN INTERIM BANK


                                            By:_______________________________
                                               [          ]
                                               President





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


ATTEST:




---------------------------

Title:
       --------------------


                                             PEOPLES BANK



                                             By:
                                                -------------------------------
                                                    Thomas Hayes
                                                    President

ATTEST:




----------------------------

Title:
       ---------------------

                                    EXHIBIT 1

                          Agreement and Plan of Merger
                           dated as of April 21, 1998
                                     between
                         First American Corporation and
                                  Peoples Bank

                                                                      APPENDIX B

                   OPINION OF PROFESSIONAL BANK SERVICES, INC.

                                 April 14, 1998



Board of Directors
Peoples Bank
601 Highway 46 South
Dickson, Tennessee 37055

         Dear Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Peoples Bank, Dickson, Tennessee (the "Company") of the proposed merger of the Company with First American Corporation, Nashville, Tennessee ("FATN"). In the proposed merger, Company shareholders will receive an aggregate of 925,000 FATN common shares for all 250,000 Company common shares outstanding as further defined in the Agreement and Plan of Merger between FATN and the Company (the "Agreement"). On April 13, 1998, the proposed consideration to be received represents an aggregate value of $46,795,750 or $187.18 per Company common share based on the average of the bid / ask price for FATN common stock of $50.59 as quoted on the National Association of Securities Dealers Automated Quotation System.

         Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

         For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company:(i) December 31, 1997 Consolidated Reports of Condition and Income filed by the Company with the FDIC; (ii) December 31, 1997 and 1996 audited annual reports of the Company; and (iii) December 31, 1997 Uniform Bank Performance Report of the Company. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other Board of Directors transactions, and our knowledge of the banking industry generally. We have also taken into consideration other offers received by the Company.

         We have not compiled, reviewed or audited the financial statements of the Company or FATN, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or FATN.

         Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                         Very truly yours,

                                         /s/ Professional Bank Services, Inc.

                                         Professional Bank Services, Inc.

                                                                      APPENDIX B

                                August   , 1998




Board of Directors
Peoples Bank
601 Highway 46 South
Dickson, Tennessee 37055

Dear Members of the Board:

         To our knowledge, nothing has occurred since the issuance of our Fairness Opinion (the "Opinion") to the common shareholders of Peoples Bank, Dickson, Tennessee (the "Company") dated April 14, 1998, that would cause us to alter or rescind the Opinion, and the Opinion is affirmed as of this date. The Opinion is related to the fairness from a financial point of view, to the common shareholders of the Company, regarding the proposed transaction outlined in the Agreement and Plan of Merger between First American Corporation, Nashville, Tennessee and the Company.

                                        Very truly yours,




                                        PROFESSIONAL BANK SERVICES, INC.



                                       B-2

                                                                      APPENDIX C


              CHAPTER 23 OF THE TENNESSEE BUSINESS CORPORATION ACT

                               DISSENTERS' RIGHTS

                            TENNESSEE CODE ANNOTATED
                     TITLE 48. CORPORATIONS AND ASSOCIATIONS
             CHAPTER 23. BUSINESS CORPORATIONS-- DISSENTERS' RIGHTS
             PART 1-- RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         SS. 48-23-101. DEFINITIONS

         As used in this chapter, unless the context otherwise requires:

         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss.48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

         (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

         (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         SS. 48-23-102. RIGHT TO DISSENT

         (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

                  (1) Consummation of a plan of merger to which the corporation is a party:

                           (A) If shareholder approval is required for the
merger by ss.48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

                           (B) If the corporation is a subsidiary that is merged
with its parent under ss. 48-21-105;

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                  (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

                           (A) Alters or abolishes a preferential right of the
shares;

                           (B) Creates, alters, or abolishes a right in respect
of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                           (C) Alters or abolishes a preemptive right of the
holder of the shares to acquire shares or other securities;

                           (D) Excludes or limits the right of the shares to
vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                           (E) Reduces the number of shares owned by the
shareholder to a fraction of a share, if the fractional share is to be acquired for cash under ss. 48-16-104; or

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under ss. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

         SS. 48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

                  (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

         SS. 48-23-201. NOTICE OF DISSENTERS' RIGHTS

         (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (b) If corporate action creating dissenters' rights under ss. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 48-23-203.

         (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

         SS. 48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT

         (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

                  (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

                  (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by ss. 48-23-201.

         (b) A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for the shareholder's shares under this chapter.

         SS. 48-23-203. DISSENTERS' NOTICE

         (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss. 48-23-202.

         (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

                  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

                  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

                  (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss.48-23-201.

         SS. 48-23-204. DUTY TO DEMAND PAYMENT

         (a) A shareholder sent a dissenters' notice described in ss. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

         (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

         SS. 48-23-205. SHARE RESTRICTIONS

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under ss. 48-23-207.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

         SS. 48-23-206. PAYMENT

         (a) Except as provided in ss. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with ss. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

         (b) The payment must be accompanied by:

                  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (2) A statement of the corporation's estimate of the fair value of the shares;

                  (3) An explanation of how the interest was calculated;

                  (4) A statement of the dissenter's right to demand payment under ss. 48-23-209; and

                  (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss.48-23-201 or ss.48-23-203.

         SS. 48-23-207. FAILURE TO TAKE ACTION

         (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under ss. 48-23-203 and repeat the payment demand procedure.

         SS. 48-23-208. AFTER-ACQUIRED SHARES

         (a) A corporation may elect to withhold payment required by ss. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 48-23-209.

         SS. 48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

         (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under ss. 48-23-206), or reject the corporation's offer under ss. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

                  (1) The dissenter believes that the amount paid under ss.48-23-206 or offered under ss.48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

                  (2) The corporation fails to make payment under ss.48-23-206 within two (2) months after the date set for demanding payment; or

                  (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

         (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

         SS. 48-23-301. COURT ACTION

         (a) If a demand for payment under ss. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment:

                  (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

                  (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ss. 48-23-208.

         SS. 48-23-302. COURT COSTS AND COUNSEL FEES

         (a) The court in an appraisal proceeding commenced under ss. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ss. 48-23-209.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

                  (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

                  (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.






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

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 48-18-501 through 48-18-507 of the TBCA provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

         Section 48-18-507 of the TBCA provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled, consistent with public policy, pursuant to any provision of a corporation's charter, bylaws, general or specific action of its board of directors, or contract, provided that no indemnification may be made in connection with any proceeding charging improper personal benefit to an officer or director, where such officer or director is adjudged liable on the basis that personal benefit was improperly received.

         The First American Charter provides for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of Tennessee as in effect at the time of such indemnification. The First American Bylaws provide that no indemnification of an officer or director shall be made by First American (i) if a judgment or other final adjudication adverse to such person establishes his liability for intentional misconduct or knowing violation of the law or for unlawful distributions, (ii) if a judgment or other final adjudication adverse to such person for breach of a duty of loyalty to First American is based upon such person's gaining in fact personal profit or advantage to which he was not entitled; and (iii) in a proceeding by or in the right of the corporation, for any amounts if such person is adjudged liable to the corporation, or for any amounts paid to First American in settlement of such a proceeding by such person. First American has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of First American in connection with the performance of their duties.

ITEM  21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER            DESCRIPTION
------            -----------

 2          -- Agreement and Plan of Merger, by and between Peoples Bank and
               First American Corporation, dated as of April 21, 1998, included as
               Appendix A to the accompanying Prospectus/Proxy Statement.

 4          -- Rights Agreement, dated December 14, 1988, between First American
               Corporation and First American Trust Company, N.A. (incorporated herein by reference to Exhibit 1 to First American's Current Report on Form 8-K dated December 14, 1988).

 5          -- Opinion of Mary Neil Price, Esq., General Counsel of First
               American Corporation.

 8          -- Opinion of Bass, Berry & Sims PLC.

 10         -- Form of Employment Agreement by and between First American
               National Bank and Thomas Hayes.

 15         -- Letter of KPMG Peat Marwick LLP re: unaudited interim financial information for First American Corporation, filed herewith.

 23.1       -- Consent of KPMG Peat Marwick LLP (with respect to First American
               Corporation).

 23.2       -- Consent of Kraft Bros., Esstman Patton & Harrell, PLLC (with respect to Peoples Bank).

 23.3       -- Consent of Mary Neil Price, Esq., General Counsel of First
               American Corporation, included in Exhibit 5 to this Registration
               Statement.

 23.4       -- Consent of Bass, Berry & Sims PLC, included in Exhibit 8 to this
               Registration Statement.

 23.5       -- Consent of Professional Bank Services, Inc.

 24         -- Powers of Attorney.

 99.1       -- Form of Proxy for Special Meeting of Shareholders of Peoples
               Bank.

ITEM 22.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act

(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (d) The undersigned registrant hereby undertakes that every prospectus
(i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, this 11th day of August, 1998.


                                          FIRST AMERICAN CORPORATION
                                          (Registrant)



                                          /s/ DENNIS C. BOTTORFF*
                                          --------------------------------------
                                          By: DENNIS C. BOTTORFF
                                          Dennis C. Bottorff
                                          Chairman and
                                          Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 11th day of August, 1998.


           SIGNATURE                                         CAPACITY
           ---------                                         --------

/s/ DENNIS C. BOTTORFF*                    Chairman, Chief Executive Officer and Director
-------------------------------------      (Principal Executive Officer)
Dennis C. Bottorff

/s/ DALE W. POLLEY*                        Director, President and Principal Financial Officer
-------------------------------------
Dale W. Polley

/s/ M. JACK VANNATTA, JR.                  Executive Vice President (Principal Accounting Officer)
-------------------------------------
Marvin Jack Vannatta, Jr.

/s/ EARNEST W. DEAVENPORT, JR.*            Director
-------------------------------------
Earnest W. Deavenport, Jr.

/s/ REGINALD D. DICKSON*                   Director
-------------------------------------
Reginald D. Dickson
                                           Director
-------------------------------------
James A. Haslam II

/s/ WARREN A. HOOD, JR.*                   Director
-------------------------------------
Warren A. Hood, Jr.

/s/ MARTHA R. INGRAM*                      Director
-------------------------------------
Martha R. Ingram

/s/ WALTER A. KNESTRICK*                   Director
-------------------------------------
Walter A. Knestrick

/s/ GENE C. KOONCE*                        Director
-------------------------------------
Gene C. Koonce

/s/ JAMES R. MARTIN*                       Director
-------------------------------------
James R. Martin

/s/ ROBERT A. McCABE, JR.*                 Director
-------------------------------------
Robert A. McCabe, Jr.

/s/ HOWARD L. McMILLAN, JR.*               Director
-------------------------------------
Howard L. McMillan, Jr.

           SIGNATURE                                         CAPACITY
           ---------                                         --------

/s/ E. B. ROBINSON, Jr.*                   Director
-------------------------------------
E. B. Robinson, Jr.

/s/ ROSCOE R. ROBINSON*                    Director
-------------------------------------
Roscoe R. Robinson

/s/ JAMES F. SMITH, JR.*                   Director
-------------------------------------
James F. Smith, Jr.

/s/ CAL TURNER, JR.*                       Director
-------------------------------------
Cal Turner, Jr.

/s/ CELIA A. WALLACE*                      Director
-------------------------------------
Celia A. Wallace

/s/ TED H. WELCH*                          Director
-------------------------------------
Ted H. Welch

/s/ J. KELLY WILLIAMS*                     Director
-------------------------------------
J. Kelly Williams
                                           Director
-------------------------------------
David K. Wilson

/s/ TOBY S. WILT*                          Director
-------------------------------------
Toby S. Wilt

/s/ WILLIAM S. WIRE II*                    Director
-------------------------------------
William S. Wire II

*By: /s/ MARY NEIL PRICE
-------------------------------------
      Attorney-in-Fact